As filed with the Securities and Exchange Commission on December 17, 1996
                                                 Registration No. 333-


                        SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C.  20549
                                ____________________

                                       FORM S-1
                               REGISTRATION STATEMENT
                                         UNDER
                             THE SECURITIES ACT OF 1933
                                ____________________

                        CHICAGO BRIDGE & IRON COMPANY N.V.
            (Exact name of registrant as specified in its charter)
                                ____________________

      The Netherlands                   1798                     None

(State or other jurisdiction (Primary Standard Industrial   (I.R.S. Employer
     of incorporation)        Classification Code Number)  Identification No.)

                                    P.O. Box 74658
                                  1070 BR Amsterdam
                                   The Netherlands
                                   31-020-664-4461

 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Robert H. Wolfe, Esq.
                           Chicago Bridge & Iron Company
                            1501 North Division Street
                            Plainfield, Illinois  60544
                                    (815) 439-6000

 (Address, including zip code, and telephone number, including area code, of registrant's agent for service)
                                ____________________

                                      Copies to:

                              Geoffrey E. Liebmann, Esq.
                                Cahill Gordon & Reindel
                                   Eighty Pine Street
                               New York, New York  10005
                                      (212) 701-3000

            Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /_/

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. /_/

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/


                              CALCULATION OF REGISTRATION FEE
===============================================================================


                               :  Proposed          :
                               :  maximum           :
Title of each class of         :  aggregate         :         Amount of
securities to be registered    :  offering price(1) :         registration fee
===============================================================================
                               :                    :
Common Shares, par value       :  $150,000,000      :          $45,455
NLG .01 per share              :                    :
===============================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                                ____________________

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

              SUBJECT TO COMPLETION, DATED DECEMBER 17, 1996

PROSPECTUS
                               Common Shares
                     CHICAGO BRIDGE & IRON COMPANY N.V.


            All of the Common Shares (the "Common Shares") of Chicago Bridge & Iron Company N.V. (the "Issuer") offered hereby are being sold by Chi Bridge Holdings, Inc. (the "Selling Shareholder"), a subsidiary of Praxair, Inc. The Issuer will not receive any of the proceeds from the sale of shares offered hereby. Prior to the offering of the shares offered hereby (the "Offering"), the Issuer was an indirect subsidiary of Praxair, Inc. Upon consummation of the Offering, the Issuer will no longer be a subsidiary of Praxair, Inc. and Praxair, Inc. and its subsidiaries (collectively,
"Praxair"), will continue to own approximately   % of the outstanding Common
Shares.

            Prior to the Offering, there has been no public market for the Common Shares. It is currently estimated that the initial public offering
price will be between $        and $         per share.  See "Underwriting"
for information relating to the factors considered in determining the ini-tial public offering price of the Common Shares.

            The Issuer intends to apply to list the Common Shares on the New York Stock Exchange under the symbol "CBI".

            See "Risk Factors" beginning on page 12 for a discussion of cer-tain factors that should be considered by prospective investors.
                          ________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
        ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                   TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================================
                         Price to      Underwriting    Proceeds to Selling
                        the Public     Discount(1)       Shareholder(2)
-------------------------------------------------------------------------------
Per Share ..........        $              $               $
Total(3)............    $              $               $
===============================================================================

(1) The Issuer and the Selling Shareholder have agreed to indemnify the underwriters (the "Underwriters") against certain liabilities, includ-ing liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting expenses payable by the Issuer estimated at $        .

(3)  The Selling Shareholder has granted the Underwriters an option, exer-
     cisable within    days after the date of this Prospectus, to purchase
     up to      additional Common Shares solely to cover over-allotments, if any. If such option is exercised in full, the total Price to the Pub-lic, Underwriting Discount and Proceeds to Selling Shareholder will be
     $      , $       , and $        , respectively.  See "Underwriting".

            The Common Shares are being offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them sub-ject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to with-draw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Common Shares will be made in New York,
New York on or about           , 1997.



[Lead Underwriters]





             The date of this Prospectus is               , 1997.

Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These Securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

                             [photos to come]











                             ________________

            IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAIN-TAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEV-ELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MAR-KET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            PROSPECTUS SUMMARY

            The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto appear-ing elsewhere in this Prospectus. Unless the context otherwise requires, all references to the "Issuer" herein refer to Chi-cago Bridge & Iron Company N.V., a corporation organized under the laws of The Netherlands, all references to the "Company" or "CB&I" herein refer to the Issuer, together with its predeces-sors and subsidiaries, in each case after giving effect to the Reorganization (as defined below), all references to "Praxair" herein refer to Praxair, Inc. and its subsidiaries and all ref-erences to the "Selling Shareholder" herein refer to Chi Bridge Holdings, Inc. In this Prospectus, references to "guilders" and "NLG" are to Dutch guilders, and references to "dollars," "U.S. $" and "$" are to United States dollars. Unless other-wise indicated, all data in this Prospectus assumes no exercise of the Underwriter's over-allotment option.

                                The Company

            The Company believes it is the leading provider of field erected steel tanks and other steel plate structures, associated systems and related services in North America and one of the leading providers of these specialized products and services in the world. CB&I is a global engineering and construction company specializing in the engineering and design, procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems such as petroleum ter-minals, critical refinery field erected pressure vessels, low temperature and cryogenic storage facilities, elevated water storage tanks and other specialty products and services. The
Company has developed a positive reputation as a provider of these products and services to its customers around the world.
It has completed projects in numerous countries and, through a network of worldwide subsidiaries, has a global infrastructure to compete for projects and service customers around the world.

            The Company's core competencies include its techno-logical expertise (including design engineering and welding and metallurgy), project management, global field erection, global procurement relationships, and safety performance. The Company is focused on the use of technology in the global marketplace to maintain its position in the field erected steel plate structures and related services industry.

            CB&I had revenues of $483.5 million and income from operations of $21.1 million in the first nine months of 1996.
Its backlog of new projects was $456.6 million on September 30,

1996. Approximately 57% of the Company's new business taken in the first nine months of 1996 and 45% in the aggregate over the three year period through 1995 has come from customers which operate in petroleum and petrochemical applications. Other end users to which CB&I sells products and provides services include the chemical, electrical and gas utility, pulp and paper and metals and mining industries, as well as governmental entities.

Recent Developments

            The Company believes that its recent results reflect a significant turnaround. The Company has undergone many changes during 1996. A new management team was appointed and quickly focused the Company on (i) accelerating its ongoing restructuring program (the "Restructuring Program"), (ii) aligning its compensation policies with financial perfor-mance, and (iii) focusing on its competitive advantage and leading position in the field erected steel tank and other steel plate structures and related services industry.

            Restructuring Program. The Company's Restructuring Program was begun in 1994 and was accelerated and refocused during 1996 through the appointment of the new management team. The Restructuring Program, which is aimed at significantly reducing the Company's fixed costs from the levels incurred in 1995 and 1994, has resulted in significant cost savings and is expected to be completed in 1997. A central theme of the Restructuring Program is to apply the Company's core competencies across all of the Company's operations and to operate as a single global business. In the past, the Company had operated as six separate, decentralized and relatively self-contained business units. The Company believes that such a realignment will result in lower costs and increased opportunities for growth. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Restructuring Program."

            Compensation Programs. New management is redesigning the Company's compensation programs. The Company will seek to motivate its executive officers and other management employees through plans which seek to align executive compensation with long-term improvements in shareholder value. See "Management -- Compensation and Benefits -- Executive Compensation -- Long-Term Compensation."

            Competitive Advantage. CB&I believes it has a high level of technical sophistication in an industry in which many other companies have only construction experience. The Company draws competitive advantage and differentiates itself from competitors by combining its technical expertise in design, analysis, research, metallurgy and welding with its ability to mobilize highly trained and motivated work groups around the world to execute full-service on-site contracting jobs.

Business Strategy

            The Company is committed to increasing shareholder value by seeking to continue the success established in the first nine months of 1996 and growing its business in the global marketplace through a combination of strategic initiatives:

            Low Cost Provider. The Company seeks to continuously reduce the cost of its products and services in order to establish a position as a low cost provider in its markets. This requires that all internal operations of the Company be focused on continual productivity improvements.

            Leverage the Global Organization. The Company's six separate worldwide business units are being reorganized to operate as a single business to leverage the Company's existing global organization.

            Geographic Expansion. The Company intends to leverage its significant international experience and expand into new geographic areas where it believes that its ability to rapidly mobilize project management and skilled craft personnel virtually anywhere in the world, combined with global material supply and equipment logistics, provides additional opportunities.

            Capitalize on Core Competencies. The Company seeks to leverage its core competencies into growth opportunities for more projects. Moreover, the Company will enhance this position by utilizing its established customer base and reputation, along with solid name recognition.

            Improved Financial Controls. The Company believes it will improve the management of project profitability through the implementation of new systems which support cost estimating, bidding and project execution.

            Alliances. The Company will look to grow through the use of partnering and strategic alliances and the pursuit of potential acquisitions, if opportunities arise.

History and Background of the Offering

            CB&I was formed in 1889 and has been continually engaged in the engineering and construction industry. See "The

Company." In 1984, CB&I's parent company, CBI Industries, Inc. ("Industries"), diversified and acquired Liquid Carbonic, Inc. In the first quarter of 1996, Praxair acquired all the outstanding common stock of Industries in order to acquire the business of Liquid Carbonic, Inc. At that time Praxair announced its intention to divest the businesses of Industries that were not strategic to Praxair, including the Company.

            Immediately prior to the consummation of the Offering, the Selling Shareholder and certain of its subsidiaries will consummate a reorganization (the "Reorganization") in which the Issuer will become the worldwide holding company for the subsidiaries and operations of the Company. See "Corporate Reorganization."

Corporate Structure

            After the Reorganization, in the United States, Chicago Bridge & Iron Company ("CBIC"), a Delaware corporation, will be the Company's primary holding company for its U.S. operating subsidiaries, and Chicago Bridge & Iron Company B.V. ("CBICBV"), a corporation organized under the laws of The Netherlands, will be the Company's primary holding company for non-United States operations and will serve as the Managing Director of the Issuer. Upon consummation of the Reorganization, both CBIC and CBICBV will be wholly-owned direct subsidiaries of the Issuer. The Issuer maintains its registered office and corporate seat and the principal office of CBICBV at P.O. Box 74658, 1070 BR Amsterdam, The Netherlands, and its telephone number at such address is 31-020-664-4461. The executive office of CBIC is located at 1501 North Division Street, Plainfield, Illinois 60544, and its telephone number at that address is (815) 439-6000.

                               The Offering

Common Shares offered by the
Selling Shareholder ......................        Shares

Common Shares to be outstanding
after the Offering(1) ....................        Shares

Use of Proceeds...........................  The Company will not receive any of the proceeds from the
                                            sale of shares offered hereby.


Proposed New York Stock
  Exchange Symbol.........................  CBI

__________________________

(1)   Does not include         Common Shares which are restricted shares
      subject to certain repurchase rights of the Company granted by the Company in connection with the Offering to certain of its employees
      and       Common Shares issuable upon exercise of options held by
      certain of the Company's employees outstanding at the time of the Offering. See "Management -- Compensation and Benefits -- Executive Compensation -- Long-Term Compensation" and "Management -- Compensation and Benefits -- Special Stock-Based, Long-Term Compensation Related to the Offering."

                               Risk Factors

            Prospective purchasers of the Common Shares should consider carefully all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under the caption "Risk Factors" beginning on page 12 for a discussion of the risks involved in an investment in the Common Shares.

                   SUMMARY HISTORICAL AND PRO FORMA
                   CONSOLIDATED FINANCIAL AND OTHER DATA
             (dollars in thousands, except for per share data)


            The summary historical and pro forma consolidated financial and other data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and accompanying notes thereto and other financial information included elsewhere in this Prospectus.



                                            Historical Information (1)                                      Pro Forma(9)
                            -------------------------------------------------------------------          -----------------
                                                                                              Post-
                                                                                              Praxair
                                                                                              Acquisi-
                                                                                              tion
                                                                                              ---------
                                                                                   Nine       Nine                  Nine
                                                                                   Months     Months     Year       Months
                                                                                   Ended      Ended      Ended      Ended
                                                                                   Sept-      Sept-      Dec-       Sept-
                                         Year Ended December 31,                   ember 30,  ember 30,  ember 31,  ember 30,
                            ------------------------------------------------------
                              1991       1992      1993        1994        1995      1995      1996       1995        1996
                            --------   --------   --------    --------    --------  -------   -------    --------   --------

Income Statement Data:
  Revenues................  $803,339   $799,196   $680,541   $762,803   $621,938   $464,311   $483,531   $621,938   $483,531
  Cost of revenue.........   689,431    677,067    630,860    687,906    604,200    436,659    431,606    589,063    425,866
  Selling and adminis-
    trative expenses......    44,465     44,006     44,193     45,503     43,023     29,427     30,784     45,240     32,209
  Special charge..........        -          -      22,900(6)   9,990(7)   5,230(8)       -          -          -         -
  Income from operations..    69,443     78,123    (17,412)    19,404    (30,515)    (1,775)    21,141    (12,365)    25,456
  Interest expense........     1,262      1,275        298        180        799        835      3,787      4,649      3,787
  Net income (loss).......    49,234     57,330     (9,821)    16,443    (25,606)    (2,077)    10,930    (18,721)    13,934
  Income (loss) per common
    share(2)..............      N/A        N/A        N/A         N/A         N/A         N/A       N/A

Balance Sheet Data:
  Total assets............  $422,254   $410,492   $408,936    $359,912  $356,125   $354,548   $354,490       N/A       N/A
  Total debt..............     5,074      1,000       -           -           -           -     55,000       N/A       N/A
  Total shareholders'
    equity................   161,229    222,027    217,231     183,101   186,507    207,654     95,842       N/A       N/A





                                            Historical Information (1)                                      Pro Forma(9)
                            -------------------------------------------------------------------          -----------------
                                                                                              Post-
                                                                                              Praxair
                                                                                              Acquisi-
                                                                                              tion
                                                                                              ---------
                                                                                      Nine       Nine                  Nine
                                                                                      Months     Months     Year       Months
                                                                                      Ended      Ended      Ended      Ended
                                                                                      Sept-      Sept-      Dec-       Sept-
                                         Year Ended December 31,                      ember 30,  ember 30,  ember 31,  ember 30,
                            ------------------------------------------------------
                              1991       1992       1993        1994        1995        1995       1996       1995       1996
                            --------   --------   --------    --------    --------    --------   ---------  ---------  --------

Selected Financial Data:
  EBIT(3).................  $ 75,820   $ 82,528   ($14,356)   $ 21,056    ($29,324)   $   (530)  $ 21,722   ($11,174)  $26,037
  Depreciation and
    amortization..........    11,159     12,821     16,178      15,569      16,077      10,977     11,713     17,157    11,713
  EBITDA(3)...............    86,979     95,349      1,822      36,625     (13,247)     10,447     33,435      5,983    37,750
  Capital expenditures....    29,811     44,465     19,232      18,772      14,880      11,945      8,075     14,880     8,075

Other Data:
  Number of employees --
    Salaried..............     1,973      1,999      1,824       1,763       1,728       1,697      1,618        N/A       N/A
Hourly and craft..........     5,419      5,227      4,408       4,852       3,483       4,668      3,914        N/A       N/A
  New business taken(4)...  $846,159   $732,415   $782,606    $648,082    $782,878    $547,700   $474,255   $782,878  $474,255
  Backlog(5)..............  $464,478   $364,326   $449,303    $323,343    $470,174    $393,398   $456,599   $470,174  $456,599

---------------
(1) Prior to the first quarter of 1996, the Company was a subsidiary of Industries. During the first quarter of 1996, pursuant to a merger agreement dated December 22, 1995, Industries became a subsidiary of Praxair. This merger transaction was reflected in the consolidated financial statements of the Company as a purchase effective January 1, 1996. The application of purchase accounting resulted in changes to the historical


      basis of various assets. Accordingly, the information provided for periods subsequent to December 31, 1995 is not comparable to the information provided for the earlier periods and dates.

(2) Net income (loss) per common share is not applicable for the historical results as the Company was not a stand-alone entity.

(3) EBIT is defined as net income (loss) before minority interest plus interest and income tax expenses. EBITDA is defined as EBIT plus depreciation and amortization expenses. While EBIT and EBITDA should not be construed as substitutes for operating income (loss) or better measures of liquidity than cash flow from operating activities, which are determined in accordance with United States GAAP, they are included herein to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and any future debt service. EBIT and EBITDA are not necessarily a measure of the Company's ability to fund its cash needs, because they do not include capital expenditures, which the Company expects to continue to be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(4) New business taken represents the value of new contracts awarded to the Company. Contract awards are reported once a commitment is obtained.

(5) Backlog is the value of uncompleted work on customer contracts. The backlog increases with new contract commitments and is reduced as work is performed and revenue recognized or upon cancellations and fluctuates with currency movements.

(6) In 1993, a special charge of $22.9 million was recorded to recognize the expense of two major legal claims of $15.0 million and a $7.9 million write-down of excess, non-performing assets.

(7) In 1994, the Company recorded a special charge of $10.0 million to recognize $17.0 million of expense of a major litigation settlement and $7.0 million gain on the sale of investments.

(8) In 1995, a special charge of $5.2 million comprised of $3.4 million for work force reduction and $1.8 million for write-down of an idle facility.

(9) Pro forma information gives effect to the acquisition of Industries by Praxair and the Offering as if each had occurred on the first day of the period indicated. See "Unaudited Pro Forma Consolidated Income Statements."

                               RISK FACTORS

            Prior to making an investment in the Common Shares, prospective purchasers should consider all of the information set forth in this Prospectus and, in particular, should evaluate the following risk factors:

Operating Risks

            Construction and heavy equipment involve a high degree of operational risk. Natural disasters, adverse weather conditions and operator error can cause personal injury or loss of life, severe damage to and destruction of property, equipment and the environment and suspension of operations. The occurrence of any such event could result in revenue and casualty loss, increased costs and significant liability to third parties. Litigation arising from such an occurrence may result in the Company being named as a defendant in lawsuits asserting substantial claims.

            Although the Company maintains risk management, insurance and safety programs intended to mitigate the effects of loss or damage, there can be no assurance that any such programs will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. An enforceable claim for which the Company is not fully insured could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates that it considers reasonable. See "Business -- Legal Proceedings and Insurance."

Risk Associated with Fixed Price Contracts

            A substantial portion of the Company's projects are currently performed on a fixed price basis, although some projects are performed on a cost reimbursable or day rate basis or some combination of the foregoing. The Company attempts to cover increased costs of changes in labor, material and service costs of its long term contracts (which typically extend from one to three years) either through an estimation of such changes, which is reflected in the original price, or through price adjustment clauses. Despite these attempts, however, the revenue, cost and gross profit realized on a fixed price contract will often vary from the estimated amounts because of unforeseen conditions or changes in job conditions and variations in labor and equipment productivity over the term of the contract. These variations and the risks generally inherent in construction may result in gross profits realized by the

Company being different from those originally estimated and may result in the Company experiencing reduced profitability or losses on projects. Depending on the size of a project, these variations from estimated contract performance could have a material adverse effect on the Company's business, financial condition and results of operations for any period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Contracts."

Risk Associated with Percentage of Completion Accounting

            The Company's contract revenues are recognized using the percentage of completion method. Under this method, estimated contract revenues are accrued based generally on the percentage that costs to date bear to total estimated costs. Estimated contract losses are recognized in full when determined. Accordingly, contract revenues and total cost estimates are reviewed and revised periodically as the work progresses and as change orders are approved, and adjustments based upon the percentage of completion are reflected in contract revenues in the period when such estimates are revised. Such estimates are based on management's reasonable assumptions and experience, and are only estimates. Variation of actual results from such assumptions or the Company's historical experience could be material. To the extent that these adjustments result in a reduction or an elimination of previously reported contract revenues, the Company would recognize a charge against current earnings, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Revenue Recognition."

Fluctuating Revenues and Cash Flow

            The Company is dependent upon major construction projects in cyclical industries, including the petroleum, petrochemical, chemical, pulp and paper, electric and gas utility, and water and wastewater industries, for its revenues and cash flow. The failure to obtain major projects, the delay in awards of major projects, the cancellation of major projects or delays in completion of contracts could result in the under-utilization of the Company's resources which would have an adverse impact on the Company's business, financial condition, results of operations and cash flows. In addition, construction projects for which the Company's services are contracted may require significant expenditures by the Company prior to receipt of relevant payments by a customer. Such expenditures could have an adverse impact on the Company's cash flows.

Substantial Liquidity Requirements

            The Company's operations require significant amounts of working capital for acquisitions of and improvements to significant amounts of heavy-duty equipment and for the procurement of materials for contracts to be performed over relatively long periods of time. In addition, the Company's contract arrangements with customers frequently require the Company to provide bid and performance bonds or letters of credit to par-tially secure the Company's obligations under its bids and/or contracts as well as requiring significant expenditures prior to receipt of payments. Furthermore, the Company's customers will often retain a portion (generally about 10%) of amounts otherwise payable to the Company during the course of a project as a guarantee of completion of such project. See
"-- Fluctuating Revenues and Cash Flow."

            The Company conducts all of its operations through subsidiaries of the Issuer and joint ventures between such subsidiaries and third parties. Accordingly, a substantial amount of the Issuer's consolidated assets are held by, and a substantial part of the Issuer's consolidated cash flows are attributable to, such subsidiaries and joint ventures. As a result, the Issuer's liquidity is substantially dependent upon its ability to obtain a flow of funds from such subsidiaries and joint ventures. Certain subsidiaries and joint ventures may incur substantial indebtedness to third parties, the terms of which may restrict the ability of the Issuer to obtain funds from the applicable subsidiaries and/or joint ventures. In addition, the arrangements governing certain of the Company's joint ventures require approval of the other parties to those joint ventures before distribution can be made to the parties. These restrictions could constrain the Issuer's liquidity and, as a result, the Issuer's ability to pay dividends or the Company's ability to secure future financings and could have a material adverse effect on the Company's business, financial condition and results of operations.

Risks of International Operations

            The Company is a global contractor, with approximately 67% of its new business taken in the first nine months of 1996 relating to projects outside the United States. Since the operations of the Company are carried out internationally, they are subject to certain political, economic and other uncertainties, including, among others, risks of war, expropriation or nationalization of assets, renegotiation or nullification of existing contracts, changing political conditions, changing laws and policies affecting trade and investment, overlap of different tax structures, and the general hazards associated with the assertion of sovereignty over certain areas in which operations are conducted. Additionally, various jurisdictions have laws limiting the right and ability of subsidiaries and joint ventures to pay dividends and remit earnings to affiliated companies, unless specified conditions precedent are met.

            As the Company's functional currency is the United States dollar, its non-U.S. operations sometimes face the additional risks of fluctuating currency values, hard currency shortages and controls on currency exchange. Through its contracts with its customers, the Company attempts to limit its exposure to currency fluctuations by attempting to match anticipated non-U.S. currency contract receipts with anticipated like non-U.S. currency disbursements. To the extent that it is unable to match the anticipated non-U.S. currency receipts and disbursements related to its contracts, the Company generally enters, if the Company believes it is warranted under the circumstances, into forward exchange contracts to hedge non-U.S. currency transactions on a continuing basis for periods consistent with its committed exposures. Because the Company generally does not hedge beyond its contract exposure, the Company believes this practice minimizes the impact of non-U.S. exchange rate movements on the Company's results of operations. There can be no assurance, however, that the attempted matching of non-U.S. currency receipts with disbursements or hedging activity will adequately moderate the risk of currency fluctuations which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Geographic Markets."

Potential Environmental Liability

            The Company's operations and properties are affected by numerous national, federal, state and local environmental protection laws and regulations, such as those governing discharges to air and water, as well as the handling and disposal of solid and hazardous wastes. The requirements of these laws and regulations have tended to become increasingly stringent, complex and costly to comply with. There can be no assurance that such laws and regulations or their interpretation will not change in the future in a manner that could materially and adversely affect the Company. In addition, the Company may be subject to claims alleging personal injury or property damage as a result of alleged exposure to toxic and hazardous substances. Certain environmental laws, such as the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA" or "Superfund") in the United States, provide for strict and joint and several liability for investigation and remediation of spills and other releases of toxic and hazardous substances. Such laws may apply to conditions at properties currently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located. The Company can give no assurance that it, or entities for which it may be responsible, will not incur such liability in connection with the investigation and remediation of facilities it currently owns or operates (or formerly owned or operated) or other locations in a manner that could materially and adversely affect the Company. See "Business -- Governmental Regulations -- Environmental" and "Business -- Legal Proceedings and Insurance."

            The Company's business sometimes involves working around and with volatile, toxic and hazardous substances, which exposes it to risks of liability for personal injury or property damage caused by any release, spill, or other accident involving such substances that occurs as a result of the conduct of its business. The Company and various other companies in its industry have been unable to obtain adequate environmental damage or pollution insurance at a reasonable cost. Although the Company maintains general liability insurance, this insurance is subject to coverage limitations, deductibles and exclusions and may exclude coverage for losses or liabilities relating to pollution damage. Therefore, there can be no assurance that liabilities that may be incurred by the Company will be covered by its insurance policies, or, if covered, that the dollar amount of such liabilities will not exceed the Company's policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regu-lations -- Environmental."

Governmental Regulations

            Many aspects of the Company's operations are subject to governmental regulations in the countries in which the Company operates, including those relating to currency conversion and repatriation, taxation of its earnings and earnings of its personnel, and its use of local employees and suppliers. In addition, in recent years demand from the worldwide petroleum and petrochemical industry has been the largest sector of the Company's revenues, and the Company is therefore affected by changing taxes, price controls and laws and regulations relating to the petroleum and petrochemical industries generally. The Company's operations are also subject to the risk of changes in laws and policies in the various jurisdictions in which the Company operates which may impose restrictions on the Company, including trade restrictions, that could have a material adverse effect on the Company's business, financial condition and results of operations. Other types of government regulation which could, if enacted or implemented, materially and adversely affect the Company's operations include expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts directed at specific countries or companies, embargoes, extensive import restrictions or other trade barriers, mandatory sourcing rules and unrealistically high labor rates and fuel price regulation. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in or new interpretations of existing regulations. See "Business -- Governmental Regulations -- General."

Dependence on Petroleum and Petrochemical Industry

            In recent years, demand from the worldwide petroleum and petrochemical industry has been the largest sector of the Company's revenues, and accounted for 57% of new business taken in the first nine months of 1996. Numerous factors influence capital expenditure decisions in the petroleum and petrochemical industry, including current and projected oil and gas prices; exploration, extraction, production and transportation costs; the discovery rate of new oil and gas reserves; the sale and expiration dates of leases and concessions; local and international political and economic conditions; technological advances; and the abilities of oil and gas companies to generate capital. These factors are beyond the control of the Company. Therefore, no assurance can be given that the Company's business, financial condition and results of operations will not be adversely affected because of reduced activity in the oil and gas industry. See "Business -- Customers."

Competition

            Several large companies offer metal plate products and services that compete with some, but not all, of those of the Company. Local and regional companies offer competition in one or more geographical areas and in certain product lines. Quality, reputation, delivery and price are the principal methods of competition within the industry. Competition is based primarily on performance and the ability to provide the design, engineering, fabrication, project and construction management and construction services required to complete projects in a timely and cost-efficient manner. Contracts are usually awarded on a competitive bid basis. Although the Company believes customers consider, among other things, the availability and technical capabilities of equipment and personnel, efficiency, condition of equipment, safety record and reputa-tion, price competition is currently a primary factor in determining which qualified contractor with available equipment is awarded a contract.

            In recent years, competition has resulted in substantial pressure on pricing and operating margins. The Company expects overcapacity and other competitive pressures in the industry to continue for the foreseeable future. Several of the Company's competitors may have substantially greater capital resources, experience, sales and marketing capabilities and broader product and service offerings than the Company and are well established in their respective markets. The Company's competitors, either alone or together with competitors having sufficient resources, could engage in a variety of actions that may have the effect of delaying or preventing the implementation of the Company's business strategy. These activities may include aggressive price competition, offering a higher level of customer service, and efforts to recruit the Company's customers. There can be no assurance that the Company's competi-tors will not substantially increase their commitment of resources devoted to competing aggressively with the Company or that the Company will be able to compete profitably with its competitors. Given the nature of the construction industry, certain of the Company's costs, including construction equipment and personnel, are essentially fixed over the short term. In order to avoid additional expenses associated with temporarily idling equipment and personnel, the Company may from time to time choose to bid its, and its competitors may bid their, services out for hire at less than attractive rates, depending on the prevailing contractual rates in a given region. See "Business -- Competition."

Reliance on Key Personnel

            The Company's success depends to a significant extent upon the performance of its key employees, the loss of one or more of whom could have a material adverse effect on the Company's business, financial condition and results of operations. The Company carries no key-man life insurance. The Company believes that its future success will also depend in large part on its ability to attract and retain highly skilled managerial, supervisory, technical, sales and marketing personnel, who are in great demand. There can be no assurance that the Company will be successful in attracting or retaining such personnel, and the failure to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition and results of operations.

Uncertainty in Enforcing United States Judgments Against Netherlands Corporations, Directors and Others

            Judgments of United States courts, including judgments against the Issuer or members of its management or supervisory boards predicated on the civil liability provisions of the federal or state securities laws of the United States, may be difficult to enforce in The Netherlands. See "Service of Process and Enforcement of Civil Liabilities."

Possible Antitakeover Effects

            The Issuer's Articles of Association and the applicable law of The Netherlands contain provisions that may be deemed to have anti-takeover effects. Among other things, these provisions provide for a staggered board of supervisory directors and a binding nomination process. Such provisions may delay, defer or prevent a takeover attempt that a share-holder might consider in the best interest of the Company's shareholders. See "Description of Share Capital." In addition, certain United States tax laws may discourage third parties from accumulating significant blocks of the Common Shares. See "Taxation -- United States Federal Income Taxes -- Foreign Personal Holding Company Classification" and "Taxation -- United States Federal Income Taxes -- Controlled Foreign Corporation Classification."

New Status as Independent Entity

            Prior to the Offering, the Issuer was an indirect wholly owned subsidiary of Industries, a subsidiary of Praxair, and the Company has depended upon Industries and Praxair for certain financial and administrative support. Upon completion of the Offering, the Company will be responsible for its own financing and administering its own treasury, cash management, accounting, legal, tax, insurance, human resources and other services (after an interim transition period during which Praxair will continue to provide certain of such services for specified fees). The Company is expected to incur additional general and administrative expenses estimated to be approximately $1.9 million annually in connection with the Company's status as an independent publicly traded company. In addition, the Company generates significant revenue from services provided to Praxair and its affiliates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Certain Transactions; Relationship with Praxair."

Risks of Joint Venture Operations

            The Company conducts a significant portion of its operations through joint ventures, all of which the Company manages. In 1995, approximately 18% of the Company's consolidated revenues were derived from its joint ventures. At any given time, the revenues or new business taken of a particular joint venture could be significant. The Company's joint venture partners may from time to time have economic or business interests or goals which are inconsistent with the business interests or goals of the Company. The Company may not have control over the operations or assets of a joint venture if the joint venture agreements so provide. Even in those joint ventures managed by the Company, the Company may be required to consider the interests of its joint venture partners in connection with decisions concerning the operations of the joint ventures. In addition, the Company may be dependent, from time to time, on its ability to obtain funds from its subsidiaries and joint ventures in order to service its indebtedness or to pay dividends. In addition, the Company's subsidiaries and joint ventures may face governmentally imposed restrictions, from time to time, on their ability to transfer funds to the Company. See
"-- Substantial Liquidity Requirements." The Company also faces the risk that a joint venture partner may be unable to meet its economic or other obligations and that the Company may be required or choose to fulfill those obligations.

Selling Shareholder Influence over the Company

            The Selling Shareholder will own 100% of the outstanding Common Shares immediately prior to the consummation of the Offering. Upon completion of the Offering, the Selling Shareholder will own approximately
  % ( % if the Underwriters' over-allotment option is exercised in full) of the then outstanding Common Shares (in each case, excluding outstanding Common Shares which are restricted shares subject to certain repurchase rights of the Company granted by the Company in connection with the Offering to certain of its employees. See "Management -- Compensation and Benefits -- Special Long-Term, Stock-Based Compensation Related to the
Offering").  In addition, until            the Selling Shareholder will be
entitled to recommend the nomination of certain of its designees as directors of the Issuer. As a result, the Selling Shareholder will be in a position to influence the management and affairs of the Company. Furthermore, the Company and Praxair have entered into various agreements in connection with the Reorganization and the Offering. See "Management -- Supervisory Board," "Certain Transactions; Relationship with Praxair" and "Description of Share Capital."

Shares Eligible for Future Sale; Registration Rights

            Upon completion of the Offering, the Issuer will have
outstanding Common Shares, including     Common Shares owned by the Selling
Shareholder (      if the Underwriters' overallotment option is exercised
in full) and the    restricted Common Shares granted to certain of the
Company's officers and other employees as described under "Management -- compensation and Benefits -- Special Stock - Based, Long-Term Compensation
Related to the Offering."  The     Common Shares (      if the Underwriters'
over-allotment option is exercised in full) offered hereby will be eligible for sale in the public market after the completion of the Offering, except for any shares purchased by an "affiliate" of the Issuer, which will be subject to the resale limitations of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). In the underwriting agreement (the "Underwriting Agreement") among the Issuer, the Selling Shareholder and the Underwriters, the Issuer and the Selling Shareholder, as well as certain directors and executive officers of the Company, will agree (subject to
certain exceptions) not to sell any Common Shares for a period of    days
after the date of this Prospectus without the prior consent of the representatives of the Underwriters. Upon the expiration, or waiver, of the restrictions contained in the Underwriting Agreement, the remaining outstanding Common Shares will be "restricted securities" for purposes of Rule 144, and may not be resold unless registered under the Securities Act or sold pursuant to an exemption from registration thereunder. Praxair has certain rights to require the Issuer to register Common Shares held by the Selling Shareholder (or its transferee) for sale under the Securities Act to permit the public sale of such shares. Significant sales of Common
Shares (whether such shares are currently outstanding or subsequently issued) under a registration statement, pursuant to Rule 144 or otherwise in the future, or the prospect of such sales, may depress the price of the Common Shares or any market that may develop, and may also render difficult the sale of the Common Shares purchased by investors hereunder. See
"Certain Transactions; Relationship with Praxair -- Registration Rights Agreement" and "Shares Eligible for Future Sale."

Absence of Prior Public Market; Possible Volatility of Share Price

            Prior to the Offering, there has been no public market for the Common Shares and there can be no assurance that an active trading market will develop or be sustained in the future. The initial public offering price of the Common Shares has been determined solely by negotiations among the Issuer, the Selling Shareholder and the representatives of the Under-writers and does not necessarily reflect the market price of the Common Shares after completion of the Offering or the price at which Common Shares may be sold in the public market after the Offering. See "Underwriting" for information relating to the method of determining the initial public offering price of the Common Shares. The market price of the Common Shares after the Offering could be subject to significant fluctuations in response to various factors, including variations in quarterly operating results, future announcements concerning the Company or its competitors, interest rates, the depth and liquidity of the market for the Common Shares, investor perceptions of the Company and general economic, market and other conditions.

Dilution

            The initial public offering price per share of Common Shares will exceed the net tangible book value per Common Share. Accordingly, the purchasers of the Common Shares offered hereby will experience immediate
and substantial dilution of $       in their investment (assuming an
initial public offering price of $           per share, the mid-point of
the price range as set forth on the cover page of this Prospectus). Additional dilution may occur following the exercise by management and other employees of options to purchase Common Shares granted in the future under the Company's option plans and agreements or purchases of shares under employee share purchase plans. See "Dilution" and "Management -- Compensation and Benefits -- Executive Compensation -- Long-Term Compensation" and "Management -- Employee Share Purchase Plan."

Risk of Being Classified as a Foreign Personal Holding Company

            If certain events occur, the Issuer or any of its non-U.S. Subsidiaries may be classified, for U.S. tax purposes, as a Foreign Personal Holding Company ("FPHC"). The events which would trigger the classification as an FPHC are beyond the control of the Company. The Issuer would be classified as an FPHC if in any taxable year five or fewer individuals who are U.S. citizens or residents own (directly or constructively through certain attribution rules) more than 50% of the voting power or the value of the outstanding Common Shares. If the Issuer were to be classified as a FPHC, this would generally require each U.S. shareholder who held Common Shares on the last day of the Company's taxable year to include in such shareholder's gross income as a dividend that shareholder's pro rata portion of undistributed income of the Issuer and of any non-U.S. Subsidiaries that are also FPHCs. The Issuer believes that it will not be an FPHC at the time of the Offering made by this Prospectus. However, there can be no assurance that the Issuer or any of its non-U.S. subsidiaries will not be classified as FPHCs in the future. See "Taxation -- United States

Federal Income Taxes -- Foreign Personal Holding Company Classification."

Risk of Being Classified as a Controlled Foreign Corporation

            The Issuer is incorporated in The Netherlands and is not a "controlled foreign corporation" for purposes of U.S. tax law. However, given Praxair's continued ownership, the Company may be classified as a controlled foreign corporation if any United States person acquires
        % or more of the shares of the Issuer. There is no assurance that the Issuer will not be determined to be a controlled foreign corporation in the future. In the event that such a determination were made, all U.S. holders of 10% or more of the shares of the Issuer will be subject to taxation under Subpart F of the United States Internal Revenue Code of 1986, as amended (the "Code"). The ultimate consequences of this determination are fact-specific to each 10% or greater (including ownership through the attribution rules of Section 958 of the Code) U.S. shareholder. The Issuer and its non-U.S. subsidiaries will carry out their activities in a manner which the Company believes will not constitute the conduct of a trade or business in the United States. Accordingly, although the Company reports taxable income and pays taxes in the countries where it operates, the Company believes that income earned by the Issuer and its non-U.S. subsidiaries from operations outside the United States is not reportable in the United States for tax purposes and is not subject to U.S. income tax. If income earned by the Issuer or its non-U.S. subsidiaries from operations outside the United States is determined to be income effectively connected to a United States trade or business and as a result becomes taxable in the United States, the Company could be subject to U.S. taxes on a basis significantly more adverse than generally would apply to such business operations. If the Company were to be deemed to be subject to such taxes, there can be no assurance that the Company's business, financial condition and results of operations will not be materially and adversely affected. See "Taxation -- United States Federal Income Taxes -- Controlled Foreign Corporation Classification."

                              DIVIDEND POLICY

            It is anticipated that following the consummation of the Offering, the Issuer will initially pay quarterly cash dividends which, on
an annual basis, will aggregate $    per Common Share and which may be
changed over time as its earnings and prospects warrant. However, no such dividend has been declared and the declaration and payment of dividends will be a business decision to be made by the Management Board and the Supervisory Board (each as defined below under "Management") of the Issuer from time to time, subject to the determination by shareholders at a general meeting, and based on a variety of factors, including among others, the Company's earnings, financial position, capital needs and such other considerations as the Management Board and the Supervisory Board deem relevant as well as any restrictions under the Issuer's debt instruments. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Share Capital -- Summary of Certain Provisions of the Articles of Association and Other Matters -- Dividends." The Issuer's first dividend
is expected to be payable on           , 1997 to shareholders of record at
the close of business on           , 1997.  Although under Dutch law
dividends generally are paid annually after being approved at a general meeting of shareholders, quarterly dividends in anticipation of an annual dividend may be distributed by a company's management board, with the approval of its supervisory board. See "Description of Share Capital -- Summary of Certain Provisions of the Articles of Association and Other Matters -- Dividends."

            The Issuer is a newly formed corporation with no accumulated earnings and profits for U.S. federal income tax purposes. If the Issuer declares dividends in the Issuer's first taxable year after the Offering in excess of the Issuer's current earnings and profits for such year, the excess of the dividend paid with respect to a particular class of the Issu-er's shares over the earnings and profits allocable to such class of shares shall be treated for United States federal income tax purposes as a return of capital to the extent of the shareholder's basis in the shares, and a capital gain to the extent of any amount of such excess distributed to the shareholder in excess of such basis.

            The Issuer is a holding company that derives all of its cash flow from its subsidiaries. Consequently, the Issuer's ability to pay dividends is dependent on the earnings of its subsidiaries and the receipt by the Issuer of distributions from such subsidiaries. In addition, bank facilities or other credit arrangements which the Company may enter into may limit the Issuer's ability to pay dividends. See "Risk Factors -- Substantial Liquidity Requirements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 DILUTION

            Dilution is the reduction in the value of a purchaser's investment in Common Shares measured by the difference between the purchase price per share and the net tangible book value per Common Share after the purchase. Giving effect to the Reorganization, the consolidated net tangible book value of the Issuer as of September 30, 1996 was $83.8
million or $       per share and, after giving effect to the Offering (at
assumed initial public offering price of $           per share, the mid-
point of the price range as set forth on the cover page of this Prospectus and including the deduction of estimated offering expenses payable by the
Issuer), was $     million or $       per share.  The net tangible book
value per share is determined by dividing the consolidated net tangible book value of the Issuer by the number of Common Shares outstanding at that date. The consolidated net tangible book value of the Issuer represents its total assets less its total liabilities and intangible assets (consisting primarily of goodwill). Without taking into account any other changes in such consolidated net tangible book value after September 30, 1996, other than to give effect to the sale of the Common Shares offered
hereby (at assumed initial public offering price of $           per share,
the mid-point of the price range as set forth on the cover page of this Prospectus), purchasers of Common Shares in the Offering would experience
immediate dilution of $       per share, which is equal to the difference
between the assumed initial public offering price and the net tangible book value per Common Share as of September 30, 1996. The following table illustrates this per share dilution:

      Assumed initial public offering price per share ..............  $

      Net tangible book value per share as of September 30,
        1996 after giving effect to the Offering ...................   ____

      Dilution per share to purchasers in the Offering .............  $____

                              USE OF PROCEEDS

            The net proceeds to the Selling Shareholder from the sale of
the Common Shares in the Offering are estimated to be $    million, after
deducting estimated underwriting discounts and commissions. The Company will not receive any of the proceeds from the sale of Common Shares in the Offering.

                         CORPORATE REORGANIZATION

            Prior to the consummation of the Offering, the Selling Shareholder and certain of its subsidiaries will consummate the Reorganization whereby (i) Chicago Bridge & Iron Company ("CBIC"), which is currently a direct subsidiary of the Selling Shareholder (which is also the immediate parent of the Issuer), will declare and pay a dividend of
approximately $       million to the Selling Shareholder; (ii) the shares
of substantially all of CBIC's non-U.S. subsidiaries will be transferred by dividend to the Selling Shareholder and contributed to the Issuer in exchange for additional Common Shares of the Issuer and then contributed by the Issuer to Chicago Bridge & Iron Company B.V. ("CBICBV"); and (iii) the Selling Shareholder will contribute the shares of CBIC to the Issuer in exchange for additional Common Shares of the Issuer.

                              CAPITALIZATION
                          (dollars in thousands)

            The following table sets forth the cash, consolidated short-term debt and capitalization of the Company at September 30, 1996 (after giving effect to the Reorganization) and as adjusted to give effect to the Offering and the Reorganization. This table should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                            As of September 30, 1996
                                        ---------------------------------

                                        Actual(1)          As Adjusted(2)
                                        ---------          --------------

Cash and cash equivalents.............  $ 20,013             $
                                        ========             ========
Short-term notes payable..............  $  1,218             $  1,218

Long-term debt to Praxair.............    55,000               55,000

SHAREHOLDERS' EQUITY:
      Common stock, NLG .01 par value,
        50,000,000 authorized,
        issued and outstanding.........
      Additional paid-in capital.......
      Retained earnings................        -                   -
      Cumulative translation
        adjustment.....................     (644)               (644)

          Total shareholders' equity...
                                          --------             --------
            Total capitalization.......   $                    $
                                          ========             ========

--------------------

(1) Reflects amounts after giving effect to the Reorganization.
(2) Reflects amounts after giving effect to the Reorganization and the Offering.

                   SELECTED HISTORICAL AND PRO FORMA
                   CONSOLIDATED FINANCIAL AND OTHER DATA
             (dollars in thousands, except for per share data)


            The following table sets forth Selected Historical and Pro Forma Consolidated Financial and Other Data for the periods and as of the dates indicated. The selected historical consolidated statement of operations data for each of the years in the three-year period ended December 31, 1995 and the selected historical consolidated balance sheet data as of December 31, 1995 and 1994 have been derived from, and are qualified by reference to, the Audited Consolidated Financial Statements of the Company included elsewhere in this Prospectus. The selected historical consolidated statement of operations data for each of the years in the two-year period ended December 31, 1992 and the selected historical consolidated balance sheet data as of December 31, 1993, 1992 and 1991 and as of September 30, 1995 have been derived from the Company's unaudited financial statements. The selected historical consolidated unaudited financial data set forth below for the nine-month periods ended September 30, 1996 and 1995 and as of September 30, 1996 have been derived from, and are qualified by reference to, the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus and include all adjustments, consisting of normal recurring adjustments, which management considers necessary for a fair presentation of the financial position and the results of operations of the Company for such periods. Results for the interim periods are not necessarily indicative of the results for the full year. The selected historical and pro forma consolidated financial and other data set forth below should be read in conjunction with, and are qualified by reference to, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and accompanying notes thereto and other financial information included elsewhere in this Prospectus.



                                            Historical Information (1)                                      Pro Forma(9)
                            -------------------------------------------------------------------          -----------------
                                                                                                 Post-
                                                                                                 Praxair
                                                                                                 Acquisi-
                                                                                                 tion
                                                                                                 ---------
                                                                                     Nine       Nine                  Nine
                                                                                     Months     Months     Year       Months
                                                                                     Ended      Ended      Ended      Ended
                                                                                     Sept-      Sept-      Dec-       Sept-
                                         Year Ended December 31,                     ember 30,  ember 30,  ember 31,  ember 30,
                            ------------------------------------------------------
                             1991       1992       1993        1994        1995       1995       1996       1995      1996
                            --------   --------   --------    --------    --------   ---------  ---------  --------   --------


Income Statement Data:
  Revenues................  $803,339   $799,196   $680,541    $762,803    $621,938   $464,311   $483,531   $621,938 $483,531
  Cost of revenue.........   689,431    677,067    630,860     687,906     604,200    436,659    431,606    589,063  425,866
  Selling and adminis-
    trative expenses......    44,465     44,006     44,193      45,503      43,023     29,427     30,784     45,240   32,209
  Special charge..........        -          -      22,900(6)    9,990(7)    5,230(8)       -          -          -        -
  Income from operations..    69,443     78,123    (17,412)     19,404     (30,515)    (1,775)    21,141   (12,365)   25,456
  Interest expense........     1,262      1,275        298         180         799        835      3,787     4,649     3,787
  Net income (loss).......    49,234     57,330     (9,821)     16,443     (25,606)    (2,077)    10,930   (18,721)   13,934
  Income (loss) per common
    share(2)..............      N/A        N/A        N/A         N/A         N/A         N/A       N/A

Balance Sheet Data:
  Total assets............  $422,254   $410,492   $408,936    $359,912    $356,125   $354,548   $354,490       N/A       N/A
  Total debt..............     5,074      1,000     -           -           -           -          55,000      N/A       N/A
  Total shareholders'
    equity................   161,229    222,027    217,231     183,101     186,507    207,654     95,842       N/A       N/A





                                            Historical Information (1)                                      Pro Forma(9)
                            -------------------------------------------------------------------          -----------------
                                                                                              Post-
                                                                                              Praxair
                                                                                              Acquisi-
                                                                                              tion
                                                                                              ---------
                                                                                      Nine       Nine                  Nine
                                                                                      Months     Months     Year       Months
                                                                                      Ended      Ended      Ended      Ended
                                                                                      Sept-      Sept-      Dec-       Sept-
                                         Year Ended December 31,                      ember 30,  ember 30,  ember 31,  ember 30,
                            ------------------------------------------------------
                            1991       1992       1993        1994        1995         1995       1996       1995       1996
                          --------   --------   --------    --------    --------     ---------  ---------  --------- ---------

Selected Financial Data:
  EBIT(3).................  $ 75,820   $ 82,528   ($14,356)   $ 21,056    ($29,324)   $   (530)  $ 21,722   ($11,174) $26,037
  Depreciation and
    amortization..........    11,159     12,821     16,178      15,569      16,077      10,977     11,713     17,157   11,713
  EBITDA(3)...............    86,979     95,349      1,822      36,625     (13,247)     10,447     33,435      5,983   37,750
  Capital expenditures....    29,811     44,465     19,232      18,772      14,880      11,945      8,075     14,880    8,075

Other Data:
  Number of employees --
    Salaried..............     1,973      1,999      1,824       1,763       1,728       1,697      1,618   N/A        N/A
    Hourly and craft......     5,419      5,227      4,408       4,852       3,483       4,668      3,914   N/A        N/A
  New business taken(4)...  $846,159   $732,415   $782,606    $648,082    $782,878    $547,700   $474,255   $782,878 $474,255
  Backlog(5)..............  $464,478   $364,326   $449,303    $323,343    $470,174    $393,398   $456,599   $470,174 $456,599

---------------
(1) Prior to the first quarter of 1996, the Company was a subsidiary of Industries. During the first quarter of 1996, pursuant to a merger agreement dated December 22, 1995, Industries became a subsidiary of Praxair. This merger transaction was reflected in the consolidated financial statements of the Company as a purchase effective January 1, 1996. The application of purchase accounting resulted in changes to the historical basis of various assets. Accordingly, the information provided for periods subsequent to December 31, 1995 is not comparable to the information provided for the earlier periods and dates.

(2) Net income (loss) per common share is not applicable for the historical results as the Company was not a stand-alone entity.

(3) EBIT is defined as net income (loss) before minority interest plus interest and income tax expenses. EBITDA is defined as EBIT plus depreciation and amortization expenses. While EBIT and EBITDA should not be construed as substitutes for operating income (loss) or better measures of liquidity than cash flow from operating activities, which are determined in accordance with United States GAAP, they are included herein to provide additional information regarding the ability of the Company to meet its capital expenditures, working capital requirements and any future debt service. EBIT and EBITDA are not necessarily a measure of the Company's ability to fund its cash needs, because they do not include capital expenditures, which the Company expects to continue to be significant. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

(4) New business taken represents the value of new contracts awarded to the Company. Contract awards are reported once a commitment is obtained.

(5) Backlog is the value of uncompleted work on customer contracts. The backlog increases with new contract commitments and is reduced as work is performed and revenue recognized or upon cancellations and fluctuates with currency movements.

(6) In 1993, a special charge of $22.9 million was recorded to recognize the expense of two major legal claims of $15.0 million and a $7.9 million write-down of excess, non-performing assets.

(7) In 1994, the Company recorded a special charge of $10.0 million to recognize $17.0 million of expense of a major litigation settlement and $7.0 million gain on the sale of investments.

(8) In 1995, a special charge of $5.2 million comprised of $3.4 million for work force reduction and $1.8 million for write-down of an idle facility.

(9) Pro forma information gives effect to the acquisition of Industries by Praxair and the Offering as if each had occurred on the first day of the period indicated. See "Unaudited Pro Forma Consolidated Income Statements."

            UNAUDITED PRO FORMA CONSOLIDATED INCOME STATEMENTS

            The following Unaudited Pro Forma Consolidated Income Statements for the year ended December 31, 1995 and the nine-month period ended September 30, 1996 give effect to the acquisition of Industries by Praxair and the Offering as if each had occurred at the beginning of the period indicated. The Unaudited Pro Forma Consolidated Income Statements are based on the historical financial statements of the Company and the assumptions and adjustments described in the accompanying notes.

            The Unaudited Pro Forma Consolidated Income Statements are based upon assumptions that the Company believes are reasonable and should be read in conjunction with the Consolidated Financial Statements of the Company and the accompanying notes thereto included elsewhere in this Prospectus. The unaudited pro forma data are not designed to represent and do not represent what the Company's results of operations actually would have been had the acquisition by Praxair and the Offering been completed as of the beginning of the periods indicated, or to project the Company's results of operations at any future date or for any future period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                Unaudited Pro Forma Consolidated Income Statement
                  (dollars in thousands, except per share data)

                                                               Year Ended December 31, 1995
                                                       ----------------------------------------------

                                                                           Pro Forma           As
                                                         Historical       Adjustments       Adjusted
                                                         ----------      ------------      ---------

Revenues...............................................  $621,938            -             $621,938
Cost of revenues.......................................   604,200        $(15,137) (1)      589,063
                                                         --------        --------          --------
  Gross profit.........................................    17,738          15,137            32,875
Selling and administrative expenses....................    43,023           2,217  (2)       45,240
Special charge.........................................     5,230          (5,230) (3)         -
                                                         --------        --------          --------
  Income (loss) from operations........................   (30,515)         18,150           (12,365)
Interest expense.......................................      (799)         (3,850) (4)       (4,649)
Other income...........................................     1,191                             1,191
                                                         --------        --------          --------
  Income (loss) before taxes and minority interest.....   (30,123)         14,300           (15,823)
Income tax expense (benefit)...........................    (8,093)          7,415  (5)         (678)
                                                         --------        --------          --------
  Income (loss) before minority interest...............   (22,030)          6,885           (15,145)
Minority interest in income............................     3,576            -                3,576
                                                         -------         --------          --------
  Net income (loss)....................................  $(25,606)       $  6,885          $(18,721)
                                                         ========        ========          ========
Pro forma net income (loss) per common share...........                                    $(       ) (6)

________________________

(1) Reflects cost savings of $15,900 from workforce reductions and the closing of facilities, net of a $763 increase in depreciation expense as a result of the January 1, 1996 purchase accounting adjustment to increase the value of fixed assets.

(2) Reflects an increase of $1,900 for administrative expenses expected to be incurred in connection with being a public corporation, as well as the amortization of goodwill of $317 based on total goodwill of $12,673. Goodwill was recorded as a result of the acquisition of Industries by Praxair and is being amortized over 40 years.

(3) Represents the elimination of the special charge for restructurin reserves.

(4) Represents an increase in interest expense associated with the assumption by the Company of $55 million of the debt of Industries to the Company's financial statements. The debt bears interest at a fixed rate of 7%.

(5) Represents an adjustment for income taxes in order to (a) present the consolidated tax provision as if the Company filed a separate tax return and (b) record the income tax effects of the pro forma adjustments.

(6)  Pro forma net income per share is based on      Common Shares outstanding.


      In conjunction with the Offering, certain of the Company's officers and management employees will receive awards of restricted Common Shares which generally vest no earlier than the third anniversary of the award date. The pro forma information set forth herein does not reflect any costs which may be associated with such awards.



           Unaudited Pro Forma Consolidated Income Statement
             (dollars in thousands, except per share data)

                                                            Nine Months Ended September 30, 1996
                                                       ----------------------------------------------

                                                                          Pro Forma            As
                                                         Historical      Adjustments        Adjusted
                                                         ----------      ------------      ---------

Revenues...............................................  $ 483,531            -            $ 483,531
Cost of revenues.......................................    431,606       $  (5,740) (1)      425,866
                                                         --------        ---------         ---------
  Gross profit.........................................     51,925           5,740            57,665
Selling and administrative expense.....................     30,784           1,425  (2)       32,209
                                                         ---------       ---------         ---------
  Income (loss) from operations........................     21,141           4,315            25,456
Interest expense.......................................     (3,787)           -               (3,787)
Other income...........................................        581            -                  581
                                                         ---------       ---------         ---------
  Income (loss) before taxes and minority interest.....     17,935           4,315            22,250
Income tax expense (recovery)..........................      4,674           1,311  (3)        5,985
                                                         ---------       ---------         ---------
  Income (loss) before minority interest...............     13,261           3,004            16,265
Minority interest in income............................      2,331            -                2,331
                                                         ---------       ---------         ---------
  Net income (loss)....................................  $  10,930       $   3,004         $  13,934
                                                         =========       =========         =========

Pro forma net income (loss) per common share...........                                    $          (4)
                                                                                           =========

--------------------

(1) Includes cost savings of $8,740 from workforce reductions and the closing of facilities, net of an additional $3,000 of employee benefit costs related to anticipated changes in benefit programs.

(2) Represents an estimate of $1,425 for the increase in administrative expenses as a result of being a public corporation.

(3)  Represents the income tax effects of the pro forma adjustments.

(4)  Pro forma net income per share is based on     Common Shares outstanding.



            In conjunction with the Offering, certain of the Company's officers and management employees will receive awards of restricted Common Shares which generally vest no earlier than the third anniversary of the award date. The pro forma information set forth herein does not reflect any costs which may be associated with such awards.

            The following discussion should be read in conjunction with the consolidated financial statements and accompanying notes.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS OF
               FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

            Background. The Company believes it is the leading provider of field erected steel tanks and other steel plate structures, associated systems and related services in North America and one of the leading providers of these specialized products and services in the world. CB&I is a global engineering and construction company specializing in the engineering and design, procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems such as petroleum terminals, critical refinery field erected pressure vessels, low temperature and cryogenic storage facilities, elevated water storage tanks and other specialty products and services. The Company has developed a positive reputation as a provider of these products and services to customers around the world. It has completed projects in numerous countries and, through a network of worldwide subsidiaries, has a global infrastructure to compete for projects and service its customers around the world. The Company's core competencies are its technological expertise (including design engineering, and welding and metallurgy), project management, global field erection, global procurement relationships and safety performance. The Company is focused on the use of technology in the global marketplace to maintain its position in the field erected steel tank and other steel plate structures and related services industry.

            In the first quarter of 1996, Praxair acquired all of the outstanding common stock of Industries. At that time, Praxair announced its intention to divest the businesses of Industries that were not strategic to Praxair, including the Company.

            Prior to the acquisition, the Company was in the process of creating and commencing implementation of the Restructuring Program seeking to clarify the Company's vision, streamline processes and workflow, establish meaningful performance measures and develop a more appropriate infrastructure, including significantly reducing the Company's fixed costs. The goal of the Restructuring Program is to significantly improve operating results. A central theme of the Restructuring Program is to apply the Company's core competencies across all of the Company's operations, and to operate as a single global business.

In the past, the Company had operated as six separate, decentralized and relatively self-contained business units.

            During 1996, the Company installed a new management team and refocused and significantly accelerated implementation of the Restructuring Program.

            Operations. Historically, changing market conditions have dictated that the Company shift product mix and geographic revenue mix in order to maximize operating results. The Company has also reduced its fixed costs from time to time to reflect changes in demand for its products and services.

            New management is redesigning the Company's compensation programs. The Company will seek to motivate its executive officers and other management employees through plans which seek to align executive compensation with long-term improvements in shareholder value. See "Management -- Compensation and Benefits -- Executive Compensation -- Long-Term Compensation."

            Due to a significant reduction in new business obtained by the Company outside the U.S. and decreases in government and nuclear repair work in the U.S., revenues in 1993 were sharply lower than the level in 1992. Actions by the Company to adjust its support infrastructure to match declining revenues were insufficient to offset the decline in profit.
While revenues and operating results improved somewhat in 1994, they remained below targeted levels. The Company was again faced with declining revenues and widening operating losses in 1995.

            During this period of declining performance, the Company became increasingly internally focused. Experienced employees were assigned to the full-time Restructuring Program effort. Industries had also become involved in defending itself against the ultimately successful takeover by Praxair. These matters were reflected in the 1995 operating loss of $30.5 million. Other factors contributing to this loss were execution issues on several contracts resulting in contract losses of approximately $19 million. Approximately $24 million of unabsorbed overhead costs resulted from the lower revenues.

            Restructuring Program. The Company believes its recent results reflect a significant operational turnaround. On a $19.2 million increase in revenues for the nine-month period ended September 30, 1996 compared to the same period in 1995, operating income improved $22.9 million. This improvement is primarily attributable to improved contract execution of $11.7 million, cost reductions of $7.2 million and the effect of increased revenues.

            The Restructuring Program is aimed at, among other things, significantly reducing the Company's fixed costs from levels incurred in 1995 and 1994, with a targeted reduction of fixed costs by up to $26 million per year.

            The Restructuring Program was refocused and its implementation was accelerated in 1996, resulting in functional organizational changes, including the centralization of key functions such as procurement, equipment and personnel mobilization, and certain financial functions, while maintaining the ability to perform field construction using the labor approach best suited for each project. Moreover, several of the Company's offices and facilities were closed and the number of employees was reduced. Equipment supply and warehousing costs have been reduced. Also, administrative and engineering support have been streamlined and consolidated. The Company recorded special charges of $5.2 million in 1995, for consolidation of operations and headcount reductions. The Company has set a target to reduce salaried workforce by approximately 160 positions. As of September 30, 1996 approximately 110 positions had been eliminated. By mid-1996, $26 million of potential cost reduction had been identified. Approximately $7.2 million of these cost reductions are reflected in operating results for the first nine months of 1996. The Restructuring Program is expected to be fully implemented by the end of 1997.

            Although the Company believes that continued implementation of the Restructuring Program has already resulted in and will continue to result in savings, there can be no assurance that the Company's estimates of results already achieved accurately reflect cost savings associated with the Restructuring Program, that targeted reductions and goals can be achieved or will continue and that part or all of the Restructuring Program can successfully be implemented.

            Contracts. The Company obtains contracts primarily through competitive bidding or through negotiations and partnering agreements with long-standing customers. Project duration typically lasts from a few weeks to several months or years. A substantial number of the Company's projects are performed on a fixed price basis. The balance of projects primarily are performed on variations of cost reimbursable and target price approaches.

            Revenue Recognition. Revenues are recognized on the percentage of completion method. Earned revenue is based on the percentage that the incurred costs to date bear to total estimated costs after giving effect to the most recent estimates of total cost. The cumulative impact of revisions in total costs estimates during the progress of work is reflected in the period in which these changes become known.

Results of Operations

            The following table indicates revenues by product line for the nine months ending September 30, 1996, and for the full years of 1995, 1994 and 1993:

                          Nine Months
                             Ended
                          September 30,        Year Ended December 31,
                                          ---------------------------------
                               1996         1995         1994        1993
                          -------------   --------     --------    --------
                                                (dollars in millions)

Flat Bottom Tanks             $ 206         $ 253       $ 303       $ 240
Elevated Tanks                   42            62          55          39
Low Temperature/Cryogenic
  Tanks and Systems              37            28          24          49
Pressure Vessels                 62            85          83          58
Repairs and Modifications        43            68          81          80
Turnarounds                      39            55          84          34
Specialty and Other
  Structures                     55            71         133         181
                              -----         -----       -----       -----

Total Revenues                $ 484         $ 622       $ 763       $ 681
                              =====         =====       =====       =====

            The following table highlights new business taken by product line for the nine months ending September 30, 1996, and for the full years of 1995, 1994 and 1993:

                          Nine Months
                             Ended
                          September 30,        Year Ended December 31,
                                          ---------------------------------
                               1996         1995         1994        1993
                          -------------   --------     --------    --------
                                                 (dollars in millions)

Flat Bottom Tanks             $ 191         $ 196       $ 207       $ 320
Elevated Tanks                   36            44          38          55
Low Temperature/Cryogenic
  Tanks and Systems              83           204          62          30
Pressure Vessels                 17            86          80         113
Repairs and Modifications        59            63          76          71
Turnarounds                      37            68          97          41
Specialty and Other
  Structures                     51           122          88         153

Total New Business Taken      $ 474         $ 783       $ 648       $ 783
                              -----         -----       -----       -----

            Prior to the first quarter of 1996, the Company was a wholly owned subsidiary of Industries. During the first quarter of 1996, pursuant to the merger agreement dated December 22, 1995, the Company became a subsidiary of Praxair. This merger was reflected in the Company's consolidated financial statements as a purchase effective January 1, 1996. Accordingly, the historical information provided herein, for periods prior to January 1, 1996, is not comparable to subsequent financial information.

            The merger and the related application of purchase accounting resulted in changes to the capitalization and the historical basis of various assets of the Company's pre-Praxair acquisition financial statements. Such changes significantly affect comparability of the financial position and results of operations in the Company's financial statements.

Nine months ended September 30, 1996 versus nine months ended September 30,
1995

            Revenues. Revenues increased $19.2 million, or 4.1%, to $483.5 million for the nine-month period ended September 30, 1996 from $464.3 million during the comparable period in 1995. This increase reflects improvement in contract activity, primarily in the United States and Central and South America. To improve short-term operating performance of the Company, management has focused on improving contract execution and cost reduction. As a consequence, the Company has become more selective in pursuing contract opportunities which is reflected in moderate revenue growth. The Company is pursuing a number of prospects in its principal markets; however, the Company expects market conditions to remain competitive.

            Backlog at September 30, 1996 increased by approximately $63.2 million to $456.6 million compared to backlog at September 30, 1995 of $393.4 million. New business taken during the nine-month period ended September 30, 1996 decreased by 13.4% to $474.3 million compared to the comparable period last year. The Company is currently pursuing several additional large contracts expected to be awarded over the next several quarters.

            Cost of Revenues. Cost of revenues decreased $5.1 million, or 1.2%, to $431.6 million during the nine-month period ended September 30, 1996 from $436.7 million during the comparable period in 1995. The resulting gross profit increased by $24.2 million and as a percentage of revenues increased to 10.7% for the nine-month period ended September 30, 1996 from 6.0% for the comparable period in 1995. The improvement in gross profit is primarily attributable to improved contract execution of approximately $11.0 million, cost reduction of $7.2 million, and the effect of increased revenue. Results for 1995 included a charge of $2.5 million to settle a customer claim.

            Selling and Administrative Expenses. Selling and administrative expenses increased $1.4 million or 4.6% to $30.8 million during the nine-month period ended September 30, 1996 from $29.4 million for the comparable period in 1995. The increased selling and administrative expenses resulted from higher expenses relating to the Company's upgrading of its information technology system and increased incentive compensation due to improved operating results, offset by cost reductions.

            Interest Expense. Interest expense increased $3.0 million, to $3.8 million during the nine-month period ended September 30, 1996 from $0.8 million during the comparable period in 1995. The increase results from the $55 million of long-term debt assumed by the Company on January 1, 1996 as part of the Praxair acquisition.

            Income Tax Expense. Income tax expense increased $6.1 million to $4.7 million during the nine-month period ended September 30, 1996 from an income tax benefit of $1.5 million during the comparable period in 1995. The increase results from a return to profitable operations in the U.S. and increased profitability in non-U.S. jurisdictions.

1995 versus 1994

            Revenues. Revenues decreased $140.9 million, or 18.5%, to $621.9 million in 1995 from $762.8 million in 1994. Decreased revenues reflect the lower level of new business awarded to the Company in 1994 and the low backlog at December 31, 1994. As a result of the completion of a large tank contract in late 1994, revenues from construction of flat bottom tanks declined by approximately $50 million to $253 million from a robust $303 million recorded in 1994. Revenues from specialty contracts also declined during 1995.

            Backlog at December 31, 1995 increased by approximately $147 million to $470.2 million compared to backlog of $323.3 million at December 31, 1994. New business taken during 1995 increased by 20.8% to $782.9 million compared to 1994. The increase in new business is primarily attributable to the award of three major contracts for natural gas peak shaving facilities in the U.S. and a significant contract to supply components to a government funded research facility.

            Cost of Revenues. Cost of revenues decreased $83.7 million, or 12.2%, to $604.2 million in 1995 from $687.9 million in 1994. Gross profit decreased by $57.2 million and as a percentage of revenues decreased to 2.9% in 1995 from 9.8% in 1994. Gross profit was reduced by approximately $17.0 million due to lower revenues. Additionally, cost of revenues were adversely impacted by unabsorbed overhead costs of $24 million and unanticipated contract costs and contract execution issues of $19 million, offset in part by gains of $10 million on sales of assets. The Company's overall contract performance was also adversely impacted during 1995 due to the assignment of over 70 of the Company's more experienced employees to the Restructuring Program. During 1996, most of these employees returned to operating duties.

            Selling and Administrative Expenses. Selling and administrative expenses decreased $2.5 million, or 5.5%, to $43.0 million in 1995 from $45.5 million in 1994. The decrease in selling and administrative expense resulted from cost reductions initiated in early 1995.

            Special Charge. In the fourth quarter of 1995, the Company recorded a special charge of $5.2 million comprised of $3.4 million for workforce reduction and $1.8 million for the write-down of an idle facility.

            Interest Expense. Interest expense increased $0.6 million, to $0.8 million during 1995 from $0.2 million during 1994. The increase results from interest on a major legal claim and higher international debt.

            Income Tax Benefit. Income tax expense decreased by $11.2 million in 1995 to a net tax benefit of $8.1 million primarily as a result of an operating loss in the U.S., which was utilized in the Industries consolidated return.

1994 versus 1993

            Revenues. Revenues increased $82.3 million, or 12.1%, to $762.8 million in 1994 from $680.5 million in 1993. Revenues reflect several major awards outside of the United States received in the last half of 1993 and 1994 for tanks, spheres and pressure vessels, along with increased current year demand from refinery customers in the United States to assist with their repair and turnaround requirements.

            Backlog at December 31, 1994 decreased by approximately $126 million to $323.3 million compared to backlog of $449.3 million at December 31, 1993. New business taken during 1994 decreased 17.2% to $648.1 million compared to 1993. This decline is largely attributable to a decrease in major international contract awards and lower revenues from specialty and other products due to decreased government spending. As repair and turnaround type contracts tend to be shorter in duration and more labor-intensive than long-term fixed price contracts, a higher percentage of new business taken was converted to revenues in 1994 than in the Company's usual contract mix.

            Cost of Revenues. Cost of revenues increased $57 million, or 9.0%, to $687.9 million in 1994 from $630.9 million in 1993. Gross profit as a percentage of revenues increased to 9.8% in 1994 from 7.3% in 1993. The improvement largely reflects the higher construction activity, and the leverage effect of higher revenues. Additionally, the comparisons of year-to-year performance were also affected by the strategic actions taken to dispose of under-performing assets and facilities, such as the 1993 decision to close a fabrication site in Cordova, Alabama.

            Selling and Administrative Expenses. Selling and administrative expenses increased $1.3 million, or 2.9%, to $45.5 million in 1994 from $44.2 million in 1993. The increase was primarily due to increased international selling activity, particularly in the Asia Pacific area.

            Special Charge. In 1994, the Company recorded a net special charge of $10.0 million to recognize $17.0 million in expense of a major litigation settlement and $7.0 million in gains from the sale of investments.

            Income Tax Expense. Income tax expense increased by $9.2 million during 1994 to a net expense of $3.1 million primarily as a result of improved profitability in the U.S. and the tax benefit corresponding to U.S. losses which were utilized in the Industries consolidated tax return.

Liquidity and Capital Resources

            As a subsidiary of both Industries and Praxair, the Company has participated in corporate cash management systems. Liquidity required for or generated from the business was handled through this process. The resultant cash generated or used by the Company was netted against the advances to parent company account. For the nine-month period ended September 30, 1996, the Company transferred $9.4 million net cash to Indus-tries. For the comparable period in 1995, the Company received $26.4 million net cash from Industries.

            As part of the Praxair acquisition, $55 million of long-term debt was assumed by the Company. The Company intends to establish an independent working capital and long-term debt banking facility as soon as possible. The Company is currently in discussions with several financial institutions to syndicate a bank facility sufficient to fund its foreseeable working capital needs and retire outstanding long-term debt due to Praxair.

            In addition to liquidity generated through a new bank facility, the Company anticipates improving its working capital position through aggressive management of the individual components of working capital, including programs to reduce excess cash, accounts receivable and unbilled contracts in progress and to maximize available terms from trade suppliers. The Company is also actively marketing the properties which comprise assets held for sale.

            During the period from 1993 through 1995, the Company had annual capital spending of approximately one times annual depreciation expense to maintain its competitive position. Capital expenditures were $8.1 million through September 30, 1996.

            The Company anticipates that capital expenditures in the near future will remain at approximately the level of depreciation, except for certain one time incremental additions related to the Restructuring Program, although there can be no assurance that such levels will not increase.

            The Company also requires significant amounts of performance bonds and letters of credit, which support the Company's performance under contracts to customers. As of September 30, 1996, approximately $70.7 million of contingent letters of credit or bank guarantees, and $201.9 million of performance bonds were outstanding. Prior to the Offering some of these obligations were guaranteed by Industries or Praxair. Management is in the process of negotiating stand-alone bonding and letter of credit facilities.

            Statements in this discussion and analysis contain forward-looking information and involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to be materially different from any future performance suggested herein.

                                THE COMPANY

            The Company was founded in 1889 as a midwestern bridge building company and, while the Company's name reflected its business at that time, it is no longer representative of products and services offered by the Company today. Nevertheless, given the Company's strong customer base and reputation and the resulting solid name recognition, the Company has chosen to preserve its original name. In the 1890's and early 1900's, growth throughout the United States presented many opportunities for expansion beyond the bridge business. The Company followed the paths of the railroads as new communities required special structures such as elevated steel water storage tanks, and the Company's marketing and sales efforts were directed towards the construction of riveted steel tanks for many types of product storage. The Company's first riveted steel standpipe was built in 1893 and the first elevated steel tank was created in 1894, both in Iowa. The Company constructed its first steel stack in 1913, then did considerable steel fabrication for ships and armored vehicles during World War I.

            During the early 1920s, in conjunction with the development of the oil fields in the southwestern and western parts of the United States, the Company quickly established itself as a leading supplier to the petroleum industry, building large storage tanks and special purpose structures. The first floating roof tank, designed to conserve vapors and to eliminate fire hazards, was successfully tested and introduced by the Company to the oil industry in 1923. Since 1923, the Company has constructed over 20,000 floating roof tanks throughout the world. These innovative tank designs brought the Company into a rapidly expanding new marketplace and the Company began to promote the use of larger tanks, wider plates, and better joint designs. The Company's patented Hortonspheres, designed for the storage of volatile liquids under high pressure, were first built by the Company in several areas of the United States during 1923.

            Field welding of large tanks was successfully pioneered by the Company by the early 1930s. The Welding Research Council was founded in 1935 under the Engineering Foundation, and its Pressure Vessel Research Committee was formed in 1945 in response to a request from the American Society of Mechanical Engineers ("ASME") Boiler and Pressure Vessel Committee. This request recognized the need for coordinated research in the materials, fabrication and design aspects of pressure vessels. These committees were depended upon by the codes and standards writing committees, such as ASME and the American Petroleum Institute and, since 1935, the Company has had a significant number of personnel participating in or leading these committees. The Company's welding lab, founded in 1945, has worked closely with Company engineers to ensure that the Company maintains its technical performance levels in its areas of competence.

            By the early 1930s, the Company had begun to focus on the design and engineering of formed, steel plate structures, on welding technologies, and on innovative construction equipment and procedures. The welding technology developed by the Company allowed it to extend its expertise to other steel plate products such as penstocks, stacks and pressure vessels. In 1930, the Company's first fractionating columns were built for two major oil companies. The first all-welded steel penstock in the U.S. was constructed by the Company in 1935 for a mid-south power customer. The Company built eighty-seven hemispheroids in 1934 as pneumatic caisson caps for the construction of the piers for the San Francisco-Oakland Bay Bridge, and many other innovative applications of the Company's steel plate forming and welding skills were found.

            The 1940s brought new opportunities to the Company with its construction of the first Watersphere, an elevated tank that stored 100,000 gallons of water and was more than 60 feet tall. World War II opened new fields of endeavor to the Company. Structures for the aluminum and chemical industries, for blast furnaces and for high octane gasoline and synthetic rubber plants were being built by the Company. Work for the U.S. Navy comprised most of the work during this time and the Company built a 15,000 ton floating dry dock, followed by additional dry docks and dry dock section work.

            In the 1950s and 1960s, the Company's growth paralleled the growth in industry, public works, and new energy sources throughout the world. By the mid 1950s, the Company had built the world's largest Hortonsphere, a vessel weighing seven million pounds with a diameter of 225 feet, and built to house an experimental atomic energy reactor. The first Horton Waterspheroid was also designed and built by the Company during this period, as was the first double-walled liquid natural gas tank. The Company also announced a technological breakthrough with its development of the Hortonclad, a composite metal having an integral and continuous bond. This development was the result of five years of intense research and development in the field of vacuum metallurgy. It was also in the early 1950s that the Company developed its first automatic girth welding equipment, with automatic field welding equipment being a productivity focus ever since.

            The Company began its international operations shortly after World War I, with rapid expansion into areas beyond the boundaries of the United States. Contracts were taken in Canada and Japan in 1919; China in 1921; Venezuela, Indonesia and Australia in 1927; and in multiple European locations throughout the 1920's. By the late 1940's, the Company was operating throughout Europe, the Middle East, Asia and Latin America. With this long history of local presence in many parts of the world, the Company has become skilled at the logistics of operating in many countries, and has developed very competent and productive local workforces.

            By 1960, the Company had established a process engineering capability to address its customers' needs for the design and installation of systems associated with turnkey refrigeration and storage of ammonia, liquid petroleum gas, liquid natural gas, and other products requiring storage at low or cyrogenic temperatures. Techniques developed by the Company in field automatic welding, field stress relieving, field machining and ultrasonic testing, as applied to the onsite assembly of heavy wall petroleum processing vessels and nuclear reactors, allowed the Company's customers to avoid shipping restrictions on size and weight which had limited plant designs in both industries. Also, the Company was actively building vacuum and testing chambers for the space industry during this decade.

            The 1970s brought about additional technological advancements with the introduction of the multipass all-position "wet" welding technique for underwater welding applications, as well as the successful hydro-testing of the first reactor pressure vessel for pressurized water reactors. Fabrication and construction projects for the burgeoning nuclear industry dominated the marketplace of the mid 1970s. Additionally, Saudi Arabia and the Middle East provided growth opportunity for the Company, with many contracts for the construction of significant new refineries and terminals. In the U.S., the Company's first application of horizontal foamed-in-place insulation on a low-temperature tank was completed by the Company for a customer in the southeast, and the Company completed a substantial amount of tankage for the Trans-Alaskan Pipeline Project. During the late 1970s, the Company built the two largest oil tanks in the U.S. each with an 800,000 barrel capacity. The Company's largest petroleum storage tank, at 1.5 million barrels and 410 feet in diameter, is in Yanbu, Saudi Arabia, which the Company believes to be the largest such tank in the world.

            By 1980, the Company again had expanded its track record by fabricating and erecting its first cryogenic, transonic wind tunnel for a U.S. military facility. In that decade, the Company also built the support tower for the largest (to date) wind powered generator. Technologically, the Company confirmed its leading role in field post-weld heat treating with the stress relieving of the largest vessel to date; a nuclear containment vessel with a steel thickness range from 2 to 4-1/2 inches. A roof insulating machine, developed at the Company's research and development facility, was introduced and used on three fixed roof tanks. This machine utilized the Company's foamed-in-place insulation techniques. During this time frame, the Company also erected its first two million gallon Waterspheroid, with a 104 foot height to bottom water line.

            Internationally, Saudi Arabia once again provided an opportunity for the Company with an order for a 55 thousand gallon per-day solar energy water desalination test facility. This project marked the first use of the Company's indirect freeze desalination system. In Panama, the Company joint ventured to build the trans-Panama oil pipeline and transhipment terminal. A sales office was opened in Tokyo, Japan, to better serve the Company's customers in that area, and successful com-pletion of penstocks and spiral cases in Venezuela brought the Company to 1989 and its 100th anniversary.

            During the 1990s, the Company continued to expand its global presence by being awarded contracts for numerous projects throughout Latin America, the Middle East, Asia, Africa, the Pacific Rim and North America. Tanks and turnkey tank terminals for the storage of petroleum, chemicals, and other products continue to be a main source of project work, as is the ability to perform turnkey low temperature and cryogenic facilities for the liquefaction, storing and sendout of liquid natural gas, ethylene, ammonia, butane, propane and similar products. Additionally, in the 1990s, the Company established formal partnering agreements and closer alliances with many customers.

            The Company believes it is the leading provider of field erected steel tanks and other steel plate structures, associated systems and related services in North America and one of the leading providers of these specialized products and services in the world. CB&I is a global engineering and construction company specializing in the engineering and design, procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems such as petroleum terminals, critical refinery field erected pressure vessels, low temperature and cryogenic storage facilities, elevated water storage tanks and other specialty products and services. The Company is focused on the use of technology in the global marketplace to maintain its position in the field erected steel tank and other steel plate structures and related services industry.

                                 BUSINESS

Industry Overview

            The Company competes in the field erected steel plate structures and related services industry. The Company and its competitors generally focus on the engineering and design, procurement, fabrication, erection, repair and modification of steel plate structures. The primary industries served by this segment are petroleum, petrochemical, chemical, electric and gas utilities, pulp and paper, and metals and mining, and the major customers include private owners in these industries as well as governmental entities; engineering, procurement and construction companies servicing these owners and entities; and other service companies operating in these industries. Consequently, the Company's level of activity, as well as the industry's as a whole, depends primarily on the capital expenditures of its customers in connection with developmental construction.

            These capital expenditures are influenced by a variety of factors outside the control of construction industry participants. For example, in the petroleum and petrochemical industry, influential factors include current and projected oil and gas prices; exploration, extraction, production and transportation costs; the discovery rate of new oil and gas reserves; the sale and expiration dates of leases and concessions and local and international political and economic conditions. The Company believes that the following trends, among others, will influence the industry in the near and long term:

            - the continued industrialization of third world countries is creating demand for storage facilities for crude oil, refined products and petrochemicals. Accordingly, many significant terminal and refinery projects, together with ancillary construction and other associated projects, are being undertaken, particularly in developing countries or regions where energy infrastructure spending has lagged;

            - refineries and petrochemical plants built prior to 1985 typically require more frequent maintenance and modification and certain of them are expected to be replaced; and

            - recently, relatively high crude oil prices have resulted in correspondingly strong levels of current and projected capital expenditures by petroleum and petrochemical companies to explore for, produce, transport and refine oil and related products.

            The Company believes that certain of these trends will lead to projects that meet its bidding criteria and that the Company's global experience places it in an advantageous position to compete for such projects.

Business Strategy

            The Company is committed to increasing shareholder value by seeking to continue the success established in the first nine months of 1996 and growing its business in the global marketplace through a combination of the following strategic initiatives:

Establish Low Cost Position in Markets

            The Company seeks to continuously reduce the cost of its products and services in order to establish a position as a low cost provider in its markets. This strategy requires that all internal operations of the Company be focused on continual productivity improvements. For example, the Company is committed to the continued implementation of the Restructuring Program. Reductions in fixed costs resulting from the Restructuring Program, if achieved, will lower the Company's "break-even" point, or the amount of contracting business which is required to cover fixed overhead and administrative costs. An example is the reorganization of the Company's multiple procurement departments into a single function. This focused the Company's considerable worldwide expertise in pursuing economies of scale in purchasing raw materials and in leveraging supplier relationships. Other initiatives include:

            - the redesign of the Company's employee compensation and benefit packages to reward productivity improvements and provide incentives which align employee interests with those of shareholders;

            - the installation of global project and financial management software aimed at improving project controls and the installation of a cost estimating system aimed at improving the accuracy and completeness of estimates;

            - the implementation of interactive computer aided design ("CAD") technology, aimed at improving design, procurement and fabrication efficiency; and

            - the centralized management of the Company's worldwide equipment fleet as part of the Restructuring Program, aimed at both operating cost reductions and capital savings for the Company.

Leverage the Global Organization

            Prior to 1995 the Company operated worldwide as six separate, decentralized and relatively self-contained business units, with independent management and administrative support services. These units are being reorganized to operate as a single global business, with a number of strategic advantages including:

            - establishment of a consistent interface with global customers and improved marketing of product lines across all geographic areas where the Company offers its products and services;

            - streamlining of administrative functions including procurement, accounting and systems support;

            - improvement in the planning and optimal utilization of personnel and equipment on a global basis; and

            - facilitating the development and introduction of new product designs around the world.

Geographic Expansion

            The Company has significant international operations. The Company believes that its ability to rapidly mobilize project management and skilled craft personnel virtually anywhere in the world, combined with global material supply and equipment logistics, provides additional opportunities to market its products and services in a number of countries where the Company has not yet had significant operations, including China, the former Soviet Union, India, Mexico and Argentina. Each of these countries is expected to have demand for products and services of the type offered by the Company. Increasing energy needs in the developing world also provide significant opportunities for the Company as energy development, refining and storage become increasingly important to the development of these countries. Specific plans are in place to seek to take advantage of these opportunities and aggressively pursue business in both existing and new geographic markets. The Company believes that its ability, through its geographic subsidiaries, to provide consistent products and services on a timely basis in a global marketplace will continue to provide it with a competitive advantage.

Capitalize on Core Competencies

             The Company seeks to leverage its core competencies into growth opportunities for more projects. Moreover, the Company will enhance this position by utilizing its established customer base and reputation, along with solid name recognition. The Company believes that its ongoing Restructuring Program already has made it more competitive and will allow it to bid successfully on a broader scope of projects for additional target customers.

            For more than 65 years, the Company has been able to complete logistically and technically complex metal plate projects in some of the most remote areas of the world. This ability to mobilize a technically capable team of engineers, supervisors and craftsmen and to apply the Company's extensive know-how anywhere in the world differentiates the Company from its competitors and illustrates the depth and quality of the Company's technical resources which support its global operations.

            The Company's current customer base includes a wide variety of worldwide industrial and governmental customers. Customers in the petrochemical, petroleum and refining, chemical, electric and gas utility, industrial gas, steel, natural gas, pulp and paper, food and beverage, wastewater, natural gas, and terminaling industries utilize a broad cross-section of the Company's products and services. See "-- Core Competencies."

Implement Improved Financial Controls and Measures

            Optimizing the Company's resources will require superior controls and systems including those which support cost estimating, bidding and project execution, all of which are key factors in the financial performance of the Company. The Company believes that implementation of new systems, which are part of the Restructuring Program, will improve the management of project profitability. The new systems will allow for project economics to be evaluated on a centralized basis and under various risk and costing assumptions. Management intends for nearly all fixed costs to be allocated to projects and believes that the new systems provide tools and strategic capabilities to achieve this.

            In addition, the Company believes that the development of new financial systems will improve cash management, return on invested capital, and its ability to assess risk and returns on contract opportunities.

Develop Partnering Relationships and Alliances

            An important strategy for the Company is to look to grow through the use of partnering and strategic alliances. The Company seeks to establish new partnering relationships with customers whose ongoing needs for the Company's resources, technical skills and know-how will provide competitive advantages for both partners. These relationships create an opportunity for mutual problem-solving and serve as a vehicle for continuous improvements in quality, productivity and profitability for both parties. The Company currently has a number of such partnering relationships including several with major international oil companies.
The Company believes that these companies select CB&I as a preferred supplier in order to save significant costs in building and operating tankage and related systems.

            Additional opportunities are present in the area of strategic alliances with selected vendors and suppliers. Strategic alliances, similar to the partnering agreements, are relationships involving a mutual sharing of technical expertise. Alliances are intended to pool resources so that both parties become more competitive in product, service and geo-graphic areas. The Company seeks to develop a limited number of key strategic alliances in the global marketplace where both businesses will benefit as a result of the alliance.

Pursue Potential Acquisitions

            The Company is focused on internal growth and is not currently contemplating any acquisitions. However, if opportunities arise, the Company may pursue acquisitions which it believes are worthwhile.

Core Competencies

            The Company's core competencies are technological expertise, project management, global field erection, global procurement relationships and safety performance. The Company believes that these core competencies enable the Company to safely erect its product lines anywhere in the world to the highest quality standards on a profitable basis at competitive prices.

Technological Expertise

            The Company has a history of leadership in technological development and continues its technology focus in the following areas:

            Design Engineering. The Company's design engineers have thorough knowledge of a broad range of technical standards involving the design, forming and joining of metal plate structures and their related systems, including standards established by the American Petroleum Institute, the American National Standards Institute, the American Society of Testing and Materials, the American Water Works Association and British Standards. Senior engineers of the Company serve on numerous code committees where industry standards are developed. Such engineers have extensive knowledge of and expertise in materials evaluation, emissions control from storage tanks, fracture mechanics, buckling and fatigue analysis, product testing and the designs of stable structures that can be safely erected. For its low temperature and cryogenic and flat bottom tank turnkey terminal products, the Company uses sophisticated computerized design packages to optimize plant layouts and process flows. These packages deal with integrated plant modeling, three-dimensional CAD, pipe network flow, interactive piping stress and structural analysis, site works and scheduling. In 1996, the Company implemented an interactive CAD rules-based design system, which has brought significant cost benefits to the engineering of and procurement for elevated tanks and is also expected to bring significant corresponding cost benefits to flat bottom tanks, the Company's largest product line. The Rules Based Product Definition System ("RBPDS") is a tool which produces designs and technical documents for the Company's storage tank and elevated water tank products. It is based on industry and Company-established proprietary rules programmed into the system by the Company's senior estimating, product and technical experts.

            Construction. Inherent in the Company's competency in field erection is its longtime experience in constructability of steel plate structures. Sequences of erection to maintain structural stability, welding sequences to minimize stresses and distortion and techniques to optimize crew efficiency are all key to safe and quality construction of the Company's product lines. Rigging and heavy lifting are also skill-based activities that enable the Company to perform complex, heavy work in congested work areas.

            The Company utilizes in many of its projects specially designed custom erection equipment, such as the S-70 derrick, for constructing the Company's various products. The

Company has extensive knowledge of and expertise in heavy lift planning and rigging, a core skill in performing refinery turnarounds and in the construction of field erected pressure vessels.

            Metallurgy. The Company has actively participated with the development of low carbon and alloy steels for metal plate applications throughout its history. Working with steel suppliers and customer technical groups, steel plate specifications have been developed, tested and implemented for specific applications which include: fracture toughness for low temperature storage, hydrogen cracking resistance for refinery pressure vessels, low hardness corrosion resistance for storage of petroleum products with sulfur content and improved weldability under field conditions.

            Welding and Quality Assurance. The Company has maintained a welding laboratory since 1945, whose mission has been to insure that welding procedures and materials provide the proper fusion and hardness for the structures it constructs. Laboratory studies also enable the Company to design structures using the latest high strength and corrosion resistant steels that are suitable for use in the Company's product lines. The Company is also involved in welding material evaluation and testing, welding procedure qualification, welding process evaluation and testing, non-destructive examination, post-weld heat treatment of both shop constructed and field erected structures and welding supervisor training.

            The corporate quality assurance group oversees corporate quality assurance programs, internal and external audits, ASME and NBIC authorizations, ISO 9001 programs, welder certification to ASME Section IX, Non-Destructive Examination Inspector Certification to SNT-TC-IA, and development of project specific quality assurance and quality control programs.

Project Management

            A key factor in the Company's success has been its ability to rapidly mobilize project management and craft personnel, materials, supplies and equipment virtually anywhere in the world. The Company's strategically located subsidiary and regional offices enable it to effectively manage the logistics of getting equipment, materials, and skilled personnel to projects. Generally, a high percentage of the Company's skilled craft personnel is local to the projects. The Company manages its work with advanced scheduling tools and is currently implementing new project management software on a worldwide basis for further improvement of project cost management and controls.

Global Field Erection

            The Company believes it is a leader in global field erection because of its project management and technological expertise. In addition, the Company believes that its success in this area is enhanced by its experienced field supervision. The Company recruits, develops and maintains ongoing training programs for field supervision of many nationalities around the world. Supervisory personnel generally travel to the Company's project locations around the world and are kept regularly employed, thus aiding the Company in achieving its goal of consistent and high quality performance on all of its projects. Additionally, a high percentage of the Company's skilled craft personnel are local to the project location and the Company seeks to draw its pool of future supervisory personnel from that local pool.

Global Procurement Relationships

            The Company has established relationships with suppliers throughout the world. The Company's operating units engage in the global sourcing and management of job site delivery of the key components in its products, including but not limited to fabricated steel plate, piping and valves, welding materials and rotating equipment.

Safety

            The Company's senior management places a great deal of emphasis on safety, with numerous accident prevention programs designed and managed by its corporate safety group. For each of the last seven years, the Company has improved its total recordable incident rate from the previous year, as measured by standards established by the Occupation Safety and Health Administration. These records have been achieved through prevention based programs, risk evaluation, job specific safety training, employee behavior management, incident investigation and job site safety audits, and supervisory incentive programs which include accident prevention goals.

Restructuring

            The Company has been restructured to operate as a single organization. In the past, the Company had functioned as six separate, decentralized and relatively self-contained business units, defined geographically. This structure caused duplication and inefficiencies and made it difficult to effectively marshall all of the Company's resources on various projects around the world. In 1994, the Company initiated an extensive Restructuring Program to clarify the Company's vision, streamline processes and workflow, establish meaningful measures of performance and determine a more appropriate infrastructure. In 1996, new management accelerated and refocused the Restructuring Program, resulting in functional organizational changes, including the centralization of key functions such as procurement, equipment and personnel mobilization, and critical financial functions, while maintaining the ability to perform field construction using the labor approach best suited for each project. Moreover, several offices and facilities were closed and the number of employees was reduced to better match requirements. The Company believes that implementation of the Restructuring Program has already resulted in cost savings of approximately $7.2 million in the first nine months of 1996 over the comparable period in 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- Restructuring Program."

            Additionally, the Company is in the process of implementing a new global project management and financial software package, which the Company believes will improve the standardization and availability of key information.

Product Lines

            The Company is engaged in various product lines within its geographic regions. These product lines are:

            Flat Bottom Tanks. The Company has been designing and constructing flat bottom tanks since the late 1890s. Some of the first tanks were built of riveted carbon steel ranging in size from 20 feet to 100 feet in diameter. Today, welded tanks have been constructed up to 410 feet in diameter, with a capacity of 1-1/2 million barrels. These above-ground storage tanks continue to be sold primarily to customers operating in the petroleum, petrochemical and chemical industries around the world. This industrial customer group includes nearly all the major oil and chemical companies on every continent. In addition, depending on the industry and application, flat bottom tanks can be used for storage of crude, refined products such as gasoline, raw water, potable water, chemicals and a large variety of feed stocks for the manufacturing industry.

            The international, industrial marketplace for flat bottom tanks provides a steady source of sales opportunities for the Company in areas such as the Middle East, Southeast Asia, the Pacific Rim and Central and South America. Other regions, such as North America, Africa and Australia, where the storage tank market was estimated in a recent report by Hydrocarbon Processing Magazine (the "Hydrocarbon Report") to be approximately $1.5 billion per year, will remain important regions with steady market share growth opportunities. The Company believes that additional market opportunities exist for products of such nature in China, the former Soviet Union, India and other developing nations throughout the world.

            Elevated Tanks. The Company has been constructing elevated water storage tanks since 1894. Elevated water storage tanks are constructed primarily of bent, formed and shaped carbon steel plates welded together on site. They range in size from 25 thousand gallons to three million gallons in capacity. The Company's share of the U.S. municipal potable water utilities market, over the three-year period ended
December 31, 1995, was an aggregate of approximately 33% of a market estimated by the Company to be approximately $120 million in each of such years.

            The Company's improved designs and automatic welding capabilities present additional opportunities for this product line's growth. Shifting population centers throughout the U.S. as well as increases in global population also present additional growth opportunities for the Company with this product line.

            Low Temperature and Cryogenic Structures and Systems. The Company is recognized as a highly capable designer and contractor of low temperature cryogenic structures and systems. These structures are used primarily for the storage of refrigerated gas. The Company specializes in providing turnkey tanks and systems built from alloy steel or aluminum with special characteristics to withstand cold temperatures. Applications extend from low temperature (+30 degrees F to -100 degrees F) to cryogenic (-100 degrees F to -423 degrees F). Customers in the petroleum, chemical, petrochemical, natural gas, power generation and agricultural industries use these systems to store and handle liquid petroleum gas ("LPG"), propane, propylene, butane, butadiene, anhydrous ammonia, liquid natural gas ("LNG"), methane, ethylene, ethane, oxygen, nitrogen and hydrogen.

            Although data on the global market is difficult to obtain, based on the Hydrocarbon Report, the Company believes that projects around the world will provide growth opportunities for sales of products and services of the type offered by the Company for these and related products in 1997. The report indicates that growth in the chemical, petrochemical and gas processing projects should continue with development especially active in areas such as the Asia Pacific.

            Pressure Vessels. The Company has constructed over 3,500 spheres including the world's largest sphere at 225 feet in diameter. Pressure vessels are built primarily from high strength carbon steel plates which have been shaped and formed in a fabrication shop to be welded together at a job site. Pressure vessels, other than spheres, come in a variety of cylindrical, hemispherical and conical shapes and sizes, some weighing in excess of 700 tons, with thicknesses in excess of 3 feet. A number of technological issues such as design, analysis, welding capabilities, metallurgy, complex fabrication and specialty erection methods all figure prominently into the marketing of this product line. Existing customers represent a cross-section of the petroleum, petrochemical and chemical industries where process applications of high pressure and/or temperature are required. Pressure vessels are used in refineries as storage containers (spheres) as well as process vessels helping to transform crude oil and its various components. They are also used in the production of synthetic oil from methane gas. The Company has built and tested vessels in North and South America, Africa, Asia, the Middle East and the Pacific Rim, and the Company believes that opportunity for growth remains in the Middle East, Southeast Asia, Central/South America and the Pacific Rim.

            Repairs and Modifications. Repair, maintenance and modification services are performed primarily on flat bottom tanks and pressure vessels. Demand for repair, maintenance and modification services is driven primarily by the natural aging of tanks and the need to comply with environmental regulations. Pressure vessels and their associated systems function in conditions and environments where they must be serviced on a more routine basis. This work is often performed as part of a turn-around and is handled as a different product/service line due to its unique requirements. Other product lines occasionally require this type of work as well. The Company has focused on providing these services primarily in the U.S. As other structures throughout the world age and require repair services, the Company believes it will have additional growth opportunities in areas that have a large concentration of steel storage tanks and pressure vessels, such as South America, the Middle East, Australia, and Asia Pacific.

            Customers in the petroleum, chemical, petrochemical and water industries normally require these types of services. Since the Company has built a large number of the original structures requiring normal service/repair, the Company has an advantage over its competitors to obtain this service and repair work when it becomes available.

            Turnarounds. The Company has provided this line since the early 1950s. A turnaround is a logistically planned shut down of a refinery or other process unit for repair and maintenance of its equipment and associated systems. The work is usually scheduled on a multi-shift, seven day per work week basis. Personnel, materials, and equipment must come together at precisely the right time to accomplish this manpower intensive operation. The product line depends upon low cycle time and unique construction procedures. The Company currently offers this service to its customers in the petroleum, petrochemical and chemical industries located in North and South America and the Caribbean.

            In the international marketplace, areas of growth for this product line have been identified in South America, Southeast Asia, Africa and the Middle East.

            Specialty and Other Structures. Since the Company's inception, it has been designing and fabricating special plate structures. Examples of these special plate structures include research and test facilities for customers testing prototype spacecraft and rocket engines, vacuum testing satellites before launch, hydro-electric structures such as penstocks, spiral cases and draft tubes, ship components and offshore oil storage structures. These structures are typically made from bent and formed plate materials (carbon steel, stainless and exotic steel and aluminum) and are shipped as fabricated components to their final location for field welding and assembly. The Company has performed design, constructability analysis, complex fabrication, welding and specialized erection in supplying these special projects for industrial, utility and governmental customers throughout the world.

Geographic Markets

            The Company operates in diverse global markets. Approximately 49% and 48% of its revenues for 1995, and the first nine months of 1996, respectively, and 37% and 67% of new business taken for the same periods, were derived from operations outside of the United States. The Company's operations are conducted through regional sales and operations offices, fabrication facilities, and warehouses. The Company also owns and leases a number of field construction offices and equipment maintenance centers located throughout the world. Historical revenue contributions from the four major geographic regions where the Company operates have been as follows:

Revenues (in millions)                 1995           1994         1993
                                       ----           ----         ----
North America                          $318           $416         $400
Central and South America                54            119           71

Europe, Africa, Middle East             111            113          112
Asia Pacific                            139            115           98
                                       ----           ----         ----
                                       $622           $763         $681
                                       ====           ====         ====
            For a discussion of certain risks associated with international operations and with currency fluctuations, see "Risk Factors -- Risks of International Operations."

Contracting Methods

            The Company generally uses one of three types of contracting approaches depending upon the type of work, the degree of workscope definition and the degree of risk in the project.

            Lump Sum Pricing. The Company's expertise in performing its design and construction services enables it to contract for the vast majority of its work on a lump sum basis, using price adjustment clauses and where appropriate, cost escalation and contingency factors in its pricing. This method may be used for competitive situations or negotiated contracts.

            Cost Reimbursable Pricing. In instances where the degree of definition of the workscope, schedule requirements or the evaluation of risk does not allow for the use of lump sum pricing, the Company may choose to contract only on a cost reimbursable basis. Contracts of this nature may or may not have cost incentive provisions.

            Target Lump Sum Pricing. This approach is often used with the Company's partnering customers. The Company and the customer establish a target, based on the parties' estimate of the total installed cost of a project. Cost savings or overruns are then shared by the Company and the customer, thereby encouraging total alignment of both parties with respect to cost effective completion of the project.

Backlog

            The Company's backlog of work yet to be completed was approximately $456.6 million at September 30, 1996, approximately $393.4 million at September 30, 1995, $470.2 million at December 31, 1995 and approximately $323.3 million at December 31, 1994. Approximately 70% of the backlog as of December 31, 1995 is forecasted to be completed during 1996.

Customers

            The Company serves a wide range of industries where product and service needs match well with the Company's core competencies in metal plate forming and joining. The Company believes that its metallurgy and welding expertise, field erection capability and highly-skilled mobile work force differentiate the Company from its competitors. These industries include petroleum, petrochemical, chemical, electric and gas utilities, pulp and paper, and metals and mining. The Company's customers include private industrial owners as well as governmental entities; engineering, procurement and construction companies servicing these owners and entities; and other service companies operating in these industries.

            The Company believes that its services are particularly suited to projects requiring timely completion, high quality and technical standards within its areas of technical expertise and execution in difficult operating environments at attractive prices. The Company continually seeks new applications for its products and services within its areas of expertise and core competencies.

            The Company is not dependent on any single customer on an ongoing basis and the loss of any single customer would not have a material adverse effect on the business; however, from time to time a particular contract or customer may account for a significant portion of the Company's backlog.

Competition

            Management believes the Company can compete effectively for new construction projects around the world and that it is among the top competitors in its markets. Competition is based primarily on performance and the ability to provide the design, engineering, fabrication, project management and construction capabilities required to complete projects in a timely and cost-efficient manner. Price, quality, reputation and timeliness of completion are the principal competitive factors within the industry. In addition, the Company believes that it is viewed as a local contractor in many of the regions it services by virtue of its long term presence and participation in those markets. This may translate into a competitive advantage through knowledge of local vendors and suppliers, as well as local labor markets and supervisory personnel. Several large companies offer metal plate products which compete with some, but not all, of those of the Company. Some companies compete with some of the Company's product lines while also offering other product lines. Local and regional companies offer competition in one or more geographical areas but not in other areas where the Company operates. Because reliable market share data are not available, it is difficult to state the Company's exact position in the industry. The Company believes its position is among the leaders in the field.

Raw Materials

            The principal raw materials used by the Company are metal plate and structural steel. These materials are available from numerous U.S. and international suppliers. The Company does not anticipate having difficulty in obtaining adequate amounts of raw materials.

Employees

            As of September 30, 1996, the Company employed 5,532 people. Approximately 50% of the Company's employees are not U.S. citizens, reflecting the global nature of the Company's business. The employee group of the Company varies significantly based on the scope, nature and volume of the work flow at any given time. Included in this group are approximately 1,500 salaried personnel located around the world who are primarily engaged in sales, engineering, construction and administrative activities. Also included are approximately 800 skilled craftsmen in the U.S. who while engaged on a job by job basis, tend to build a career with CB&I by moving from project to project. The remainder of the Company's workforce consists of hourly personnel, whose number fluctuates directly in relation to the amount of business performed by the Company.

Facilities

            The Company owns or leases the properties used to conduct its business. The capacities of these facilities depend upon the composition of products being fabricated and constructed. As the product composition is constantly changing, the extent of utilization of these facilities cannot be accurately stated. The Company believes these facilities are adequate to meet its current requirements. The following list summarizes the principal properties:

Location                Type of Facility            Interest

Houston, Texas              Fabrication plant,               Owned
                            warehouse and office

Plainfield, Illinois        Engineering, operations          Owned
                            and administration

Kankakee, Illinois(1)       Fabrication plant,               Owned
                            warehouse and office

Fort Saskatchewan,          Warehouse and office             Owned
  Canada

Dubai, United Arab          Engineering, operations          Leased
  Emirates                  and administration

Puerto Ordaz,               Fabrication facility and         Leased
  Venezuela                 warehouse

Kwinana, Australia          Fabrication facility,            Leased
                            warehouse, and office

Ao Udom, Thailand           Fabrication facility             Leased

Batangas, Philippines       Fabrication facility and         Leased
                            warehouse

Cilegon, Indonesia          Fabrication plant and            Leased
                            warehouse

Al Aujam, Saudi Arabia      Fabrication plant and            Leased
                            warehouse

Jebel Ali, United           Warehouse                        Leased
  Arab Emirates

Secunda, South Africa       Fabrication plant and            Leased
                            warehouse

_______________

(1) As previously announced, the Company plans to discontinue fabrication and warehouse operations at the Kankakee facility during the first half of 1997. Kankakee office functions are expected to be relocated to a leased facility in the Kankakee area. The cost and benefit of this discontinuance are included as part of the Restructuring Program.

            The Company also owns or leases a number of sales, administrative and field construction offices, warehouses and equipment maintenance centers strategically located throughout the world.

Governmental Regulations

General

            Many aspects of the Company's operations are subject to government regulations in the countries in which the Company operates, including those relating to currency conversion and repatriation, taxation of its earnings and earnings of its personnel, and its use of local employees and suppliers. In recent years demand from the worldwide petroleum and petrochemical industry has been the largest sector of the Company's revenues, and the Company is therefore affected by changing taxes, price controls and laws and regulations relating to the petroleum and petrochemical industries generally. The Company's operations are also subject to the risk of changes in national, federal, state and local laws and policies which may impose restrictions on the Company, including trade restrictions, which could have a material adverse effect on the Company's business, financial condition and results of operations. Other types of government regulation which could, if enacted or implemented, materially and adversely affect the Company's operations include expropriation or nationalization decrees, confiscatory tax systems, primary or secondary boycotts directed at specific countries or companies, embargoes, extensive import restrictions or other trade barriers, mandatory sourcing rules and unrealistically high labor rate and fuel price regulation. The Company cannot determine to what extent future operations and earnings of the Company may be affected by new legislation, new regulations or changes in or new interpretations of existing regulations.

Environmental

            The Company's operations and properties are affected by numerous national, federal, state and local environmental protection laws and regulations, such as those governing discharges into air and water, as well as handling and disposal of solid and hazardous wastes. The requirements of these laws and regulations have tended to become increasingly stringent, complex and costly to comply with. In addition, the Company may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. The Company is not aware of any non-compliance with environmental laws that could have a material adverse effect on the Company's business or operations. However, there can be no assurance that such laws, regulations or their interpretation will not change in the future in a manner that could materially and adversely affect the Company.

            Certain environmental laws, such as CERCLA, provide for strict and joint and several liability for investigation and remediation of spills and other releases of hazardous substances. Such laws may apply to conditions at properties presently or formerly owned or operated by an entity or its predecessors, as well as to conditions at properties at which wastes or other contamination attributable to an entity or its predecessors come to be located. The Company's facilities have operated for many years, and substances which are or might be considered hazardous were used and disposed of at some locations, which will or may require the Company to make expenditures for remediation. In addition, the Company has agreed to indemnify parties to whom it has sold facilities for certain environmental liabilities arising from acts occurring before the dates on which those facilities were transferred. However, the Company does not anticipate incurring material capital expenditures for environmental controls or for investigation or remediation of environmental conditions during the current or succeeding fiscal year. Nevertheless, the Company can give no assurance that it, or entities for which it may be responsible, will not incur liability in connection with the investigation and remediation of facilities it currently owns or operates (or formerly owned or operated) or other locations in a manner that could materially and adversely affect the Company.

            Along with multiple other parties, a subsidiary of the Company is currently identified as a potentially responsible party (a "PRP") under CERCLA and analogous state laws at several sites as a generator of wastes disposed of at such sites. While CERCLA imposes joint and several liability on responsible parties, liability for each site is likely to be apportioned among the parties. In addition, a subsidiary of the Company is currently identified as a PRP at several sites in connection with its position as a former corporate shareholder of a wood treating company. The Company does not believe that its potential liability in connection with these sites, either individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Legal Proceedings and Insurance."

            The Company's business sometimes involves working around and with volatile and hazardous substances, which exposes it to risks of liability for personal injury or property damage caused by any release, spill, or other accident involving such substances that occurs as a result of the conduct of its business. The Company and others in its industry have been unable to obtain adequate environmental damage or pollution insurance at a reasonable cost. Although the Company maintains general liability insurance, this insurance is subject to coverage limitations, deductibles and exclusions and may exclude coverage for losses or liabilities relating to pollution damage. Therefore, there can be no assurance that liabilities that may be incurred by the Company will be covered by its insurance policies, or if covered, that the dollar amount of such liabilities will not exceed the Company's policy limits. Even a partially uninsured claim, if successful and of significant magnitude, could have a material adverse effect on the Company's business, financial condition and results of operations.

            It is possible that environmental liabilities in addition to those described above may arise in the future. The precise costs associated with such liabilities are difficult to predict at this time.

            The Company believes that it has taken a proactive approach to management of environmental liabilities and minimization of environmental impacts. The Company's program includes, among other things, formal environmental training for employees and an auditing program to assist the Company's facilities in complying with environmental regulations and identifying potential environmental liabilities. Furthermore, the Company has implemented management procedures designed to reduce the generation of hazardous waste and the on-site use and storage of hazardous chemicals and to prevent exposure to such substances. The Company believes the continued development and maintenance of its environmental program will continue to reduce the potential for unanticipated expenditures for environmental remediation and compliance.

Legal Proceedings and Insurance

            A subsidiary of the Company was a minority shareholder from 1934 to 1954 in a company which owned or operated at various times several wood treating facilities at sites in the United States, some of which are currently under investigation, monitoring or remediation under various environmental laws. With respect to some of these sites, the Company has been named as a PRP under CERCLA and similar state laws. Without admitting any liability, the Company has entered into a consent decree with the federal government regarding one of these sites and has had an administrative order issued against it that could impose cleanup obligations on the Company with respect to another. There can be no assurance that the Company will not be required to clean up one or more of these sites pursuant to agency directives or court orders. The Company has been involved in litigation concerning environmental liabilities, which are currently undeterminable, in connection with certain of those sites. The Company denies any liability for each site and believes that the successors to the wood treating business are responsible for the costs of remediation of the sites. Without admitting any liability, the Company has reached settlements for environmental clean-up at most of the sites. In July 1996, a judgment in favor of the Company was entered in the suit Aluminum Company of America v. Beazer East, Inc. v. Chicago Bridge & Iron Company, instituted in January 1991 before the U.S. District Court for the Western District of

Pennsylvania. In July 1996, Beazer East, Inc. filed an appeal which is currently pending before the United States Court of Appeals for the Third Circuit. Although the Company believes that it will be successful in such appeal and that such settlements and any remaining potential liability will not be material, there can be no assurance that the Company will be suc-cessful in upholding the judgment in its favor or that such settlements and any remaining potential liability will not have a materially adverse effect on its business, financial condition and results of operations.

            In 1991, CBI Na-Con, Inc. ("CBI Na-Con"), a subsidiary of the Company, installed a catalyst cooler bundle at Fina Oil & Chemical Company's ("Fina") Port Arthur, Texas refinery. In July of 1991, Fina determined that the catalyst cooler bundle was defective and had it replaced. Fina is seeking approximately $20 million in damages for loss of use of Fina's catalyst cracking unit and the cost of replacement of the catalyst cooler bundle. On June 28, 1993, Fina filed a complaint against CBI Na-Con before the district Court of Harris County, Texas in Fina Oil & Chemical Company vs. CBI Na-Con, Inc. et al. The Company denies that it is liable. While the Company believes that it will eventually prevail in the lawsuit, there can be no assurance that if the Company is finally determined to be liable for all or a portion of any damages payable, that such liability will not have a materially adverse effect on the Company's business, financial condition and results of operations.

            In addition to the above lawsuits, the Company is a defendant in other lawsuits arising in the normal course of its business. While it is impossible at this time to determine with certainty the ultimate outcome of these other lawsuits, the Company's management believes that adequate provisions have been made for probable losses with respect thereto as best as can be determined at this time and that the ultimate outcome, after provisions therefor, will not have a material adverse effect on the Company's business, financial condition and results of operations. The adequacy of reserves applicable to the potential costs of being engaged in litigation and potential liabilities resulting from litigation are reviewed as developments in the litigation warrant. See Note 7 to the Consolidated Financial Statements included elsewhere in this Prospectus.

            Furthermore, construction and heavy equipment involve a high degree of operational risk. Natural disasters, adverse weather conditions and operator error can cause personal injury or loss of life, severe damage to and destruction of property and equipment and suspension of operations. Litigation arising from such an occurrence may result in the Company being named as a defendant in lawsuits asserting substantial claims. The Company maintains risk management, insurance and safety programs that seek to mitigate the effects of loss or damage. Such programs have generally resulted in favorable loss ratios and cost savings. See "Risk Factors -- Operating Risks."

              CERTAIN TRANSACTIONS; RELATIONSHIP WITH PRAXAIR

            In the first quarter of 1996 Praxair acquired all of the outstanding common stock of Industries in order to acquire the business of Liquid Carbonic, Inc. At that time, Praxair announced its intention to divest the businesses of Industries that were not strategic to Praxair, including the Company.

            At or prior to the Offering, the Company will enter into agreements with Praxair and certain of Praxair's affiliates for certain cross-indemnities, principally to place financial responsibility for the Company's business with the Company and its affiliates and to place financial responsibility for other Praxair businesses with Praxair and its other affiliates. Exceptions to this arrangement are in the areas of
         .  The Company and Praxair will also enter into an agreement
whereby until        , Praxair will be entitled to recommend the nomination
of certain of its designees as supervisory directors of the Issuer. At the time of the Offering, the designees of Praxair serving on the Supervisory
Board will be               .

Revenues from Affiliates

            The Company has provided in the past and continues to provide services to Praxair and its affiliates and to Industries and its affiliates for the construction and expansion of facilities and for certain repair and maintenance work. During the year ended December 31, 1995, the Company recorded revenues from affiliates of $40.4 million from such services. Gross profit, net of overhead costs, were $5.5 million for the year ended December 31, 1995. The Company believes that these revenues and gross profits approximate those of similar services provided to independent third parties.

Corporate Services

            Industries has provided in the past certain support services to the Company including legal, finance, tax, human resources, information services, research and development and risk management. These charges were allocated by Industries to the Company based on various methods which the Company believes reasonably approximate the actual costs incurred. The allocations recorded by the Company for these corporate services in the accompanying consolidated income statements were approximately $10.0 million for the year ended December 31, 1995. The amounts allocated by Industries are not necessarily indicative of the actual costs which may have been incurred had the Company operated as an entity unaffiliated with Industries. However, the Company believes that the allocation is reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55. Upon consummation of the Offering, Praxair will provide certain of these services for an interim period, after which the Company will perform such services or obtain such services elsewhere. See "Risk Factors -- New Status as Independent Entity" and
"-- Separation Agreement."

Corporate Reorganization

            Prior to the consummation of the Offering, the Selling Shareholder and certain of its subsidiaries will consummate the Reorganization whereby (i) CBIC, which is currently a direct subsidiary of the Selling Shareholder (which is also the immediate parent of the Issuer),
will declare and pay a dividend of approximately $       million to the
Selling Shareholder; (ii) the shares of substantially all of the Issuer's non-U.S. subsidiaries will be transferred by dividend to the Selling Shareholder and contributed to the Issuer in exchange for additional Common Shares of the Issuer and then contributed by the Company to CBICBV; and
(iii) the Selling Shareholder will contribute the shares of CBIC to the Issuer in exchange for additional Common Shares of the Issuer.

Tax Disaffiliation Agreement

            Prior to the Reorganization, the Issuer and Praxair will enter into a tax disaffiliation agreement (the "Tax Disaffiliation Agreement") relating to various tax matters including the allocation of liabilities and credits relating to periods before the completion of the Reorganization.
In particular, the Issuer will indemnify Praxair for liabilities for non-income taxes arising with respect to periods prior to the Reorganization and for income taxes arising with respect to periods prior to the Reorganization based on, among other things, the subsequent disallowance of research and development credits claimed by the Company for past periods or of other tax benefit items of the Company for past periods to the extent that such other tax benefit items are available to reduce the taxes of the Company for any period after the Reorganization.

Separation Agreement

            At or prior to the Offering, the Company will also enter into agreements (collectively, the "Separation Agreement") with Praxair fixing the Company's on-going responsibility for employee benefit matters, goods and services, access and retention of records, technology and intellectual property rights, certain indemnification arrangements and other miscel-laneous matters and providing for the interim provision of certain of the services provided by Praxair and its subsidiaries. In addition, as part of the Separation Agreement, Praxair and certain of its affiliates will enter into bridging arrangements with the Company and its affiliates to permit the orderly transfer of certain activities between Praxair and the Company and into service arrangements for the sale on an arm's-length basis of certain services to the Company and certain of its affiliates. Such bridging and service arrangements are not expected to be material to either the Company or Praxair.

Registration Rights Agreement

            In addition to the Registration Statement of which this Prospectus is a part, Praxair will have the right under a registration rights agreement (the "Registration Rights Agreement") to request additional registrations under the Securities Act for the sale of all or a portion of the Common Shares held by the Selling Shareholder (or its transferee), as well as the right to include such shares in registration statements filed by the Issuer under the Securities Act for the sale of shares by the Issuer. In the Registration Rights Agreement, the Issuer has agreed to indemnify Praxair and any transferee in respect of certain liabilities, including liabilities under the federal securities laws.

                    PRINCIPAL AND SELLING SHAREHOLDERS

            The following table furnishes information, as of immediately prior to and immediately following the closing of the Offering, with respect to the number of Common Shares expected to be beneficially owned by
(i) each supervisory director of the Issuer and each executive officer of CBIC and CBICBV (the Issuer has no executive officers), (ii) the Selling Shareholder (who is the sole person owning more than 5% of the outstanding Common Shares) and (iii) all supervisory directors of the Issuer and executive officers of CBIC and CBICBV as a group.


                                   Before the Offering              After the Offering
                             ----------------------------     ------------------------------
                                  Shares      Percent of         Shares         Percent of
Name and Address of            Beneficially     Shares        Beneficially        Shares
 Beneficial Owner                 Owned       Outstanding       Owned(1)      Outstanding(1)
-------------------          --------------   -----------     ------------    --------------


Chi Bridge Holdings, Inc.,
c/o Praxair, Inc. ...........                      100%                                %
    39 Old Ridgebury Road
    Danbury, CT  06810-5113
Gerald M. Glenn .............             0          0%                                *
  President and Chief
  Executive Officer of CBIC,
  Managing Director of CBICBV
Thomas L. Aldinger ..........             0          0%                                *
  Vice President of CBIC
Stephen M. Duffy ............             0          0%                                *
  Vice President of CBIC
Timothy J. Wiggins ..........             0          0%                                *
  Vice President of CBIC
Robert H. Wolfe .............             0          0%                                *
  Vice President, General
  Counsel and Secretary of CBIC

Supervisory Director of the Issuer        0          0%                                *

Supervisory Director of the Issuer        0          0%                                *

Supervisory Director of the Issuer        0          0%                                *
All supervisory directors and
 executive officers as a
 group (    persons).........             0          0%                                %

--------------------
*    Less than 1%

(1) Includes the maximum number of Common Shares expected to be purchased in the Offering by the executive officers from the shares reserved by the Underwriters for sale to officers and employees of the Company and certain other persons associated with the Company and excludes Common Shares issuable upon exercise of options to be granted under the Company's stock option plans and Common Shares issuable upon exercise of the over-allotment option granted to the Underwriters.


                                  -73-

                                MANAGEMENT

Supervisory Board

            The general affairs and business of the Issuer and the board which manages the Issuer (the "Management Board") are supervised by a board appointed by shareholders (the "Supervisory Board").

            The Issuer's Articles of Association (the "Articles of
Association") provide for one or more directors ("Supervisory Directors")
to serve on the Supervisory Board.  Under the law of The Netherlands, a
Supervisory Director cannot be a member of the Management Board ("Managing
Directors") of the Issuer.  The members of the Supervisory Board are elected at the general shareholders' meeting by a majority of the votes cast at the meeting.  The Supervisory Board is authorized to make binding nominations of two candidates for each position, with the candidate receiving the greater number of votes being elected.  Pursuant to an
agreement between Praxair and the Issuer, until            Praxair is
entitled to recommend the nomination of directors such that there would be
      Praxair designees serving as members of the Supervisory Board at any given time.  The shareholders may override the binding nomination of the
Supervisory Board by vote of two-thirds of the votes cast at the meeting if such two-thirds vote constitutes more than one-half of the outstanding share capital of the Issuer (a "two-thirds majority").  The members of the
Supervisory Board appoint a chairman of the Supervisory Board from among the members of the Supervisory Board.  Resolutions of the Supervisory Board
generally require the approval of a majority of its members.  The
Supervisory Board meets upon the request of its Chairman or two or more of its members or upon the request of the Management Board.

            Members of the Supervisory Board must retire no later than at the ordinary general meeting of shareholders held after a period of three years following their appointment, but may be re-elected.  Members of the
Supervisory Board are elected to serve three-year terms, with approximately one-third of such members' terms expiring each year.  The Issuer currently
has      Supervisory Directors.  Pursuant to the Articles of Association,
members of the Supervisory Board may be suspended or dismissed by the general meeting of shareholders.  The Supervisory Board may make a proposal to the general meeting of shareholders for the suspension or dismissal of one or more of its members.  If such a proposal is made by the Supervisory
Board, a simple majority vote of the shareholders is required to effect a suspension or dismissal.  If no such proposal is made, a two-thirds majority vote is required to effect a suspension









                                   -74-

or dismissal. The members of the Supervisory Board may receive such compensation as may be authorized by the shareholders.

Management Board

            The management of the Issuer is entrusted to the Management
Board under the supervision of the Supervisory Board. Under the Articles of Association, the Supervisory Board may specify by resolution certain actions by the Management Board that require the prior approval of the Supervisory Board. No such resolution has yet been passed. Under the Articles of Association, both proposals to amend the Articles of Association, and proposals to legally merge or dissolve the Issuer require the prior approval of the Supervisory Board.

            The Articles of Association provide that the Management Board shall consist of one or more members. The members of the Management Board are elected for terms of indefinite duration upon a binding nomination of the Supervisory Board and election at the general shareholders' meeting by a majority of the votes cast at the meeting. The shareholders may override the binding nomination of the Supervisory Board by a two-thirds majority vote.

            The general meeting of shareholders may suspend or dismiss one or more members of the Management Board by a two-thirds majority vote. The
Supervisory Board may suspend members of the Management Board, but a general meeting of shareholders must be convened within three months after such suspension to either resolve upon the dismissal of the member or reject the suspension. The Articles of Association provide that the Supervisory Board shall, in the event of absence or inability to act of all the members of the Management Board, be temporarily responsible for the management of the Issuer. The Supervisory Board determines the compensation and other terms and conditions of employment of the members of the Management Board.

            At the time of the Offering, the sole member of the Issuer's
Management Board will be CBICBV, a Netherlands private company. CBICBV is the Company's principal holding company subsidiary for its non-U.S.
operations. Under Netherlands law, shareholder action is required in order to appoint or dismiss a managing director. A corporate subsidiary of the Issuer will serve as the sole member of its Management Board in order to avoid the necessity of shareholder action on appointment and removal of management personnel and to implement a management structure similar to that of a United States corporation. Pursuant to CBICBV's Articles of Association, the members of its management board or holders of a power of attorney will have







                                   -75-

the authority to act on behalf of CBICBV.  The        managing directors of
CBICBV, each of whom is an employee or an officer of the Company or its affiliates, have the authority to act on behalf of CBICBV.

Directors of the Issuer and Executive Officers of the Company

            The following table sets forth certain information regarding the Issuer's Supervisory Directors and executive officers of CBIC and CBICBV. At the time of the Offering, as permitted under the law of The
Netherlands, the Issuer will not have executive officers. CBICBV will serve as the Issuer's Management Board.

        Name                 Age               Position
------------------------     ---      -----------------------------
Gerald M. Glenn               54      President and Chief Executive
                                      Officer of CBIC, Managing
                                      Director of CBICBV

Thomas L. Aldinger            45      Vice President - Business
                                      Development and Operations of
                                      CBIC

Stephen M. Duffy              46      Vice President - Human
                                      Resources and Administration
                                      of CBIC

Timothy J. Wiggins            40      Vice President - Treasurer and
                                      Chief Financial Officer of
                                      CBIC

Robert H. Wolfe               47      Vice President, General
                                      Counsel and Secretary of CBIC

                                      Supervisory Director of the
                                      the Issuer

                                      Supervisory Director of the
                                      the Issuer

                                      Supervisory Director of the
                                      the Issuer

            Gerald M. Glenn has been the President and Chief Executive
Officer of CBIC since May 1996 and a Managing Director of CBICBV since its inception. From April 1994 to present Mr. Glenn has been a principal in The Glenn Group LLC. From January 1991 to April 1994, Mr. Glenn served as
Group President - Fluor Daniel, Inc.  Prior to the consummation of





                                   -76-

the Offering, Mr. Glenn will be appointed to serve as a Class     director
of the Issuer, with a term expiring in     .

            Thomas L. Aldinger has been the Vice President - Business
Development and Operations of CBIC since January 1995. Prior to that time from January 1993 to January 1995 Mr. Aldinger served as President of CBI
Services, Inc. and from January 1991 to January 1993 Mr. Aldinger served as
Vice President and Area General Manager for Europe, Africa and the Middle
East of CBIC.

            Stephen M. Duffy has been Vice President - Human Resources and
Administration of CBIC since June 1996.  Mr. Duffy was Vice President -
Human Resources and Administration of Industries since November 1991.

            Timothy J. Wiggins has been Vice President - Treasurer and
Chief Financial Officer of CBIC since September 1996.  From August 1993 to
September 1996, Mr. Wiggins was Executive Vice President - Finance and
Administration, Chief Financial Officer and Secretary and a director of Fruehauf Trailer Corporation ("Fruehauf"), a publicly-held manufacturer of truck trailers. Fruehauf filed a petition under the Federal bankruptcy laws in October 1996. From May 1993 to August 1993, Mr. Wiggins was employed by Glass & Associates, Inc., a turnaround and management consulting firm. From 1988 to March 1993, Mr. Wiggins served Autodie
Corporation, a publicly-held manufacturer of large-scale stamping dies and molds primarily for the automotive industry, in various executive positions. Mr. Wiggins was promoted to Chief Executive Officer of Autodie
Corporation shortly after Autodie Corporation filed a petition under the Federal bankruptcy laws.

            Robert H. Wolfe has been the Vice President, General Counsel and Secretary of CBIC since November 1996. Before that time, from June
1996 to November 1996, Mr. Wolfe served as a private consultant to Rust
Engineering & Construction Inc. ("Rust").  He served as Vice President,
General Counsel and Secretary to Rust from November 1993 to June 1996 and as Associate General Counsel for that company from July 1988 to November
1993.

                     has been a Class    Supervisory Director of the Issuer
since          and has a term expiring in      .

                     has been a Class     Supervisory Director of the
Issuer since         and has a term expiring in      .

                     has been a Class     Supervisory Director of the
Issuer since          and has a term expiring in      .







                                   -77-

1996 Executive Officer Compensation

            The following table sets forth certain information regarding compensation paid to CBIC's Chief Executive Officer and to each of the four other most highly compensated executive officers of CBIC (the "named executive officers"). Neither the Issuer nor CBICBV paid compensation to executive officers in 1996.

                          SUMMARY COMPENSATION TABLE

Principal                                                         All Other
Position                Year     Salary(1)        Bonus(2)        Compensation
---------               ----     ---------        --------        ------------

Gerald M. Glenn         1996     $230,770         $
President and Chief
Executive Officer

Lewis E. Akin           1996     $ 43,750
Former President and
Chief Executive Officer

Thomas L. Aldinger      1996     $166,200         $               $15,638 (3)
Vice President -
Business Development
and Operations

Timothy Wiggins         1996     $ 59,230         $
Vice President -
Treasurer and Chief
Financial Officer

Stephen M. Duffy        1996     $ 89,230         $               $1,906 (3)
Vice President - Human
Resources and
Administration

Robert H. Wolfe         1996     $ 20,200         $
Vice President,
Secretary and
General Counsel

(1)   Salary paid in 1996 for actual period of employment by the Company.
      Mr. Akin terminated employment on January 12, 1996. Mr. Aldinger was employed in his position during all of 1996. Messrs. Glenn, Wiggins, Duffy and Wolfe commenced employment with the Company on the follow-ing respective dates: Mr. Glenn - May 27, 1996; Mr. Wiggins - Sep-tember 16, 1996; Mr. Duffy - June 1, 1996; and Mr. Wolfe -
      November 18, 1996.




                                   -78-

(2)   Mr. Glenn is eligible to receive a payment pursuant to the Company's
      Variable Compensation Program for 1996, which program is described below under "Compensation and Benefits -- 1996 CEO Incentive Compen-sation." Messrs. Aldinger and Duffy are both eligible to receive
      1996 Incentive Program payments, which program is described below under "-- Compensation and Benefits -- Executive Compensation --
      Annual Incentive Compensation." Messrs. Wiggins and Wolfe are eli-gible to receive 1996 discretionary bonus payments based on individ-ual and corporate performance. In addition, Messrs. Aldinger and Duffy are both eligible to receive payments from the Company's 1996
      Senior Management Incentive Program, which program is described below under "-- Compensation and Benefits -- Executive Compensation --
      Annual Incentive Compensation."

(3) The compensation reported for Messrs. Aldinger and Duffy is the dol-lar value of "split dollar" life insurance benefits provided by CB&I with respect to Mr. Aldinger and by a subsidiary of Praxair which is not a subsidiary of the Issuer with respect to Mr. Duffy.

Compensation and Benefits

            The Company's overall compensation and benefit strategy is to provide programs which are competitive within its industry. The Company believes that this strategy will give the Company the opportunity to attract and retain the highly-skilled managerial, supervisory, technical, sales and marketing personnel that are key to the Company's success. The overall compensation and benefit packages offered by the Company are intended to link the interests of executive officers and employees with those of shareholders through the use of equity-based plans with a long-term perspective, as well as short-term programs which allow employees and executive officers to share in the rewards of improved performance. The following is a brief description of the components of the Company's compensation and benefits program.

1996 CEO Incentive Compensation

            For 1996, as a part of his employment arrangement, Mr. Glenn participated in a special, one time Variable Compensation Program, under which he was eligible for a cash payment following the end of the year.
This payment was based on the achievement of goals of corporate operating income set by Praxair for 1996. There were both threshold and maximum goals of operating income set under the program. A minimum payment would have been made if operating income equaled the threshold income goal, and a maximum payment if the maximum goal was met or exceeded. Intermediate amounts would have been paid on a directly proportional basis if operating income was between the threshold and maximum goals. No payment was due if the





                                   -79-

threshold goal was not achieved. Under this program, Mr. Glenn's potential incentive payment could have ranged from 0% to 187.5% of his base salary.
In 1997, Mr. Glenn will participate in the Incentive Program (as defined below).

Executive Compensation

            The Company's executive compensation program is designed to support the achievement of corporate performance goals; to attract, retain and motivate key executives and enhance shareholder value. The program utilizes a combination of competitive base salaries, short term cash incentives (annual bonuses), stock based long-term incentives and competi-tive plans.

            Annual Incentive Compensation. An annual incentive bonus will be paid to executive officers and other management employees (excluding for 1996, the Company's chief executive officer (the "CEO")), to recognize and reward corporate and individual performance under the Company's Incentive
Compensation Program (the "Incentive Program"). The Incentive Program provides incentives by making cash payments based on achieving the Company's annual goals, and a discretionary payment for individual performance as described below.

            The 1996 Incentive Program used operating income as the financial measure for determining payments under the 1996 Incentive
Program. This measure is also expected to be used in 1997. Threshold, target and maximum goals for Company performance are established at the beginning of the year. A participant's target bonus, expressed as a percentage of base salary, depends upon his or her position, responsibility, and ability to impact the achievement of the Company's performance goals. Competitive market data are reviewed in setting appropriate levels of incentive bonus opportunities for individual employ-ees. The discretionary portion of the Incentive Program is paid to participants for the effort and skill exhibited in supervising their respective areas of responsibility and the personnel who report to them, as reviewed and approved by the CEO and, after 1996, with respect to the CEO, by the Issuer's Supervisory Board.

            The Company also provides a Senior Management Incentive Program
(the "Senior Management Incentive Program") pursuant to which the Company is providing special, one-time incentive bonus opportunities in 1996 to a limited group of senior management executives, who all also participate in the Incentive Program. This program will not be continued in 1997. The performance goals of the Senior Management Incentive Program are based on higher corporate performance goals than the 1996







                                   -80-

Incentive Program, of operating income and reductions in operating costs specific to the second half of fiscal 1996, and a portion is also based on a discretionary evaluation of the individual executive's performance.
Individual total target amounts for each executive have been based on scope of responsibility and an evaluation of each individual's ability to impact the corporate goals.

            Of the named executive officers, Messrs. Aldinger and Duffy are participants in both of the 1996 Incentive Program and the Senior
Management Incentive Program.

            Long-Term Compensation. It is the intent of the Issuer to direct CBIC to sponsor a long-term incentive compensation plan (the
"Incentive Plan") for its executive officers and other management employees which may be in the form of a so-called "omnibus" plan. The Company believes that through the use of long-term, stock-based incentive compensation plans it is possible to create alignment between executive compensation and long-term improvements in shareholder value. The
Incentive Plan may allow the Company the discretion to grant to eligible employees any or all of the following forms of long-term incentive compensation: stock options (both "incentive" stock options under Section
422 of the Internal Revenue Code of 1986, as amended (the "Code") and "non-qualified" stock options); shares of restricted stock (to be retained by CBIC for a specific vesting period); "performance shares" (awarding of Common Shares based on the achievement of pre-set corporate financial goals); and "performance units" (not involving the actual issuance of Common Shares, but cash payments based on achievement of goals similar to performance shares). The Company currently intends to make grants under the Incentive Plan to management employee participants in the form of options to purchase Common Shares which generally would vest over a period of several years.

            The Issuer intends that the granting of awards under the
Incentive Plan, including selection of recipients, vesting, award amounts, and any other conditions, would be made by a committee to be appointed by the
Supervisory Board of the Issuer.  The Issuer also intends that the amounts of all such awards would be made under guidelines based on the individual recipient's experience, responsibilities, impact on the Company, and achievement of specific individual or corporate financial goals.  The
Issuer intends that the number of Common Shares to be reserved for issuance
under such plan shall be         Common Shares, over a period of five years.










                                   -81-

            The Issuer shall consider sponsoring incentive plans for those executive officers and other management employees of its other subsidiaries who are not eligible to participate under the CBIC sponsored plan.

Special Stock-Based, Long-Term Compensation Related to the Offering

            As an incentive to increasing the long-term value of the
Company, Mr. Glenn has an agreement with Praxair, and Messrs. Wiggins,
Aldinger, Wolfe and Duffy have agreements with CB&I, whereby each will respectively receive special compensation related to the sale of the Common
Shares pursuant to the Offering.  Each of such officers, along with a group of approximately 40 other key management employees, will receive an award of restricted Common Shares, equivalent in value on the date of the award to a percentage of the net value realized upon the sale of equity of the
Issuer in the Offering.  Such awards do not have either a minimum or maximum amount, nor is there any threshold specified in such agreements for the net value to be realized in the Offering as a condition for the awarding of any such Common Shares.  Any such Common Shares awarded shall vest no earlier than the third anniversary of the award date, other than
one participant whose grant of        Common Shares will vest on the second
anniversary of the award date.

Other Executive Compensation Programs to be Adopted

            In addition to the prospective annual short-term incentive compensation programs and annual long-term incentive compensation programs described above, the Issuer anticipates directing CBIC to sponsor one or more of the following additional compensation programs in which management employees, including all of the named executive officers, would participate:

            Deferred Compensation Plan. Under CBIC's deferred compensation plan, selected management employees would be permitted to elect, prior to the beginning of each year or other period in which applicable compensation may be earned, to defer the payment by CBIC of a portion of a participant's base salary, and all or a portion of such participant's annual bonus, if any. The payment of such deferred compensation would be made at a future date specified in the plan or by the participant's election, and it would be intended that such deferred amounts would not be subject to current taxation in the U.S. to the participant (nor would it be deductible in the U.S. for CBIC) until the specified deferred payment date. Such deferred amounts would be general obligations of CBIC, and would be paid










                                   -82-

in an amount calculated by attributing a specified imputed rate of interest or earnings on the amounts deferred. Assets available for such obligations would be subject to CBIC's general creditors in the event of bankruptcy or other insolvency, although CBIC anticipates it may adopt a trust arrangement for holding certain assets to support such obligations.

            Retirement Benefits.  CBIC intends to adopt, effective
January 1, 1997, a new tax-qualified defined contribution pension plan for eligible employees (the "New 401(k) Plan"), including, but not limited to, the named executive officers. The Company expects that such plan would consist of a typical voluntary pre-tax salary deferral feature under
Section 401(k) of the Code; a dollar-for-dollar Company matching contribution applicable to such employee deferrals, up to 3% of a partici-pating employee's considered earnings; a basic additional Company contribution of 5% of each participating employee's considered earnings and an additional discretionary Company profit-sharing contribution, to be determined annually by the Issuer. The plan has been designed to create linkages between employees and shareholders by rewarding employees for performance improvements. In addition, the Company believes that the use of Common Shares, as described below, will create an additional incentive for long-term improvements which benefit shareholders.

            The New 401(k) Plan will substantially replace the current
401(k) plan (the "CBI 401(k) Pay Deferral Plan") and the CBI Pension Plan,
the tax qualified defined benefit pension plan in which the employees of
CBIC have previously participated.  Benefits from the CBI 401(k) Pay
Deferral Plan currently being held for CBIC employees will be transferred into the New 401(k) Plan.  The New 401(k) Plan will provide that the
Company may, at the discretion of management, make its matching contributions, and its additional discretionary profit-sharing contribution, in a uniform manner in the form of either cash or Common
Shares.  The Issuer intends to initially reserve       Common Shares for
use under the New 401(k) Plan for this purpose.

            Benefit accruals under the CBI Pension Plan for current Company employees will be calculated based upon service time and considered earnings through December 31, 1996 except that benefit accruals will continue until termination in 1997 for a small number of employees associated with the closure of the Company's fabrication and warehouse operations in Kankakee, Illinois. Thereafter, no further service or earnings will be counted in the calculation of accrued benefits. The benefits accrued net of any offsets as of December 31, 1996 will then be increased a simple 5% per year for a maximum of the next









                                   -83-

succeeding three calendar years for the period of time participants continue to be actively employed by the Company. As of December 31, 1999, all accruals of benefits will cease and be frozen. The Company will continue to participate in the CBI Pension Plan as a contributing employer after December 31, 1996, for the purpose of satisfying funding obligations to such plan for these benefit obligations.

            Of the named executive officers, only Messrs. Aldinger and Duffy have and will have benefits accrued under the CBI Pension Plan.

            The issuer also intends to direct other subsidiaries to sponsor programs or plans to provide or supplement post-retirement income for those employees of such subsidiaries not eligible to participate under the CBIC sponsored defined contribution plan, which are competitive for the business of such subsidiaries in the jurisdiction in which they do business, to the extent such income is not provided by government sponsored or administered or other legally required programs.

            Excess Benefit Plan. In conjunction with the adoption of the New 401(k) Plan, CBIC expects to adopt an "excess" benefit plan. Under such a plan, CBIC would determine the amount of benefits which it would have contributed to the New 401(k) Plan on behalf of designated management employees, except as limited by the Code. The Code limits such contribu-tions to the qualified plan by CBIC to the lesser of $30,000, or 25% of compensation, as defined by the Code. In addition, (a) only up to $150,000 in 1996 (and up to $160,000 in 1997) of compensation may be considered for benefit purposes under a qualified plan such as the New 401(k) Plan, and
(b) pursuant to the voluntary 401(k) deferral portion of the qualified plan, a participant is limited to voluntarily deferring a maximum of $9,500
(in 1996 and 1997). Under the excess benefit plan, CBIC will pay retirement benefits in excess of the amounts permitted under the limitations of contributions described above. It will also allow affected participants to elect to voluntarily defer more than the $9,500 limitation under the qualified plan. Such benefits would be payable to a participant upon retirement, other specified terminations of employment, or upon other specified events. The amount of such benefits payable would be determined by attributing an imputed rate of interest or earnings on the equivalent amount of excess plan contributions not made to the qualified plan. The obligations to provide such benefits would constitute general obligations of CBIC. If a trust arrangement is adopted for holding assets as described under "-- Deferred Compensation Plan," the Company anticipates that such trust would also be used to hold assets to satisfy excess benefit plan obligations.









                                   -84-

            Supplemental Executive Death Benefits Plan. The Issuer may also cause CBIC to adopt a plan for selected management employees to provide additional benefits upon pre- or post-retirement death to a participant's named beneficiary. Such plan would be in addition to any group life insurance plan provided generally to all employees, and may be provided through CBIC's general assets, CBIC-owned insurance policies, or "split-dollar" life insurance policies. The amount of such benefits provided would be significantly greater than that provided under such group life insurance plan. The taxability of such benefits, or payments on premiums therefor, to a participant or his or her beneficiaries, and the tax deductibility of such amounts by the Company, would be determined by the selection of the actual means by which the Company paid such benefits, which has not been determined at this time.

            The Issuer also intends, to the extent permitted under local law, to direct other subsidiaries to adopt one or more other executive compensation programs for those executive officers and other management employees of such subsidiaries not eligible to participate under any CBIC sponsored plan. The Issuer intends to direct the subsidiaries to structure any plan in a manner similar to any executive compensation program adopted by CBIC, taking into account other benefits such subsidiary may have to provide pursuant to local law. In those jurisdictions where such type of plan is not permitted under local law, the Issuer intends to direct subsidiaries to adopt an alternative plan which provides other executive compensation programs of a similar nature to executive officers and other management employees of such subsidiaries, taking into account other benefits such subsidiary may have to provide pursuant to local law.

Employee Share Purchase Plan

            The Issuer believes that a key element of its future success will be broad-based stock ownership by all its employees, and providing incentives to become and remain shareholders.  The Issuer intends to adopt a broad-based employee share purchase plan (the "Share Purchase Plan"), in which certain employees of the Company, including the named executive officers, would be eligible to participate.  Pursuant to the Share Purchase
Plan, each employee electing to participate would be granted an option to
purchase common shares of the Issuer upon a specified future date at    %
of the fair market value of such shares on the date of purchase.  During specified periods preceding such purchase date, a percentage of the participating employees' after-tax pay, as such employee elects, would be withheld and placed on account to apply to the purchase of as many shares as such funds allow at the discounted purchase









                                   -85-

price. Common Shares so purchased would be registered in the name of the employee participant.

            Pursuant to the Code, the Share Purchase Plan would not permit any participant to purchase Common Shares under the proposed plan and all other share purchase plans (if any) in excess of $25,000 of market value per year, determined at the time each option to purchase is granted.

            The Company anticipates that it will reserve a total of
Common Shares for purchase pursuant to the Share Purchase Plan, with such
plan to expire no later than        .

Termination Agreements

            CB&I and Messrs. Wiggins, Wolfe and Aldinger have entered into agreements each providing that, in the event of a termination of their respective employment with the Company or a significant reduction in their respective responsibilities within the two-year period following change of control of the Company, each will receive a special lump-sum payment following separation.

Compensation of Directors

            The Issuer intends to compensate Supervisory Directors who are
not officers of the Company by an annual retainer of $      per year, paid
in     installments, and $      for attendance at each Board meeting.
Directors who are chairpersons of committees shall receive an additional
retainer of $      .  Those who serve on Board Committees shall receive
$       for each committee meeting attended.  Supervisory directors may elect to receive their compensation in Common Shares and may elect to defer their compensation.

Compensation Committee Interlocks and Insider Participation

            For 1996, compensation decisions were made by the entire Board of Directors of CBIC, the members of which are E.G. Hotard, G.M. Glenn, T.J. Wiggins, R.F.X. Fusaro, J.S. Sawyer, B.A. Harris, J.R. Vipond, S.C.
Cunningham and W.F. McClure, Jr. For 1997, compensation decisions for employees of CBIC will be made by the Board of Directors of CBIC and for employees of CBICBV by its management board.












                                   -86-

                        DESCRIPTION OF SHARE CAPITAL

            The Issuer was organized under the law of The Netherlands by Deed of Association dated November 22, 1996. Set forth below is a summary of certain provisions contained in the Articles of Association and the law of The Netherlands. Such summary does not purport to be a complete statement of the Articles of Association and the law of The Netherlands and is qualified in its entirety by reference to the Articles of Association and such law.

            The authorized share capital of the Issuer is NLG 500,000
consisting of 50,000,000 Common Shares, each with a par value of NLG .01.
As of November 22, 1996, 10,000,000 Common Shares were outstanding, all of which were owned by the Selling Shareholder.  Immediately prior to the consummation of the Offering, an amendment to the Issuer's Articles of
Association will increase the Issuer's authorized share capital to NLG
       , consisting of          Common Shares.  In connection with the
Reorganization, additional Common Shares will be issued by the Issuer to the
Selling Shareholder.  Upon consummation of the Offering       Common Shares
will be outstanding.  Common Shares will be issued in registered form only.

Common Shares

            After the consummation of the Offering, there will be Common Shares outstanding. Each shareholder of record (and if applicable, a beneficiary of a life interest to whom the voting rights have been transferred) is entitled to one vote for each Common Share held on every matter submitted to a vote of shareholders. In the event of the liquidation, dissolution or winding up of the Company, holders of Common
Shares are entitled to receive, on a pro rata basis, all assets of the Company remaining available for distribution to the holders of Common
Shares. The Articles of Association make no provision for cumulative voting and, as a result, the holders of a majority of the Issuer's voting power will have the power, subject to the Supervisory Board's right to make binding nominations, to elect all members of the Supervisory Board and the Management Board. See "-- Summary of Certain Provisions of the Articles of
Association and Other Matters -- Election and Tenure of Managing Directors and Supervising Directors; Power to Represent and Bind the Issuer."














                                   -87-

Summary of Certain Provisions of the Articles of Association and Other
Matters

Dividends

            Pursuant to the Articles of Association, the Management Board, with the approval of the Supervisory Board, may establish reserves out of the Company's annual profits. The portion of the Issuer's annual profits that remains after the establishment of reserves is at the disposal of the general meeting of shareholders. Out of the Issuer's share premium reserve and other reserves available for shareholder distributions under the law of The Netherlands, the general meeting of shareholders may declare distributions upon the proposal of the Management Board (after approval by the Supervisory Board). Pursuant to a resolution of the Supervisory Board
(provided that the Supervisory Board is authorized to issue such shares), distributions approved by the general meeting of shareholders may be fully or partially made in the form of shares in the capital of the Issuer. The
Issuer may not pay dividends if the payment would reduce shareholders' equity below the aggregate par value of the Common Shares outstanding, plus the reserves statutorily required to be maintained. Although under Dutch law, dividends are generally paid annually, the Management Board, with the approval of the Supervisory Board, may, subject to certain statutory provisions, distribute one or more interim dividends before the accounts for any year have been approved and adopted at a general meeting of shareholders. Rights to cash dividends and distributions that have not been collected within five years after the date on which they became due and payable shall revert to the Issuer.

            At November 22, 1996, the Issuer had no retained earnings available to pay dividends under the law of The Netherlands.

            Since its inception in 1996, the Issuer has not paid dividends on Common Shares.  The Issuer currently anticipates that it will declare a
$           quarterly cash dividend on each outstanding Common Share,
payable initially for the first quarter commencing subsequent to the date of this Prospectus.  The Issuer currently intends to declare regular quarterly cash dividends; however, there can be no assurance that any such dividends will be declared or paid.  The payment of dividends in the future will be subject to the discretion of the Issuer's shareholders, its Management Board and its Supervisory Board and will depend upon general business conditions, legal restrictions on the payment of dividends and other factors.  The
Issuer expects that it would pay any such dividends in U.S. dollars.  Cash dividends to holders of Common Shares will be









                                   -88-

paid to           (the "Transfer Agent"), who will, if necessary, convert
such dividends into U.S. dollars at the rate of exchange on the date such dividends are paid, for disbursement to such holders.

Shareholder Meetings and Voting Rights

            Each registered shareholder has the right to attend general meetings of shareholders, either in person or represented by a person holding a written proxy, to address shareholder meetings, and to exercise voting rights, subject to the provisions of the Articles of Association.
Ordinary general meetings of shareholders of the Issuer will be held at least annually, within six months after the close of each financial year.
Extraordinary general meetings of shareholders may be held as often as the Management Board or the Supervisory Board deem necessary, or as otherwise provided for pursuant to the law of The Netherlands.

            Unless otherwise required by the Articles of Association or the law of The Netherlands, resolutions of general meetings of shareholders occurring in The Netherlands require the approval of a majority of the votes cast at a meeting. Resolutions of general meetings of shareholders occurring outside The Netherlands are valid if the entire share capital is present or represented (unless voting rights have been transferred to holders of life interests). There are no laws currently in effect in The
Netherlands or provisions in the Articles of Association of the Issuer limiting the rights of nonresident or non-U.S. investors to hold or vote
Common Shares.

            The Issuer will give notice by mail to registered holders of Common Shares of each meeting of shareholders. Such notice will be given no later than the fifteenth day prior to the day of the meeting and will include a statement of the business to be considered. The Transfer Agent will provide notice of general meetings of shareholders to, and compile vot-ing instructions from, holders of Common Shares held directly or indirectly through the Transfer Agent.

Election and Tenure of Managing Directors and Supervising Directors; Power to
Represent and Bind the Issuer

            The Management Board is entrusted with the management of the Issuer. The Supervisory Board supervises the Management Board. The
Management Board will have one or more members and the Supervisory Board will have one or more members. Supervisory Board and Management Board vacancies will be filled by a vote of shareholders at the first general meeting after such







                                   -89-

vacancy occurs or is created.  The Supervisory Board and the Management
Board members are elected from binding nominations made by the Supervisory
Board. At least two persons must be nominated for each vacancy. Under the law of The Netherlands and the Articles of Association, the shareholders may deprive the nominations of their binding effect by a resolution passed by two-thirds majority vote.

            Supervisory Directors and Managing Directors serve until the expiration of their respective terms of office or their resignation, death or removal, with or without cause, by the shareholders or, in the case of Supervisory Directors, upon reaching the mandatory retirement age of 72.

            The executive power of the Issuer resides in the members of the Management Board acting together and in each member acting individually.
Each managing director, acting alone, is authorized to represent the Issuer.
The Issuer may execute (i) a power of attorney granting certain members of the Management Board and/or certain officers of the Issuer the power to bind the Issuer individually on certain administrative day-to-day matters and
(ii) a power of attorney to the Issuer's transfer agent and registrar to acknowledge transfers of the Common Shares.

Approval of Annual Accounts and Discharge of
Management Liability

            Each year, the Management Board is responsible for the preparation of annual accounts. The annual accounts must be approved and signed by the Supervisory Board and then submitted to a general meeting of shareholders for adoption within six months after the end of the Issuer's financial year, unless the general meeting of shareholders has extended this period due to special circumstances.

            Adoption of the Issuer's annual accounts by the general meeting of shareholders discharges the members of the Management Board and the Supervisory Board from liability in respect of the exercise of their duties during the financial year concerned, unless an explicit reservation is made by the general meeting of shareholders and without prejudice to the provisions of the law of The Netherlands relating to liability of members of supervisory boards and management boards upon bankruptcy of a company pursuant to Articles 138 and 149 of Book 2 of the Civil Code of The
Netherlands. Under the law of The Netherlands, this discharge from liability does not extend to matters not disclosed to holders of Common
Shares.










                                   -90-

Liquidation Rights

            In the event of the dissolution, liquidation or winding up of the Company, the assets remaining after payment of all debts and liquidation expenses will be distributed among registered holders of Common Shares on a pro rata basis.

Issue of Shares; Preemptive Rights

            Prior to the Offering, the Issuer's shareholders have approved
the issuance of up to an aggregate of            authorized but unissued
Common Shares upon exercise of options or otherwise in connection with the
Company's benefit plans.  The Issuer's shareholders are also expected to authorize, prior to the Offering, the Supervisory Board to issue such additional authorized but unissued Common Shares as the Supervisory Board shall determine.  Under the law of The Netherlands, such authorization can only be granted for a maximum period of five years and the current
authorization will expire in           , 2002, subject to future
extension(s).  Under the Articles of Association, each holder of Common
Shares shall generally have a preemptive right to subscribe with regard to any issue of Common Shares pro rata to the shareholder's existing holdings of Common Shares, except for certain issuances to employees, issuances for noncash consideration and issuances exempted from such requirement by the
Supervisory Board when the Supervisory Board is so empowered by shareholders.  A resolution expected to be adopted by shareholders in
       , 1997 provides the Supervisory Board with an irrevocable five-year authorization to limit or exclude preemptive rights.

Repurchase of Common Shares

            Subject to certain restrictions contained in the law of The
Netherlands and the Articles of Association, the shareholders, prior to the consummation of the Offering, are expected to have delegated to the
Management Board the authority to cause the Issuer to acquire its own fully paid shares in an amount not to exceed 10% of the outstanding shares at any
time in open market purchases at any price not to exceed $       or its
equivalent in other currencies.  Such authorization, which may not be
granted for more than 18 months, is currently valid through           ,
1998.

Capital Reduction

            Upon proposal by the Management Board (after approval by the Supervisory Board) the general meeting of shareholders may reduce the issued share capital by cancellation of Common







                                   -91-

Shares held by the Issuer, subject to certain statutory provisions.

Amendment of the Articles of Association

            The Articles of Association may be amended at a general meeting of shareholders if the proposal is stated in the convocation notice for the general meeting and a complete copy of the proposed amendment is filed at the Issuer's office so that it may be inspected prior to the meeting and the amendment is approved by a majority of the votes cast at a general meeting of shareholders. Proposals to amend the Articles of Association, to legally merge the Issuer, or to dissolve the Issuer require prior approval by the Supervisory Board. Notwithstanding the foregoing, no such amendment shall become effective until approved by the Ministry of Justice of The
Netherlands.

Transfer Agent and Registrar

            The Transfer Agent and Registrar for the Common Shares is
          .

Liability of Directors and Officers

            Prior to completion of this Offering, certain of the Company's directors and executive officers will enter into an indemnity agreement with the Company. The agreements provide, to the fullest extent permitted by the law of The Netherlands, that the Company will indemnify the directors and executive officers against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director or an executive officer by reason of his or her position as director or officer.
A form of indemnity agreement containing such standards of conduct is included as an exhibit to the Company's Registration Statement on Form S-1
(the "Registration Statement") of which this Prospectus is a part.

            The Articles of Association provide that the Issuer will, to the fullest extent permitted by the law of The Netherlands, as amended from time to time, indemnify, and may advance expenses to, each of its now acting and former board members, officers, employees and agents, whenever any such person is made a party, or threatened to be made a party, in any action, suit or proceeding by reason of his or her service with the Issuer. The
Articles of Association also provide that the Issuer may purchase and maintain directors' and officers' liability insurance.











                                   -92-

                                  TAXATION

            The following is a summary of certain tax consequences in the United States and in The Netherlands of the acquisition, holding and disposition of Common Shares under current law. It does not, however, discuss every aspect of such taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under applicable law, nor does it address the income taxes imposed by any political subdivision of the United States or The Netherlands or any tax imposed by any other jurisdiction. Such discussion assumes that the Company is organized and its business is conducted in the manner outlined in this Prospectus. The law upon which such discussion is based is subject to change perhaps with retroactive effect. Prospective investors should consult their tax advisors regarding the tax consequences to them of acquiring, holding and disposing of the Common Shares.

Netherlands Taxes

            The following is a summary of the material Netherlands tax consequences to an owner of Common Shares who is not, or is not deemed to be, a resident of The Netherlands for purposes of the relevant tax codes (a
"nonresident shareholder"). This discussion is based upon the advice of Loeff Claeys Verbeke, Netherlands tax advisors of the Company. No assurance can be given that tax authorities or courts in The Netherlands will agree with the conclusions expressed herein.

Netherlands Dividend Withholding Tax

            Dividend distributions by the Issuer are generally subject to withholding tax at a rate of 25%. These dividend distributions include dividends in cash or in kind, constructive dividends, certain repayments of capital qualified as dividends and liquidation proceeds in excess of, according to Netherlands tax law, recognized paid-in capital. Stock divi-dends are also subject to Netherlands withholding tax unless they are distributed out of the Issuer's paid-in capital as recognized for Netherlands tax purposes.

            A nonresident shareholder may be eligible, however, for a reduction or a refund of Netherlands dividend withholding tax under a convention, which is in effect between the country of residence of the shareholder and The Netherlands or based upon international conventions or regulations (e.g., European Community directives), provided certain conditions are met. The Netherlands has concluded such tax treaties with, among others, most European countries (including the United Kingdom),








                                   -93-

the United States, Canada and Japan. Unless the recipient nonresident shareholder has a permanent establishment or a permanent representative in The Netherlands to which or to whom the Common Shares are attributable, under most of these conventions (including the tax convention with the United States) the Netherlands dividend withholding tax is reduced to a rate of 15% or less. No Netherlands withholding tax applies on the sale or disposition of Common Shares to persons other than the Company or its direct and indirect subsidiaries.

Netherlands Income Tax and Corporate Income Tax

            In general, a nonresident shareholder will not be subject to Netherlands income tax with respect to dividends distributed by the Issuer on the Common Shares or with respect to capital gains derived from the sale or disposal of Common Shares. Provided that the nonresident shareholder does not carry on a business in the Netherlands through a permanent establishment or a permanent representative to which or to whom the Common
Shares are attributable, the dividends and capital gains are not subject to Netherlands income taxation. This equally applies to capital gains provided that the Common Shares are not disposed of to the Company or its direct or indirect subsidiaries.

            Dividends distributed by the Issuer on the Common Shares or capital gains derived through the sale or other disposal of a substantial interest share holding in the Issuer, however, are subject to Netherlands income tax if the nonresident shareholder, along or with his or her spouse, holds or has held, directly or indirectly, shares representing more than 7%, and together with his or her spouse and close relatives holds or has held at least one-third of the nominal paid-up capital of the Common Shares of the Issuer at any moment during the five years preceding the disposal, provided that the Common Shares are not a business asset. A bill currently pending in the Dutch parliament would reduce the threshold for a substantial interest to a shareholding by a non-resident shareholder, alone or with his or her spouse and certain close relatives, of 5% or more of the nominal paid-up capital of the Common Shares of the Issuer or of any other class of shares that may be created.

Netherlands Net Wealth Tax

            A nonresident shareholder who is an individual is not subject to Netherlands net wealth tax with respect to the Common Shares, provided that the nonresident shareholder does not carry on a business in The Netherlands through a permanent establishment or a permanent representative to which or to whom








                                   -94-

the shares are attributable. Corporations are not subject to Netherlands net wealth tax.

Netherlands Gift and Inheritance Tax

            No Netherlands gift or inheritance tax arises as a result of a gift of the Common Shares by, or the transfer of the Common Shares at the death of, a shareholder who is neither resident nor deemed to be resident of The Netherlands, unless the Common Shares are attributable to a permanent establishment or a permanent representative of the shareholder in The
Netherlands. An individual of Netherlands nationality is deemed to be a resident of The Netherlands, for the purposes of Netherlands gift and inheritance tax, if he or she has been a Netherlands resident at any time during the ten years preceding the time of the gift or death. A person not possessing Netherlands nationality is deemed to be a resident of The
Netherlands, only for the purposes of Netherlands gift tax, if he or she has been residing in The Netherlands at any time during the 12 months preceding the time of the gift.

United States Federal Income Taxes

            The following is a summary of the material United States federal income tax consequences of the acquisition, holding and disposition of Common Shares under present United States law which is expected to be generally applicable. It does not, however, discuss every aspect of United
States federal income taxation that may be relevant to a particular taxpayer under special circumstances or who is subject to special treatment under United States federal income tax laws. Except as noted to the contrary, statements of legal conclusion regarding tax effects in this section are based upon an opinion which the Company has received from Cahill Gordon &
Reindel, United States counsel to the Company. No assurance can be given that the Internal Revenue Service or the courts in the United States will agree with the conclusion expressed herein.

Dividends

            Dividends received with respect to one or more Common Shares by a citizen or resident of the United States, by a corporation which is organized in the United States or by a person who is otherwise subject to United States federal income tax on a net income basis with respect to such Common Shares (a "U.S. Holder") are taxable in the United States as ordinary income. These dividends are not eligible for the dividends received deduction which is generally allowed to United States corporate shareholders on dividends which are received from a U.S. corporation. No United States withholding tax will apply to







                                   -95-

dividends received by a person who is not a U.S. Holder with respect to the Common Shares on which the dividends are paid.

            The amount of income recognized upon the receipt of guilders as a dividend will be the U.S. dollar value of the guilders on the date of receipt, regardless of whether the U.S. Holder converts the payment into U.S. dollars. Gain or loss, if any, recognized by a U.S. Holder on the sale or disposition of guilders will be ordinary income or loss.

            A U.S. Holder may elect annually either to deduct Netherlands withholding tax (see "-- Netherlands Taxes") against its income or to take the withholding taxes as a credit against its United States tax liability, subject to United States non-U.S. tax credit limitation rules.

Sale or Exchange of Common Shares

            A U.S. Holder will generally recognize gain or loss for United
States federal income tax purposes upon the sale or exchange of Common
Shares in an amount equal to the difference between the amount realized from such sale or exchange and the U.S. Holder's tax basis for such Common
Shares.  Such gain or loss will be a capital gain or loss if the Common
Shares are held as a capital asset and will be long-term capital gain or loss if such U.S. Holder's holding period for the Common Shares is more than one year.

            Gain that is recognized upon a sale or exchange of Common Shares by a person who is not a U.S. Holder with respect to such Common Shares will not be subject to income tax in the United States unless such person is an individual who is present in the United States for 183 days or more during his or her taxable year in which such sale or exchange occurred and either the income from the disposition is attributable to an office or other fixed place of business maintained by such individual in the United States or such individual has a tax home, as defined in Section 911(d)(3) of the Internal
Revenue Code, in the United States during such taxable year.

Foreign Personal Holding Company Classification

            The Issuer or any of its non-U.S. subsidiaries could be classified as a non-U.S. personal holding company ("FPHC") if in any taxable year five or fewer individuals who are U.S. citizens or residents own
(directly or constructively through certain attribution rules) more than 50% of the voting power or the value of the outstanding Common Shares.
Classification as an FPHC would generally result in each U.S. shareholder who held Common Shares on the last day of the taxable year of the








                                   -96-

Issuer having to include in gross income as a dividend such shareholder's pro rata portion of undistributed income of the Issuer and of any non-U.S.
subsidiaries that are also FPHCs. The Issuer has been advised by an officer of Praxair that Praxair's shares are held primarily by large institutional investors, such as banks, insurance companies, pension funds and corporate investors, and that, to the best of his knowledge and belief, five or fewer
United States citizens or residents do not own more than 50% of the vote or value of the shares of Praxair. Based upon such information, the Issuer believes that at the time of the Offering, it will not be an FPHC.

Controlled Foreign Corporation Classification

            Additionally, since upon consummation of the Offering
approximately    % of the outstanding Common Shares of the Issuer will be
owned by the Selling Shareholder, a U.S. corporation, if another U.S. Holder
acquires    % or more (including ownership through the attribution rules of
Section 958 of the Code) of the shares of the Issuer, the Issuer will be classified as a controlled foreign corporation.  In that event, all U.S.
Holders of 10% or more of the Common Shares will be subject to taxation under Subpart F of the Code.

Back-up Withholding and Information Reporting

            Information reporting may apply to certain dividends on the Common Shares and to the proceeds of sale of the Common Shares paid to U.S.
Holders other than certain exempt recipients (such as corporations). A 31% back-up withholding tax (which is a refundable credit against the otherwise applicable tax) may apply to such payments if the U.S. Holder fails to provide an accurate taxpayer identification number or certification of exempt status.

                      SHARES ELIGIBLE FOR FUTURE SALE

            Upon completion of the Offering, the Issuer will have
outstanding Common Shares, including           Common Shares owned by the
Selling Shareholder (           if the Underwriters' over-allotment option
is exercised in full) and      shares reserved for issuance upon exercise of
outstanding stock options.  Of these shares, the       Common Shares sold in
the Offering (           if the Underwriters' over-allotment option is
exercised in full) will be freely tradeable without restrictions or further registration under the Securities Act, except for any shares purchased by an
"affiliate" (as that term is defined in Rule 144 under the Securities Act
("Rule 144")) of the Company, which will be subject to the resale limitations of Rule 144 under the Securities Act.








                                   -97-

            The         Common Shares that the Selling Shareholder will hold
upon completion of the Offering (           if the Underwriters' over-
allotment option is exercised in full), up to         Common Shares that may
be issuable to directors of the Issuer, the            restricted Common
Shares granted to certain of the Company's officers and other employees as described under "Management -- Compensation and Benefits -- Special Stock-
Based, Long-Term Compensation Related to the Offering" and any Common Shares
purchased by affiliates may be sold by the respective holders thereof only pursuant to an effective registration statement under the Securities Act, pursuant to Rule 144 under the Securities Act or in accordance with an exemption under the Securities Act.

            In general, under Rule 144 as currently in effect, a person
(including the "affiliate") who beneficially owns shares that are
"restricted securities" as to which at least two years have elapsed since the later of the date of acquisition of such securities from the issuer or the acquisition from an affiliate of the issuer, and any affiliate who owns shares that are not "restricted securities," is entitled to sell, within any three-month period, a number of shares that does not exceed (together with sale by other persons required to be aggregated) the greater of 1% of the
then outstanding Common Shares (approximately        shares following
completion of the Offering) or the average weekly trading volume in the
Common Shares in composite trading on all exchanges during the four calendar weeks preceding such sale.  A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company and who has beneficially owned restricted securities as to which at least three years have elapsed since the later of the date of the acquisition of such securities from the issuer or the acquisition from an affiliate of the issuer is entitled to sell such shares under Rule 144 without regard to the volume limitations described above.  The foregoing summary of Rule 144 is not intended to be a complete description thereof.

            The Issuer has granted registration rights to Praxair pursuant to which Praxair has certain rights to demand registrations of the Common
Shares held by the Selling Shareholder (or its transferee) at the Issuer's expense as well as the right to include such shares in registration statements filed by the Issuer.

            Prior to the Offering, there has been no public market for the Common Shares, and no prediction can be made as to the effect, if any, that market sales of Common Shares, or the availability of such shares for sale, will have on the market price of the Common Shares prevailing from time to time. Nevertheless, sales of substantial amounts of Common Shares in









                                   -98-

the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Shares. In connection with the Offering, subject to certain exceptions, the Issuer, the Selling Shareholder and each of its directors and executive officers have agreed not to sell, grant any option to sell or otherwise dispose of, directly or indirectly, any Common Shares or securities convertible into or exercisable for Common Shares or warrants or other rights to purchase Common
Shares or permit the registration of Common Shares, except pursuant to employee benefit plans referred to in this Prospectus, for a period of days after the date of this Prospectus without the prior consent of the representatives of the Underwriters. See "Underwriting."









































                                   -99-

                                UNDERWRITING

            Subject to the terms and conditions of the Underwriting
Agreement, the Underwriters named below (the "Underwriters"), through their
Representatives,               and                    , have severally
agreed to purchase from the Selling Shareholder the following respective numbers of Common Shares at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this
Prospectus.

                                                                Number of
                  Underwriter                                    Shares







Total........................................................


            The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all of the Common Shares offered hereby if any of such shares are purchased.

            At the request of the Company, the Underwriters will reserve
         Common Shares for sale at the initial public offering price to officers and other employees of the Company. The number of Common Shares available for sale to the general public will be reduced to the extent such purchasers purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. Reserved shares purchased by individuals will, except as restricted by applicable securities laws, be available for resale following the Offering.

            The Issuer and the Selling Shareholder have been advised by the
Representatives of the Underwriters that the Underwriters propose to offer the Common Shares to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $     per share.  The Underwriters
may allow, and such dealers may reallow, a concession not in excess of
$       per share to certain other dealers.  After the initial public offering, the offering price and other







                                   -100-

selling terms may be changed by the Representatives of the Underwriters.

            The Selling Shareholder has granted to the Underwriters an
option, exercisable not later than     days after the date of this
Prospectus, to purchase up to            additional Common Shares at the
public offering price less the underwriting discounts set forth on the cover page of this Prospectus.  To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of
Common Shares to be purchased by it shown in the above table bears to
                , and the Selling Shareholder will be obligated, pursuant
to the option, to sell such shares to the Underwriters.  The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Shares offered hereby.

            The Issuer and the Selling Shareholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

            The Issuer, the Selling Shareholder and certain other
shareholders of the Issuer have agreed not to offer, sell or otherwise dispose of any of their Common Shares or any securities exercisable for or convertible into Common Shares (except, with respect to the Issuer, for issuances of Common Shares pursuant to rights or options currently
outstanding under existing benefit plans) for a period of     days after
the date of this Prospectus without the prior consent of the
Representatives of the Underwriters.  See "Shares Eligible for Future
Sale."

            The Representatives of the Underwriters have advised CB&I and the Selling Shareholder that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

            To satisfy one of the requirements for listing of the Common
Shares on the New York Stock Exchange, the Underwriters have undertaken to sell lots of 100 or more Common Shares to a sufficient number of persons to establish a minimum of 2,000 round lot beneficial holders after the Offering.

            Prior to this Offering, there has been no public market for the Common Shares. Consequently, the initial public offering price for the Common Shares has been determined by negotiation among the Issuer, the Selling Shareholder and the Representatives of the Underwriters. Among the factors considered in such negotiations were prevailing market conditions and general economic conditions, the market capitalization of







                                   -101-

publicly-traded companies which the Issuer and the Representatives of the Underwriters believe to be comparable to the Company, the revenues and earnings of the Company in recent periods, the experience of the Company's management, the economic characteristics of the business in which the Company competes, estimates of business potential of the Company, the present state of the Company's development and other factors deemed relevant.













































                                   -102-

                               LEGAL MATTERS

            Certain legal matters in connection with the offering made hereby will be passed upon for the Issuer by Cahill Gordon & Reindel, a partnership including a professional corporation, New York, New York.  The validity of the Common Shares offered hereby is being passed upon for the
Issuer by Loeff Claeys Verbeke, Amsterdam, The Netherlands.  Certain legal matters in connection with the Common Shares being offered hereby will be
passed upon for the Underwriters by                    .  Cahill Gordon &
Reindel has also provided certain legal services to Praxair and its affiliates in connection with the Offering and has represented and will continue to represent Praxair and its affiliates in various other matters.

                                  EXPERTS

            The financial statements of the Company, as of December 31, 1995 and 1994 and for each of the three fiscal years in the period ended
December 31, 1995, included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                           AVAILABLE INFORMATION

            The Issuer has filed with the Securities and Exchange
Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act, with respect to the Common Shares offered hereby. This
Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made.
Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved.

            After consummation of the Offering, the Issuer will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, will file reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information and the Registration Statement and exhibits and schedules thereto filed by the Issuer with the Commission can be inspected and copied at the








                                   -103-

Public Reference section of the Commission at Room 1024, Judiciary Plaza,
450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 15th Floor, New York,
New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400,
Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference section of the Commission, Room 1024, 450 Fifth Street,
N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov).

            The Issuer will also comply with its obligations under the law of The Netherlands to prepare annual financial statements complying with Netherlands corporate law and deposit the same at the Commercial Register of the Chamber of Commerce and Industry in Amsterdam, The Netherlands.

          SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

            The Issuer is a Netherlands company and a substantial portion of its assets are located outside the United States. In addition, certain members of the Management and Supervisory Boards of the Issuer are residents of countries other than the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against such persons or the Issuer judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. Since there is no treaty between the United States and The Netherlands providing for the reciprocal recognition and enforcement of judgments, United States judgments are not automatically enforceable in The Netherlands. However, a final judgment for the payment of money obtained in a United States court and not rendered by default, which is not subject to appeal or any other means of contestation and is enforceable in the United States, would in principle be upheld and be regarded by a Netherlands court of competent jurisdiction as conclusive evidence when asked to render a judgment in accordance with such final judgment by a United States court, without substantive re-examination or relitigation on the merits of the subject matter thereof, provided that such judgment has been rendered by a court of competent jurisdiction, in accordance with rules of proper procedure, that it has not been rendered in proceedings of a penal or revenue nature and that its content and possible enforcement are not contrary to public policy or public order of The Netherlands. Notwithstanding the foregoing, there can be no assurance that United States investors will be able to enforce against the Issuer, or members of the









                                   -104-

Management or Supervisory Boards, or certain experts named herein who are residents of either The Netherlands or countries other than the United
States, any judgments in civil and commercial matters, including judgments under the federal securities laws. In addition, there is doubt as to whether a Netherlands court would impose civil liability on the Issuer or on the members of the Management or Supervisory Boards in an original action predicated solely upon the federal securities laws of the United
States brought in a court of competent jurisdiction in The Netherlands against the Issuer or such members.











































                                   -105-

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                          INDEX TO FINANCIAL STATEMENTS



                                                                         Page

Consolidated Financial Statements (Pre-Praxair Acquisition):
Report of Independent Public Accountants ..........................      F-2
Consolidated Balance Sheets as of December 31, 1995 and 1994 ......      F-3
Consolidated Income Statements for the Years Ended
  December 31, 1995, 1994 and 1993 ................................      F-4
Consolidated Statements of Changes in Shareholder's Equity
  for the Years Ended December 31, 1995, 1994 and 1993 ............      F-5
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1995, 1994 and 1993 ................................      F-6
Notes to Consolidated Financial Statements ........................      F-7


Interim Unaudited Consolidated Financial Statements
  (Post-Praxair Acquisition, except where noted):
Consolidated Balance Sheet as of September 30, 1996 (unaudited) ...     F-24
Consolidated Income Statements for the Nine Months Ended
  September 30, 1996 (unaudited) and September 30, 1995
  (unaudited) .....................................................     F-25
Consolidated Statement of Changes in Shareholder's Equity
  for the Nine Months Ended September 30, 1996 (unaudited) ........     F-26
Consolidated Statements of Cash Flows for the Nine Months Ended
  September 30, 1996 (unaudited) and September 30, 1995
  (unaudited) .....................................................     F-27
Notes to Consolidated Financial Statements (unaudited).............     F-28

                                      F-1

Upon consummation of the Reorganization as discussed in Note 12 to the Consolidated Financial Statements, we expect to be in a position to render the following audit report.


                                                  ARTHUR ANDERSEN LLP
                                                  December 16, 1996





                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholder of
Chicago Bridge & Iron Company:

We have audited the accompanying consolidated balance sheets of CHICAGO BRIDGE &
IRON COMPANY (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chicago Bridge & Iron Company and Subsidiaries as of December 31, 1995 and 1994, and the results of its operations and cash flows for each of the three years in the period ended
December 31, 1995, in conformity with generally accepted accounting principles.



                                      F-2



                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                            (PRE-PRAXAIR ACQUISITION)

                           CONSOLIDATED BALANCE SHEETS
                        (in thousands, except share data)

                                                           December 31,
                                                   -----------------------------
                                 ASSETS                  1995            1994
                                 ------            -------------   -------------

Current Assets:
      Cash and cash equivalents                        $ 12,850        $ 16,090
      Accounts receivable                               106,634         101,966
      Contracts in progress with earned revenues         70,918          64,624
          exceeding related progress billings
      Assets held for sale                                5,157               -
      Deferred income taxes                               7,369          14,003
      Other current assets                               14,617          13,300
                                                         ------          ------

               Total current assets                     217,545         209,983
                                                        -------         -------


Property and equipment                                  100,496         116,676
Assets held for sale                                      2,235           2,103
Deferred income taxes                                    28,405          22,903
Other non-current assets                                  7,444           8,247
                                                          -----           -----

               Total assets                            $356,125        $359,912
                                                       ========        ========

                  LIABILITIES AND SHAREHOLDER'S EQUITY
                  ------------------------------------

Current Liabilities:
      Notes payable                                    $  1,777          $  776
      Accounts payable                                   20,389          23,948
      Accrued liabilities                                37,379          37,595
      Contracts in progress with progress billings       47,660          41,579
           exceeding related earned revenues
      Income taxes payable                                    -           7,272
                                                        -------           -----

               Total current liabilities                107,205         111,170
                                                        -------         -------

Non-current liabilities                                  56,811          59,346
Minority interest in subsidiaries                         5,602           6,295
                                                          -----           -----

               Total liabilities                        169,618         176,811
                                                        -------         -------

SHAREHOLDER'S EQUITY:
      Common stock, $1 par value, 1,000
          authorized shares;                                  1               1
          1,000 issued and outstanding in 1995
            and 1994
      Additional paid-in capital                        185,493         185,493
      Retained earnings                                 159,672         185,278
      Advances to Parent Company                       (142,786)       (173,797)
      Cumulative translation adjustment                 (15,873)        (13,874)
                                                        -------         -------

               Total shareholder's equity               186,507         183,101
                                                        -------         -------

               Total liabilities and shareholder's
                  equity                               $356,125        $359,912
                                                       ========        ========

         The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                      F-3

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                            (PRE-PRAXAIR ACQUISITION)

                         CONSOLIDATED INCOME STATEMENTS
                                 (in thousands)


                                                 Year Ended December 31,
                                        ---------------------------------------
                                            1995          1994            1993
                                        ------------  --------------  ---------

Revenues                                   $621,938     $762,803      $680,541
Cost of revenues                            604,200      687,906       630,860
                                            -------      -------       -------

      Gross profit                           17,738       74,897        49,681
                                             ------       ------        ------

Selling and administrative expenses          43,023       45,503        44,193
Special charges                               5,230        9,990        22,900
                                              -----        -----        ------

      Income (loss) from operations         (30,515)      19,404       (17,412)
                                            -------       ------       -------

Interest expense                               (799)        (180)         (298)
Other income                                  1,191        1,652         3,056
                                              -----        -----         -----

      Income (loss) before taxes and
        minority interest                   (30,123)      20,876       (14,654)

Income tax expense (benefit)                 (8,093)       3,074        (6,080)
                                             ------        -----        ------

      Income (loss) before minority
        interest                            (22,030)      17,802        (8,574)

Minority interest in income                   3,576        1,359         1,247
                                              -----        -----         -----

      Net income (loss)                    ($25,606)     $16,443       ($9,821)
                                          =========    =========     =========


        The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                      F-4

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                            (PRE-PRAXAIR ACQUISITION)

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                                 (in thousands)



                                               Additional                    Advances        Cumulative         Total
                                   Common       Paid-in       Retained      to Parent        Translation   Shareholder's
                                   Stock        Capital       Earnings       Company         Adjustment       Equity
                                   ---------   ----------   ------------   -----------    --------------  ---------------

Balance at December 31, 1992              $1    $185,493       $178,656     $(129,313)       $(12,810)       $222,027
Net loss                                   -           -         (9,821)            -               -          (9,821)
Translation adjustment                     -           -              -             -               5               5
Advances (to) / from Parent Company        -           -              -         5,020               -           5,020
                                    --------    ---------     ---------      --------       ---------       ---------
Balance at December 31, 1993               1     185,493        168,835      (124,293)        (12,805)        217,231
Net income                                 -           -         16,443             -               -          16,443
Translation adjustment                     -           -              -             -          (1,069)         (1,069)
Advances (to) / from Parent Company        -           -              -       (49,504)              -         (49,504)
                                    --------    ---------     ---------      --------       ---------       ---------
Balance at December 31, 1994               1     185,493        185,278      (173,797)        (13,874)        183,101
Net loss                                   -           -        (25,606)            -               -         (25,606)
Translation adjustment                     -           -              -             -          (1,999)         (1,999)
Advances (to) / from Parent Company        -           -              -        31,011               -          31,011
                                    --------    ---------     ---------     ---------       ---------       ---------
Balance at December 31, 1995              $1    $185,493       $159,672     $(142,786)       $(15,873)       $186,507
                                    ========    =========      ========     =========        ========       =========



         The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                            (PRE-PRAXAIR ACQUISITION)

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                            Year ended December 31,
                                                                      ----------------------------------------
                                                                         1995          1994          1993
                                                                      ------------  -----------  -------------

CASH FLOWS FROM OPERATING ACTIVITIES
       Net Income                                                        $(25,606)     $16,443        $(9,821)
       Adjustments to reconcile net income to net cash provided by operating activities:
            Special Charge                                                  1,850            -          6,000
            Depreciation                                                   16,077       15,569         16,178
            (Increase)/decrease in deferred income taxes                    1,132        1,079        (12,565)
            Gain on sale of fixed assets                                  (10,030)      (4,360)          (118)
       Change in working capital accounts (see below)                     (22,574)       9,716            (31)
                                                                      ------------  -----------  -------------
            Net Cash Provided by / (Used in) Operating Activities         (39,151)      38,447           (357)
                                                                      ------------  -----------  -------------

CASH FLOWS FROM INVESTING ACTIVITIES
       Proceeds from sale of fixed assets and investments                  16,434       29,889          9,446
       Capital expenditures                                               (14,880)     (18,772)       (19,232)
       Increase/(decrease) in equity in unconsolidated affiliates           1,352       (2,720)        (3,017)
       Increase in other                                                      993        5,654          1,039
                                                                      ------------  -----------  -------------
            Net Cash Provided by / (Used in) Investing Activities           3,899       14,051        (11,764)
                                                                      ------------  -----------  -------------

CASH FLOWS FROM FINANCING ACTIVITIES
       Advance (to)/from Parent Company                                    31,011      (49,504)         5,020
       Increase/(decrease) in notes payable                                 1,001         (238)        (2,358)
                                                                      ------------  -----------  -------------
            Net Cash Provided by / (Used in) Financing Activities          32,012      (49,742)         2,662
                                                                      ------------  -----------  -------------

Increase/(decrease) in cash & cash equivalents                             (3,240)       2,756         (9,459)
Cash and cash equivalents, beginning of the year                           16,090       13,334         22,793
                                                                      ------------  -----------  -------------
Cash and cash equivalents, end of the year                                $12,850      $16,090        $13,334
                                                                      ============  ===========  =============





CHANGE IN WORKING CAPITAL ACCOUNTS:
       (Increase)/decrease in receivables, net                            $(4,770)     $27,628       $(11,595)
       (Increase)/decrease in contracts in progress, net                     (213)     (10,416)        19,482
       (Increase)/decrease in other current assets                          1,731       (2,259)          (131)
       Decrease in accounts payable & accrued liabilities                  (6,310)      (1,753)        (2,741)
       Increase/(decrease) in income tax payable/prepaid income taxes     (10,320)       2,535         (6,060)
       Increase/(decrease) other                                           (2,692)      (6,019)         1,014
                                                                      ------------  -----------  -------------
            Total                                                        $(22,574)      $9,716           $(31)
                                                                      ------------  -----------  -------------

SUPPLEMENTAL CASH FLOW DISCLOSURES:
            Cash paid for interest                                           $829          $30           $298
            Cash paid for income taxes                                     $2,936       $7,137         $8,701


        The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES


                            (PRE-PRAXAIR ACQUISITION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1995, 1994 and 1993
                                 (in thousands)



1.   Organization and Nature of Operations:

Chicago Bridge & Iron Company and Subsidiaries ("the Company") is a global engineering and construction company specializing in the engineering and design, procurement, fabrication, erection, repair and modification of steel tanks and other steel plate structures and associated systems such as petroleum terminals, critical refinery field erected pressure vessels, low temperature and cryogenic storage facilities, elevated water storage tanks and other specialty products and services. The Company also provides the design, supply and construction of the associated piping, mechanical, electric and instrumentation systems in turnkey projects. The primary industries served by the Company include petroleum, petrochemical, chemical, electrical and gas utilities, pulp and paper, and metals and mining.

The worldwide petroleum and petrochemical industry has been the largest sector of the Company's revenues. Numerous factors influence capital expenditure decisions in this industry which are beyond the control of the Company. Therefore, no assurance can be given that the Company's business, financial condition and results of operations will not be adversely effected because of reduced activity in the petroleum and petrochemical industry.

The Company is a wholly owned subsidiary of CBI Industries, Inc. ("Industries"). On January 12, 1996, pursuant to the merger agreement dated December 22, 1995, Industries became a subsidiary of Praxair, Inc. ("Praxair"). This merger transaction was reflected in the Company's consolidated financial statements as a purchase effective January 1, 1996 ("Merger Date"). Accordingly, the historical information provided for the periods prior to January 1, 1996 ("Pre-Praxair Acquisition") will not be comparable to subsequent financial information.

The accompanying financial statements exclude certain service related subsidiaries which are not a component of the Company's continuing operations. The assets, liabilities, revenues and expenses attributable to these entities are recorded net in the Advance to Parent Company caption of shareholder's equity. These service related subsidiaries are being held for sale by Praxair.

The fair value assigned to the Company as of the Merger Date was $150,000, excluding any bank or assumed debt ("Merger Value"). This Merger Value approximates the portion of the total Industries purchase price that relates to the Company. The allocation of this Merger Value to the fair value of individual assets and liabilities is based on preliminary estimates of fair value and may be revised at a later date. The preliminary allocation of this fair value resulted in the following opening balance sheet:



                                              Historical                       Purchase                       Opening
                                             Balance Sheet                    Accounting                   Balance Sheet
                                           December 31, 1995                  Adjustments                 January 1, 1996
                                             (Pre-Praxair)                Increase/(Decrease)              (Post-Praxair)
                                             -------------                -------------------              --------------

ASSETS
Cash and cash equivalents                         $12,850                           $-                           $12,850

Accounts receivable                               106,634                        4,095   (A)                     110,729
Contracts in progress                              70,918                            -                            70,918
Assets held for sale                                5,157                        4,374   (B)                       9,531
Deferred income taxes                               7,369                       (7,369)  (C)                           -
Other current assets                               14,617                         (192)  (A)                      14,425
                                                ---------                     --------                          --------
     Total current assets                         217,545                          908                           218,453

Property and equipment                            100,496                        4,307   (B)                     104,803
Assets held for sale                                2,235                        7,527   (B)                       9,762
Deferred income taxes                              28,405                     (28,405)   (C)                           -
Goodwill                                                -                       12,673   (D)                      12,673
Other non-current assets                            7,444                        3,238   (A)                      10,682
                                                ---------                     --------                          --------
     Total Assets                                $356,125                         $248                          $356,373
                                                 ========                         ====                          ========

LIABILITIES & SHAREHOLDER'S EQUITY
LIABILITIES
Contracts in progress                             $47,660                       $3,153   (A)                     $50,813
Other current liabilities                          59,545                        5,048   (E)                      64,593
Debt to Parent Company                                  -                       55,000   (F)                      55,000
Other non-current liabilities                      62,413                       28,554   (E)                      90,967
                                                 --------                     --------                          --------
     Total liabilities                            169,618                       91,755                           261,373

SHAREHOLDER'S EQUITY
Common stock                                            1                            -                                 1
Additional paid-in capital                        185,493                       52,292   (A)                     237,785
Retained earnings                                 159,672                     (159,672)  (G)                           -
Advances to Parent Company                       (142,786)                           -                          (142,786)
Cumulative translation adjustment                 (15,873)                      15,873   (G)                           -
                                                 --------                     --------                          --------
     Total shareholder's equity                  $186,507                      (91,507)                          $95,000

Total liabilities & shareholder's equity         $356,125                         $248                          $356,373
                                                 ========                         ====                          ========

Description of Purchase Accounting Adjustments:

(A)  To record other estimated fair value and purchase accounting adjustments.

(B) To record estimated fair value of property, equipment and assets held for sale and to reclassify certain assets from property to assets held for sale.

(C) To write-off $38,093 of U.S. deferred tax assets not realizable on a stand-alone company basis and to reclassify $2,319 of foreign deferred tax liabilities.

(D)  To record goodwill which will be amortized over 40 years.

(E) Relates primarily to recognition of the unamortized portion of actuarial gains and losses and other adjustments relating to the Company's defined benefit and postretirement plans and the recognition of severance for personnel reductions.

(F) To record the assumption of Praxair acquisition related debt in the Company's financial statements.

(G) To eliminate historical retained earnings and cumulative translation adjustment.

2.   Significant Accounting Policies:

Basis of Consolidation

The consolidated financial statements include all significant subsidiaries where control exists and are attributable to the Company's continuing operations. Significant intercompany balances and transactions are eliminated in consolidation. Investments in non-majority owned affiliates are accounted for by the equity method.


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Management is also required to make judgments regarding the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


Revenue Recognition

Revenues are recognized on the percentage of completion method. Earned revenue is based on the percentage that incurred costs-to-date bear to total estimated costs after giving effect to the most recent estimates of total cost. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the year in which these changes become known. Earned revenue reflects the original contract price adjusted for agreed upon claim and change order revenue, if any. Losses expected to be incurred on jobs in process, after consideration of estimated minimum recoveries from claims and change orders, are charged to income as soon as such losses are known. Progress billings in accounts receivable are currently due and exclude retentions until such amounts are due in accordance with contract terms. Cost of revenues include direct contract costs such as material and construction labor, and indirect costs which are attributable to contract activity.


Foreign Currency Translation and Exchange

The primary effects of foreign currency translation adjustments are recognized in shareholders' equity as cumulative translation adjustment. Charges for foreign currency exchange losses are included in the determination of income, and were $974, $674 and $1,003 in 1995, 1994 and 1993, respectively.


Cash Equivalents

Cash equivalents are considered to be all highly liquid securities with original maturities of three months or less.

Property and Equipment

Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives: buildings and improvements, 10 to 40 years; plant and field equipment, 3 to 20 years. Renewals and betterments which substantially extend the useful life of an asset are capitalized and depreciated. Depreciation expense was $16,077, $15,569 and $16,178 for the years ended December 31, 1995, 1994 and 1993, respectively.

The Company expects that there will be no material effect on its financial position or results of operations resulting from the January 1, 1996 adoption of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.


Assets Held for Sale

The Company separately classified several assets held for sale as of December 31, 1995 and 1994. These assets are valued at estimated realizable value and were classified as current and non-current based on their expected selling date.


Financial Instruments

The Company uses various methods and assumptions to estimate the fair value of each class of financial instrument. Due to their nature, the carrying value of cash and temporary cash investments, accounts receivable and accounts payable approximates fair value. The Company's other financial instruments are not significant. For the years ended December 31, 1995, 1994 and 1993, the Company recorded interest expense on notes payable and certain other liabilities.


Forward Contracts

The Company periodically uses forward contracts to hedge foreign currency assets and foreign currency payments that the Company is committed to make in connection with the normal course of its business. Gains or losses on forward contracts designated to hedge a foreign currency transaction are included in the measurement of income. At December 31, 1995, the Company had forward contracts, which mature throughout 1996, for foreign currencies totaling $4,900. The fair value of forward contracts approximated their carrying value in the financial statements at December 31, 1995. The counterparties to the Company's forward contracts are major financial institutions, which the Company continually evaluates as to their creditworthiness. The Company has never experienced, nor does it anticipate, nonperformance by any of its counterparties.


Research and Development

Expenditures for research and development activities, which are charged to income as incurred, amounted to $2,474, $3,624 and $4,553 in 1995, 1994 and 1993, respectively.

Pending Accounting Pronouncements

In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which encourages, but does not require, companies to recognize compensation expense for grants of common stock, stock options and other equity instruments to employees based on new fair value accounting rules. The Company does not expect to adopt the new rules and will continue to apply the existing accounting rules contained in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Statement No. 123 requires companies to comply with certain disclosures about stock-based employee compensation arrangements regardless of the method used to account for them.


3.   Transactions with Industries:

Related-party transactions with Industries not disclosed elsewhere in the financial statements are as follows:

Revenues from Affiliates

The Company provides services to affiliates of Industries for the construction and expansion of facilities and for certain repair and maintenance work. During the years ended December 31, 1995, 1994 and 1993, the Company recorded revenues from affiliates of $40,374, $104,045 and $42,843, respectively. Gross profit, net of overhead costs, were $5,516, $9,422 and $6,358 for the years ended December 31, 1995, 1994 and 1993, respectively. The Company believes these revenues and gross profits approximate those of similar services provided to independent third parties.


Advances to Parent Company

Advances to Parent Company represent advances to Industries and its affiliates from operating cash flows generated by the Company, net of cash received from Industries and its affiliates to fund operating and investing activities.

The Advances to Parent Company have been included as a component of shareholder's equity as such amounts are generally not due and payable, and as the Advances to Parent Company will be eliminated as a part of the Company's reorganization, as discussed in Note 12.


Corporate Services

Industries provided certain support services to the Company including legal, finance, tax, human resources, information services, research and development and risk management. These charges are allocated by Industries to the Company based on various methods which reasonably approximate the actual costs incurred. The allocations recorded by the Company for these corporate services in the accompanying consolidated income statements were approximately $10,008, $11,599 and $11,303 for the years ended December 31, 1995, 1994 and 1993, respectively. The amounts allocated by Industries are not necessarily indicative of the actual costs which may have been incurred had the Company operated as an entity unaffiliated with Industries. However, the Company believes that the allocation is reasonable and in accordance with the Securities and Exchange Commission's Staff Accounting Bulletin No. 55.

4.   Uncompleted Contracts:

Contract terms generally provide for progress billings based on completion of certain phases of the work. The excess of revenues recognized for construction contracts over progress billings on uncompleted contracts is reported as a current asset and the excess of progress billings over revenues recognized on uncompleted contracts is reported as a current liability as follows:

                                                      1995            1994
                                                 -----------       ---------

Revenues recognized on uncompleted contracts      $  654,619       $  785,703
Billings on uncompleted contracts                    631,361          762,658
                                                 -----------       ----------
                                                 $    23,258       $   23,045
                                                      ======           ======

Shown on balance sheet as:
Contracts in progress with earned revenues
    exceeding related progress billings           $   70,918       $   64,624
Contracts in progress with progress billings
    exceeding related earned revenues                 47,660           41,579
                                                 -----------       ----------
                                                  $   23,258       $   23,045
                                                      ======           ======


5.   Leases:

Certain facilities and equipment are rented under operating leases that expire at various dates through 2015. Rental expense on operating leases was $3,589, $3,472 and $5,512 in 1995, 1994 and 1993, respectively. Future rental commitments during the years ending in 1996 through 2000 and thereafter are $3,476, $1,873, $1,122, $885, $597 and $1,061, respectively.


6.          Supplemental Balance Sheet Detail:

The activity recorded in the allowance for doubtful accounts is as follows:

                                                               Deductions -
                             Balance,                       write-off of trade      Balance,
                           beginning of      Charges to        receivables,         end of
                             the year         Expense        net of recoveries      year
                             --------         -------        -----------------      ----

For the year ended
   December 31, 1995          $2,862           $5,656            $(2,175)           $6,343

For the year ended
   December 31, 1994           3,039            2,071             (2,248)           2,862

For the year ended
   December 31, 1993           1,872            2,189             (1,022)           3,039




The components of property and equipment are:

                                                1995              1994
                                            -----------       ----------

Land and improvements                       $   10,373        $   21,739
Buildings and improvements                      39,704            46,367
Plant and field equipment                      164,964           189,057
                                           -----------        ----------
          Total property and equipment         215,041           257,163

Accumulated depreciation                      (114,545)         (140,487)
                                           -----------        ----------
          Net property and equipment        $  100,496        $  116,676
                                           ===========        ==========



The components of accrued liabilities are:
                                                 1995             1994
                                             -----------      -----------
Insurance and litigation reserves             $  11,700         $  11,356
Payroll, vacation and bonuses                     9,461             7,133
Accrued accounts payable                          6,182             5,406
Other                                            10,036            13,700
                                             ----------        ----------
                                               $ 37,379          $ 37,595
                                             ==========        ==========



The components of non-current liabilities are:

                                                 1995            1994
                                            -----------      ------------
Insurance and litigation reserves              $ 27,403          $ 25,504
Postretirement health care liability             22,583            24,986
Other                                             6,825             8,856
                                           ------------      ------------
                                              $  56,811         $  59,346
                                           ============      ============


7.   Commitments and Contingent Liabilities:

Environmental Matters

A subsidiary of the Company was a minority shareholder from 1934 to 1954 in a company which owned or operated at various times several wood treating facilities at sites in the United States, some of which are currently under investigation, monitoring or remediation under various environmental laws. With respect to some of these sites, the Company has been named a potentially responsible party ("PRP") under CERCLA and similar state laws. Without admitting any liability, the Company has entered into a consent decree with the federal government regarding one of these sites and has had an administrative order issued against it with respect to another. There can be no assurance that the Company will not be required to clean up one or more of these sites pursuant to agency directives or court orders. The Company has been involved in litigation concerning environmental liabilities, which are currently indeterminable, in connection with certain of those sites. The Company denies any liability for each site and believes that the successors to the wood treating business are responsible for the costs of remediation of the sites. Without admitting any liability, the Company has reached settlements for environmental clean-up at most of the sites. In July 1996, a judgment in favor of the Company was entered in the suit Aluminum Company of America vs. Beazer East, Inc. vs. Chicago Bridge & Iron Company, instituted in January 1991 before the U.S. District Court for the Western District of Pennsylvania. In July 1996, Beazer East, Inc. filed an appeal which is currently pending before the United States Court of Appeals for the Third Circuit. Although the Company believes that it will be successful in such appeal and that such settlements and any remaining potential liability will not be material, there can be no assurance that the Company will be successful in upholding the judgment in its favor or that such settlements and any remaining potential liability will not have a materially adverse effect on its business, financial condition or results of operations.

The Company's facilities have operated for many years and substances which are or might be considered hazardous were used and disposed of at some locations, which will or may require the Company to make expenditures for remediation. In addition, the Company has agreed to indemnify parties to whom it has sold facilities for certain environmental liabilities arising from acts occurring before the dates those facilities were transferred. The Company believes that any potential liability for these matters will not have a materially adverse effect on its business, financial condition or results of operations.

Along with multiple other parties, a subsidiary of the Company is currently a PRP under CERCLA and analogous state laws at several sites as a generator of wastes disposed of at such sites. While CERCLA imposes joint and several liability on responsible parties, liability for each site is likely to be apportioned among the parties. The Company does not believe that its potential liability in connection with these sites, either individually or in the aggregate, will have a material adverse effect on the Company's business, financial condition or results of operations.

The Company does not anticipate incurring material capital expenditures for environmental controls or for investigation or remediation of environmental conditions during the current or succeeding fiscal year. Nevertheless, the Company can give no assurance that it, or entities for which it may be responsible, will not incur liability in connection with the investigation and remediation of facilities it currently (or formerly) owns or operates or other locations in a manner that could materially and adversely affect the Company.

Other Contingencies

In 1991, CBI Na-Con, Inc. ("CBI Na-Con"), a subsidiary of the Company, installed a catalyst cooler bundle at Fina Oil & Chemical Company's ("Fina") Port Arthur, Texas Refinery. In July of 1991, Fina alleges that the catalyst cooler bundle was defective and had it replaced. Fina is seeking approximately $20 million in damages for loss of use of Fina's catalyst cracking unit and the cost of replacement of the catalyst cooler bundle. On June 28, 1993, Fina filed a complaint against CBI Na-Con before the District Court of Harris County, Texas in Fina Oil & Chemical Company vs. CBI Na-Con, Inc. et al. The Company denies that it is liable. While the Company believes that it will eventually prevail in the lawsuit, there can be no assurance that if the Company is finally determined to be liable, any such liability will not have a materially adverse effect on its business, financial condition or results of operations.

The Company is a defendant in a number of other lawsuits arising in the normal course of its business. While it is impossible at this time to determine with certainty the ultimate outcome of these lawsuits, the Company's management believes that adequate provision has been made for probable losses with respect thereto as best as can be determined at this time and that the ultimate outcome, after provisions therefore, will not have a material adverse effect on the Company's business, financial condition, and results of operations. The adequacy of reserves applicable to the potential costs of being engaged in litigation and potential liabilities resulting from litigation are reviewed as developments in the litigation warrant.

The Company is jointly and severally liable for certain liabilities of partnerships and joint ventures. The Company has also given certain guarantees, principally in connection with the performance of contracts and repayment of obligations by its subsidiaries and other ventures in which the Company has financial interests. As collateral for these guarantees, the Company is contingently liable in the amount of $56,456 at December 31, 1995.

The Company has elected to retain portions of anticipated losses through the use of deductibles and self-insured retentions for its exposures related to third party liability and workers' compensation. Liabilities in excess of these amounts are the responsibilities of an insurance carrier. To the extent the Company self-insures for these exposures, reserves have been provided for based on management's best estimates with input from the Company's legal and insurance advisors. Changes in assumptions, as well as changes in actual experience, could cause these estimates to change in the near term. The Company's management believes that the aggregate liability, if any, for these matters will not be material to its financial position or the results of operations. At December 31, 1995 and 1994, the Company's insurance reserves included liabilities for certain service related subsidiaries which have been excluded from the Company's results of operations, in exchange for a fee paid by those entities. It is the Company's intention to restructure the insurance program subsequent to September 30, 1996, to exclude the service related subsidiaries.


8.      Employee Benefit Programs:

Health and Welfare Programs

The Company participates in various health and welfare programs for their active employees that are sponsored by Industries. These programs include medical, life insurance and disability. The Company reimburses Industries for its proportionate cost of these programs based on historical experience and relative headcount. The Company recorded expense related to the reimbursement of these costs of approximately $10,731, $11,310 and $12,830 in the years ended December 31, 1995, 1994 and 1993, respectively. The costs are charged to cost of revenues and selling and administrative expenses based on the number of employees in each of these categories. The Company believes its allocation of the proportionate cost is reasonable. Effective January 1, 1997, the Company intends to terminate participation in the Industries-sponsored plans and initiate its own plans.


Stock Benefit Programs

The Company participated in an employee stock ownership plan, a restricted stock award plan, employee stock purchase plans and a stock option plan sponsored by Industries. The Company reimbursed Industries for its proportionate cost of these programs based on an estimate of the proportionate costs attributable to its employees. The Company recorded expense related to the reimbursement of these costs of approximately $7,296, $6,400 and $6,284 in the years ended December 31, 1995, 1994 and 1993, respectively. The Company believes its allocation of the proportionate cost was reasonable. As a result of the acquisition of Industries by Praxair, these stock programs were terminated.

Pension and Defined Contribution Plans

The Company participates in a defined benefit plan sponsored by Industries (the "CBI Pension Plan"), three defined benefit plans sponsored by the Company's Canadian subsidiary, and makes contributions to union sponsored multi-employer pension plans. The CBI Pension Plan, which is the principal non-contributory defined benefit plan, covers most U.S. salaried employees. The Company's Canadian pension plans cover field, hourly, and salaried employees. The Company made contributions of $2,863, $4,641 and $3,284 in the years ended December 31, 1995, 1994 and 1993, respectively, to the union sponsored multi-employer pension plans. Benefits under these defined benefit plans are based on years of service and compensation levels.

The Company's net pension expense amounted to $2,692, $3,575 and $2,765 in 1995, 1994 and 1993, respectively. The Company reimburses Industries for its proportionate cost of these programs and funds pension costs as required. Separate calculations for the Company of the components of net pension cost and funded status are not available for the U.S. plan. The following tables reflect the components of net pension cost and the funded status of the Industries pension plans, which include the Company and the Company's Canadian pension plans:

Net Pension Cost

                                                  1995                    1994                     1993
                                          ------------------       -----------------      ----------------------
                                            US        Canada         US        Canada        US         Canada
                                            --        ------         --        ------        --         ------

Service cost                               $ 4,326      $  291      $ 5,096      $  368     $ 3,756       $  504
Interest cost                                6,803       1,218        6,467       1,223       5,384        1,273
Actual return on assets                    (15,420)     (1,515)      (1,262)     (1,742)     (5,177)      (1,606)
Net amortization and deferral                9,523        (239)      (2,961)       (472)      1,840         (358)
                                           -------     -------      -------     -------     -------      -------
Net defined benefit pension plans
    expense                                $ 5,232     $  (245)     $ 7,340     $  (623)    $ 5,803      $  (187)
                                           =======     =======      =======     =======     =======      =======
Amount allocated to Company                $ 2,937     $  (245)     $ 4,198     $  (623)    $ 2,952      $  (187)
                                           =======     =======      =======     =======     =======      =======




Funded Status                                                                 1995                    1994
                                                                      -------------------     ---------------------

                                                                        US         Canada        US        Canada
                                                                        --         ------        --        ------

Accumulated benefit obligation including vested benefits of
    $85,378 in 1995 and $68,378 in 1994                               $(80,495)    $(15,611)   $(63,112)   $(14,083)
Additional benefits based on projected salary levels                   (24,867)      (2,682)    (19,266)     (3,085)
                                                                     ---------    ---------   ---------   ---------
Projected benefit obligation                                          (105,362)     (18,293)    (82,378)    (17,168)

Market value of plan assets                                             73,622       23,718      52,012      24,612
                                                                     ---------    ---------   ---------   ---------
Projected benefit obligation over plan assets                          (31,740)       5,425     (30,366)      7,444
Unrecognized loss                                                       24,648        3,042      18,511       1,818
Unrecognized net transition asset                                         (545)      (3,622)       (606)     (4,887)
Unrecognized prior service cost                                          4,516          495       4,940         545
Additional minimum liability                                            (3,753)           -      (3,579)          -
                                                                     ---------    ---------   ---------   ---------
Pension asset/(liability)                                             $ (6,874)     $ 5,340   $ (11,100)    $ 4,920
                                                                      ========      =======   =========     =======
Amount allocated to Company                                           $ (3,003)     $ 5,340   $  (3,173)    $ 4,920
                                                                      ========      =======   =========     =======

The principal defined benefit plan assets consist of long-term investments, including equity and fixed income securities and cash. The significant assumptions used in determining pension expense and the related pension obligations were: discount rate of 7.25%, 8.5% and 7.5% in 1995, 1994 and 1993, respectively; increase in compensation levels of 4.5% in 1995, 1994 and 1993, respectively; and long-term rate of return on plan assets of 9.0% in 1995, 1994 and 1993, respectively.

The Company is the sponsor for several defined contribution plans which cover salaried and hourly employees for which the Company does not provide matching contributions. The cost of these plans to the Company was insignificant in 1995, 1994 and 1993.

Effective January 1, 1997, the Company intends to adopt a new tax-qualified defined contribution plan ("New 401(k) Plan") for eligible employees. The Company expects that this plan would consist of a voluntary pre-tax salary deferral feature under Sections 401(k) of the Internal Revenue Code, a Company matching contribution, and an additional Company profit-sharing contribution to be determined annually by the Company. The New 401(k) Plan will substantially replace the current Industries-sponsored pension and 401(k) plans.

Benefit accruals under the CBI Pension Plan for current Company employees will cease, and be frozen as of December 31, 1996. However, it is anticipated that the Company will continue to participate in the CBI Pension Plan as a contributing employer after December 31, 1996. The Company's obligation to fund portion of the accumulated benefit obligation for its active employees in excess of plan assets was fixed at $14,235 as of January 1, 1997, is payable to Praxair over a twelve-year period beginning December 31, 1997, with interest at 7.5%.

Of the three previously mentioned Canadian plans, one was terminated in December 1994. Since that time, all members who elected to transfer their balance have been paid out, while the remaining members continue to have benefits under the plan. The second plan is in the process of being terminated. Curtailment gains and losses for these plans were insignificant.


Postretirement Health Care and Life Insurance Benefits

The Company participates in a health care and life insurance benefit program sponsored by Industries. This program provides certain separate health care and life insurance benefits for employees retiring under the principal non-contributory defined benefit pension plan of Industries. Retiree health care benefits are provided under an established formula which limits costs based on prior years of service of retired employees. This plan may be changed or terminated by Industries at any time.

The Company's net cost of providing postretirement benefits for retirees was $2,258, $2,326 and $2,462 in 1995, 1994 and 1993, respectively. The Company reimburses Industries for its proportionate cost of this program. Separate calculations of the components of the net postretirement benefit cost for the Company and the Company's funded status are not available. The following tables reflect the components of the net cost of postretirement benefits and the funded status for the entire Industries plan, which includes the Company:

Net Periodic Postretirement Benefit Cost        1995         1994         1993
                                                ----         ----         ----

Service cost                                    $ 563        $ 683        $ 568
Interest cost                                   2,572        2,582        2,688
Actual return on assets                            46            -            -
Net amortization and deferral                       -          (23)         (45)
                                               ------       ------      -------
Postretirement health care and
    life insurance benefits cost              $ 3,181      $ 3,242      $ 3,211
                                               ======       ======       ======

Amount allocated to the Company                $2,258       $2,326       $2,462
                                               ======       ======       ======


Net Postretirement Liability                        1995             1994
                                                -----------       -----------
Accumulated postretirement benefit
  obligation applicable to:
Retirees                                          $ (25,136)        $ (24,553)
Active employees                                    (11,042)          (11,535)
                                                -----------        ----------
Projected benefit obligation                        (36,178)          (36,088)
                                                -----------        ----------
Plan assets                                               -                 -
Unrecognized (gain)/loss                              2,757            (1,272)
Unrecognized prior service costs                        530               577
                                                -----------        ----------
Postretirement health care and life
    insurance benefits (liability)                $ (32,891)        $ (36,783)
                                                     ======            ======
Amount allocated to the Company                    $(24,069)         $(27,367)
                                                     ======            ======


The significant assumptions used in determining other postretirement benefit expense were: discount rate of 7.25%, 8.5% and 7.5% in 1995, 1994 and 1993, respectively; and long-term rate of return on plan assets of 9.0% in 1995 and 1994; and 10.0% in 1993.

Effective January 1, 1997, the Company intends to terminate its participation in the program sponsored by Industries and initiate a similar program for its active employees. The Company has a $20,497 obligation related to retired employees of the Company payable to Praxair over a twelve-year period starting December 31, 1997, with interest at 7.5%.

9.   Income Taxes:

The Company's results are included in the consolidated Federal income tax return filed by Industries. The consolidated amount of current and deferred tax expense is allocated among the members of the Industries group using the pro-rata method, which assumes the Company's taxes would be filed as a part of Industries' consolidated return. If the Company's tax provision for the year ended December 31, 1995 had been computed as if the Company filed a separate return, the provision would have been a benefit of $678.

The sources of income/(loss) before income taxes and minority interest are:

                        1995              1994             1993
                        ----              ----             ----
U.S.                  $(25,387)           $(395)        $(22,919)
Non-U.S.                (4,736)          21,271            8,265
                        ------           ------            -----
                      $(30,123)         $20,876         $(14,654)
                      ========          =======         ========


The provision/(benefit) for income taxes consisted of:

                                        1995          1994              1993
                                        ----          ----              ----

Current income taxes-
    U.S.                              $(6,678)        $(913)         $(4,286)
    Non-U.S.                            1,586         6,399            3,430
                                        -----         -----            -----
                                       (5,092)        5,486             (856)
                                       ------         -----             ----
Deferred income taxes-
    U.S.                               (1,469)       (1,109)          (3,522)
    Non-U.S.                           (1,532)       (1,303)          (1,702)
                                       ------        ------           ------
                                       (3,001)       (2,412)          (5,224)
                                       ------        ------           ------
     Total provision/(benefit)        $(8,093)       $3,074          $(6,080)
                                      =======        ======          =======

The components of the deferred income tax provision/(benefit) are:

                                     1995              1994             1993
                                   ---------         ---------        -------

Depreciation expense                 $(586)          $(1,225)             $26
Non-U.S. activity                     (619)           (1,966)            (150)
Employee and retiree benefits         (255)             (540)             101
Special charges                        250             4,069           (2,376)
Insurance                           (2,583)             (909)            (772)
Other, net                             792            (1,841)          (2,053)
                                 ---------        ----------       ----------
                                   $(3,001)          $(2,412)         $(5,224)
                                     =====             =====            =====


A reconciliation of income taxes at the U.S. statutory rate and the provision/(benefit) for income taxes follows:

                                        1995            1994            1993
                                     ---------       ---------       -------

Income/(loss) before income
  taxes and minority interest         $(30,123)        $20,876        $(14,654)
                                     ---------      ----------      ----------
Tax provision/(benefit) at U.S.
  statutory rate                      $(10,543)         $7,307         $(5,129)
State income taxes                          82             389              40
Non-U.S. tax rate differential
  and losses without tax benefit         1,610          (4,933)            819
Other, net                                 758             311          (1,810)
                                     ---------      ----------      ----------
Provision/(benefit) for income
  taxes                                $(8,093)         $3,074         $(6,080)
                                     ---------      ----------      ----------
      Effective tax rates                (26.9)%          14.7%          (41.5)%
                                     =========      ==========      ==========

The principal temporary differences included in non-current deferred income taxes reported on the balance sheets are:

                                            1995              1994
                                         ---------        ----------

Depreciation expense                      $( 8,810)          $(9,595)
Non-U.S. activity                           10,541             8,652
Employee and retiree benefits                9,384             9,901
Special charges                              2,781             2,520
Insurance                                   10,654             7,922
Other, net                                   3,855             3,503
                                        ----------        ----------
                                           $28,405           $22,903
                                        ==========        ==========

Current deferred tax assets at December 31, 1995 of $7,369 consist of temporary differences resulting from insurance, $4,089; employee and retiree benefits, $2,141; and other items, net $1,139.

Realization of recognized tax assets is dependent on generating sufficient future taxable income. Although realization is not assured, management believes it is more likely than not that all of the tax assets will be realized on a consolidated Industries basis. The amount of the tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income are reduced. The Company has not recorded any additional U.S. deferred income taxes on indefinitely reinvested undistributed earnings of non-U.S. subsidiaries and affiliates at December 31, 1995. If any such undistributed earnings were distributed, foreign tax credits should become available under current law to significantly reduce or eliminate any resulting U.S. income tax liability.


10.  Operations by Geographic Segment:

The Company operates in four major geographic business segments: North America; Central and South America; Europe, Africa, Middle East; and Asia Pacific Area. No customer accounted for more than 10% of revenues. Export sales, to unrelated customers outside of the United States, were less than 10% of revenues in each period reported. Transfers between geographic areas are not material. Corporate costs were allocated to the segments based on their relative revenues, assets or work force.

Revenues, income/(loss) from operations and assets by geographic area are:

                                       1995            1994             1993
                                    ---------       ---------         -------
Revenues
North America                       $ 317,698       $ 416,138        $ 399,446
Central and South America              54,605         118,616           71,344
Europe, Africa, Middle East           110,775         112,973          111,789
Asia Pacific Area                     138,860         115,076           97,962
                                      -------         -------           ------
                                     $621,938        $762,803         $680,541
                                     ========        ========         ========

Income/(loss) from operations
North America                        $(45,708)      $ (11,579)       $ (34,787)
Central and South America               9,866          11,368            8,508
Europe, Africa, Middle East            (2,427)            856           (1,784)
Asia Pacific Area                       7,754          18,759           10,651
                                        -----          ------           ------
                                     $(30,515)      $  19,404        $ (17,412)
                                     ========        ========        =========

Assets
North America                        $197,034       $ 216,584        $ 232,742
Central and South America              17,043          21,332           31,296
Europe, Africa, Middle East            53,521          63,677           76,617
Asia Pacific Area                      88,527          58,319           68,281
                                       ------          ------           ------
                                     $356,125       $ 359,912        $ 408,936
                                     ========       =========        =========

11.  Special Charges:

                                    1995              1994             1993
                                    ----              ----             ----
Litigation                        $                 $16,990           $15,000
                                        -
Restructuring                       5,230                 -             7,900
Gains on sale of investments            -            (7,000)                -
                                   ------            ------           -------
       Total                       $5,230            $9,990           $22,900
                                   ======            ======           =======


In the fourth quarter of 1995, the Company recorded a special charge of $5,230 for restructuring costs, including $1,850 in non-cash provisions for the write-down of a facility which has been closed and $3,380 in cash provisions for workforce reductions and idle facility costs. The closed facility has been classified as assets held for sale at December 31, 1995. Substantially all of the cash portion of the reserves established for these restructuring costs was expended during 1996.

In 1994, the Company recorded a net special charge of $9,990 to recognize $16,990 in expense related to a major litigation settlement against the Company and $7,000 in gains in conjunction with the sale of certain investments. No additional expense related to this litigation is anticipated by the Company.

In the fourth quarter of 1993, the Company recorded a special charge of $22,900. Included within this special charge was $15,000 in expense related to two major litigation settlements against the Company. Also included within the special charge were non-cash provisions totaling $6,000 for the write-down of excess, non-performing assets to their estimated net realizable value and $1,900 for idle facility costs. The reserve established for idle facilities costs were expended during 1994.



12.   Subsequent Events:

In November 1996, Chi Bridge Holdings Inc. (the "Selling Shareholder"), a subsidiary of Praxair, formed its wholly-owned subsidiary, Chicago Bridge & Iron Company N.V. (the "Issuer"), a corporation organized under the laws of the Netherlands. In December 1996, the Issuer filed a registration statement with the Securities and Exchange Commission for an initial public offering of a majority of the Issuer's common shares (the "Offering"). Praxair and its affiliates will own the balance of the Issuer's shares. The net proceeds of the Offering will remain with Praxair or its affiliates and the Issuer will not receive any of the proceeds from the sale of its common shares.

Prior to the consummation of the Offering, Praxair and certain of its subsidiaries will consummate a reorganization whereby (i) the Company, which is currently a direct subsidiary of the Selling Shareholder, will declare and pay a dividend of approximately $_____ to the Selling Shareholder; (ii) the shares of substantially all of the Company's non-U.S. subsidiaries will be transferred by dividend to the Selling Shareholder and contributed to the Issuer in exchange for additional common shares of the Issuer and then contributed by the Issuer to Chicago Bridge & Iron Company B.V.; and (iii) the Selling Shareholder will contribute the shares of the Company to the Issuer in exchange for additional common shares of the Issuer.

Impact of Operating as a Stand-Alone Entity

The accompanying financial statements reflect the Company's costs of doing business, including expenses incurred by Industries on the Company's behalf in accordance with SEC Staff Accounting Bulletin No. 55. However, the Company estimates it would have incurred increased expenses as a stand-alone company as well as other incremental public company expenses. These additional costs would have decreased pretax income by approximately $1,900 for the year ended December 31, 1995.


13.  Quarterly Operating Results (unaudited)

The following table sets forth selected unaudited consolidated statement of income information for the Company on a quarterly basis for the three months ended March 31, June 30 and September 30, 1996 and the years ended December 31, 1995 and 1994:


Post-Praxair Acquisition                      Three Months Ended 1996
------------------------
                                       Mar 31         June 30         Sep 30
                                    ------------   ------------   ------------
Revenues                             $ 139,721       $ 160,789      $ 183,021
Gross profit                            15,885          18,217         17,823
Special (charges) / credits  (1)             0               0              0
Income (loss) from operations            5,647           6,955          8,539
Net income (loss)                        2,370           3,187          5,373



Pre-Praxair Acquisition                                     Three Months Ended 1995
-----------------------
                                         Mar 31           June 30            Sep 30            Dec 31
                                     ---------------   ---------------   ---------------   ----------------

Revenues                                $ 160,584         $ 156,385         $ 147,341          $ 157,628
Gross profit                               11,528             9,542             6,583             (9,915)
Special (charges) / credits (1)                 0                 0                 0             (5,230)
Income (loss) from operations               1,223               (32)           (2,965)           (28,741)
Net income (loss)                           1,164             2,022            (5,262)           (23,530)


                                                            Three Months Ended 1994
                                         Mar 31           June 30            Sep 30            Dec 31
                                     ---------------   ---------------   ---------------   ----------------
Revenues                                $ 161,151         $ 190,942         $ 192,821          $ 217,889
Gross profit                               20,174            20,142            13,142             21,439
Special (charges) / credits (1)             1,700             1,200           (16,990)             4,100
Income (loss) from operations              10,780             9,624           (14,898)            13,898
Net income (loss)                           7,286             6,677           (10,713)            13,193


(1) As discussed in the Notes to Consolidated Financial Statements for the three years ended December 31, 1995, the Company recorded special charges in 1995 and 1994 for a major litigation settlement and restructuring expenses. The 1994 special charge is net of gains on the sale of certain investments.


                                      F-23

           THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS PREDECESSOR
                 ARE NOT COMPARABLE IN CERTAIN RESPECTS (NOTE 1)

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (POST-PRAXAIR ACQUISITION)
                                   (Unaudited)

                           CONSOLIDATED BALANCE SHEET
                        (in thousands, except share data)
                                                                  September 30,
                                  ASSETS                               1996
                                  ------                         --------------
Current Assets:
      Cash and cash equivalents                                        $ 20,013
      Accounts receivable, net of allowance for
          doubtful accounts of $2,816                                    96,449
      Contracts in progress with earned revenues
          exceeding related progress billings                            93,147
      Assets held for sale                                                8,559
      Other current assets                                                6,581
                                                                    -----------
               Total current assets                                     224,749
                                                                    -----------
Property and equipment                                                   98,972
Assets held for sale                                                      5,309
Goodwill                                                                 12,092
Other non-current assets                                                  9,840
                                                                    -----------
               Total assets                                            $350,962
                                                                    ===========

                         LIABILITIES AND SHAREHOLDER'S EQUITY
                         ------------------------------------

Current Liabilities:
      Notes payable                                                    $  1,218
      Accounts payable                                                   25,335
      Accrued liabilities                                                36,699
      Contracts in progress with progress billings
          exceeding related earned revenues                              49,673
      Other current liabilities                                           5,192
                                                                    -----------
               Total current liabilities                                118,117
                                                                    -----------
Deferred income taxes                                                     1,614
Debt to Parent Company                                                   55,000
Other non-current liabilities                                            77,111
Minority interest in subsidiaries                                         6,806
                                                                    -----------
               Total liabilities                                        258,648
                                                                    -----------
SHAREHOLDER'S EQUITY:
      Common stock, $1 par value, 1,000
       authorized shares;                                                     1
          1,000 issued and outstanding
      Additional paid-in capital                                        237,785
      Retained earnings                                                  10,930
      Advances to Parent Company                                       (155,758)
      Cumulative translation adjustment                                    (644)
                                                                    -----------
               Total shareholder's equity                                92,314
                                                                    -----------
               Total liabilities and
                 shareholder's equity                                  $350,962
                                                                    ===========
         The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                      F-24

           THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS PREDECESSOR
                 ARE NOT COMPARABLE IN CERTAIN RESPECTS (NOTE 1)

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                                   (Unaudited)

                         CONSOLIDATED INCOME STATEMENTS
                                 (in thousands)



                                          Post-Praxair          Pre-Praxair
                                           Acquisition          Acquisition
                                         Nine Months Ended    Nine Months Ended
                                        September 30, 1996   September 30, 1995
                                        ------------------   ------------------

Revenues                                      $483,531              $464,311
Cost of revenues                               431,606               436,659
                                               -------               -------

      Gross profit                              51,925                27,652

Selling and administrative expenses             30,784                29,427
                                                ------                ------

      Income (loss) from operations             21,141                (1,775)

Interest expense                                (3,787)                 (835)
Other income                                       581                 1,245
                                                ------                 -----

      Income (loss) before taxes and
         minority interest                      17,935                (1,365)

Income tax expense (benefit)                     4,674                (1,467)
                                                ------                ------

      Income before minority interest           13,261                   102

Minority interest in income                      2,331                 2,179
                                                 -----                 -----

      Net income (loss)                        $10,930               $(2,077)
                                            ==========            ==========




        The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

                                      F-25

           THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS PREDECESSOR
                 ARE NOT COMPARABLE IN CERTAIN RESPECTS (NOTE 1)

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                           (POST-PRAXAIR ACQUISITION)

                                   (Unaudited)

            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
                                 (in thousands)


                                               Additional                    Advances        Cumulative         Total
                                   Common       Paid-in       Retained      to Parent        Translation   Shareholder's
                                   Stock        Capital       Earnings       Company         Adjustment       Equity
                                   ---------   ----------   ------------   -----------    --------------  ---------------


Balance at December 31, 1995             $1      $185,493      $159,672     $(142,786)        $(15,873)       $186,507
Praxair acquisition adjustments           -        52,292      (159,672)            -           15,873         (91,507)
                                     ------      --------      --------     ---------         --------        --------
Balance at January 1, 1996                1       237,785             -      (142,786)               -          95,000
Net income (loss)                         -             -        10,930             -                -          10,930
Translation adjustment                    -             -             -             -             (644)           (644)
Advances (to) / from Parent Company       -             -             -       (12,972)               -         (12,972)
                                     ------      --------      --------     ---------         --------        --------
Balance at September 30, 1996            $1      $237,785      $ 10,930     $(155,758)           $(644)        $92,314
                                     ======      ========      ========     =========            =====         =======


         The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

           THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS PREDECESSOR
                 ARE NOT COMPARABLE IN CERTAIN RESPECTS (NOTE 1)
                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES
                                   (UNAUDITED)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                               Post-Praxair                  Pre-Praxair
                                                                                Acquisition                  Acquisition
                                                                             Nine Months Ended             Nine Months Ended
                                                                            September 30, 1996             September 30, 1995
                                                                            ------------------             ------------------

CASH FLOWS FROM OPERATING ACTIVITIES
        Net Income                                                                   $10,930                        $(2,077)
        Adjustments to reconcile net income to net cash provided by operating activities:
              Depreciation and amortization                                           12,605                         10,977
              (Gain)/loss on sale of fixed assets                                        354                         (3,844)
        Change in working capital accounts (see below)                                (3,354)                       (32,006)
                                                                             ----------------               ----------------
              Net Cash Provided by / (Used in) Operating Activities                   20,535                        (26,950)
                                                                             ----------------               ----------------

CASH FLOWS FROM INVESTING ACTIVITIES
        Proceeds from sale of fixed assets                                             6,583                          7,712
        Capital expenditures                                                          (8,075)                       (11,945)
        Increase/(decrease) in equity in unconsolidated affiliates                      (222)                         1,216
        Increase/(decrease) in other                                                   1,873                           (769)
                                                                             ----------------               ----------------
              Net Cash Provided by / (Used in) Investing Activities                      159                         (3,786)
                                                                             ----------------               ----------------

CASH FLOWS FROM FINANCING ACTIVITIES
        Advance (to)/from Parent Company                                             (12,972)                        26,431
        Decrease in notes payable, long-term debt                                       (559)                          (655)
                                                                             ----------------               ----------------
              Net Cash Provided by / (Used in) Financing Activities                  (13,531)                        25,776
                                                                             ----------------               ----------------

Increase/(decrease) in cash & cash equivalents                                         7,163                         (4,960)
Cash and cash equivalents, beginning of the year                                      12,850                         16,090
                                                                             ----------------               ----------------
Cash and cash equivalents, end of the period                                         $20,013                        $11,130
                                                                             ================               ================



CHANGE IN WORKING CAPITAL ACCOUNTS:
        Decrease in receivables, net                                                 $14,421                        $10,377
        Increase in contracts in progress, net                                       (23,369)                       (11,794)
        (Increase)/decrease in other current assets                                    4,435                           (841)
        Decrease in accounts payable & accrued liabilities                            (6,747)                       (29,171)
        Increase/(decrease) in other current liabilities                               7,527                         (4,644)
        Decrease in deferred tax assets/liabilities                                        8                          4,090
        Increase/(decrease) in other                                                     371                            (23)
                                                                             ----------------               ----------------
              Total                                                                  $(3,354)                      $(32,006)
                                                                             ================               ================

SUPPLEMENTAL CASH FLOW DISCLOSURES:
              Cash paid for interest                                                    $245                           $769
              Cash paid for income taxes                                              $2,341                         $2,880

         The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

           THE FINANCIAL STATEMENTS OF THE COMPANY AND ITS PREDECESSOR
                 ARE NOT COMPARABLE IN CERTAIN RESPECTS (NOTE 1)

                 CHICAGO BRIDGE & IRON COMPANY AND SUBSIDIARIES

                           (POST-PRAXAIR ACQUISITION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

              For the Nine Months Ended September 30, 1996 and 1995
                                 (in Thousands)



1.   Organization and Significant Accounting Policies:

Unaudited Interim Financial Statements

The accompanying unaudited consolidated financial statements for Chicago Bridge & Iron Company and Subsidiaries ("the Company") include all adjustments necessary for a fair presentation of the results for the interim periods presented. These adjustments consist of only normal and recurring adjustments. The results of operations for interim periods are not necessarily indicative of results of operations for the full year. These unaudited interim consolidated financial statements should be read in conjunction with the full year 1995, 1994 and 1993 consolidated financial statements and notes thereto included elsewhere in this registration statement.

The accompanying financial statements exclude certain service related subsidiaries which are not a component of the Company's continuing operations. The assets, liabilities, revenues and expenses attributable to these entities are recorded net in the Advance to Parent Company caption of shareholder's equity. These service related subsidiaries are being held for sale by Praxair.


Praxair Acquisition

Prior to January 12, 1996, the Company was a wholly owned subsidiary of CBI Industries, Inc. ("Industries"). On January 12, 1996, pursuant to the merger agreement dated December 22, 1995 (the "Merger"), Industries became a subsidiary of Praxair, Inc. ("Praxair"). This Merger transaction was reflected in the Company's consolidated financial statements as a purchase effective January 1, 1996 ("Merger Date"). Accordingly, the historical information provided for periods prior to January 1, 1996 ("Pre-Praxair Acquisition") is not comparable to subsequent financial information ("Post-Praxair Acquisition").

The Merger and the related application of purchase accounting resulted in changes to the capitalization and the historical basis of various assets of the Company's Pre-Praxair Acquisition financial statements. The effect of such changes significantly effects comparability of the financial position and results of operations in the Company's Pre-Praxair Acquisition and Post-Praxair Acquisition financial statements. A vertical black line has been used to separate the Pre-Praxair Acquisition and the Post-Praxair Acquisition information.

The fair value assigned to the Company as of the Merger Date was $150,000, excluding any bank or assumed debt ("Merger Value"). This Merger Value approximates the portion of the total purchase price that relates to the Company. The allocation of this Merger Value to the fair value of individual assets and liabilities is based on preliminary estimates of fair value and may be revised at a later date. The preliminary allocation of this fair value resulted in the write-up of property and equipment, the recognition of restructuring reserves, the recognition of liabilities for pension and other postretirement plans, and the recognition of a deferred tax asset valuation allowance. The fair value of the Company's other assets and liabilities were approximately equal to their historical carrying value. Effective January 1, 1996, the Company assumed $55,000 of acquisition-related debt. The excess of purchase price over the fair value of net assets acquired represents goodwill and is being amortized over 40 years. Refer to the Notes to the 1995 Consolidated Financial Statements included elsewhere in this registration statement for further discussion of the purchase accounting adjustments.


Impairment of Long-Lived Assets

The Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121--"Accounting for the Impairment of Long-Lived Assets" effective January 1, 1996. In accordance with the requirements of SFAS No. 121, the Company continually evaluates whether events or circumstances have occurred that may indicate the carrying value of its long-lived assets may not be recoverable. When factors indicate that the asset should be evaluated for possible impairment, the Company uses an estimate of the related future undiscounted cash flows over the remaining useful life of the asset in measuring whether the asset is recoverable. The Company has not recognized any material impairment losses for the nine-months ended September 30, 1996, nor does management believe any material impairment of long-lived assets exists as of September 30, 1996.


2.    Debt:

In conjunction with Praxair's acquisition of Industries effective January 1, 1996, the Company assumed $55,000 of acquisition-related debt ("Debt to Parent Company"). In contemplation of the public equity offering, the Company expects to enter into a long-term credit agreement with a financial institution (or group of financial institutions) in order to repay the Debt to Parent Company and provide working capital. Until that time, the Company's cash requirements will be funded by Praxair. Subsequent to September 30, 1996, the Company's long-term debt balance will increase when the Company requires cash and decrease when a cash surplus is available to reduce the long-term debt balance. The Company will pay interest at 7% until the debt is repaid. Interest recorded for the nine months ended September 30, 1996 was $2,888.

3.    Income Taxes:

As of January 1, 1996, in conjunction with the Praxair acquisition, the Company adopted a change in accounting policy regarding the allocation of income taxes from its parent. Prior to January 1, 1996, the consolidated amount of current and deferred tax expense was allocated among the members of the Industries group using the pro-rata method, which assumed the Company's taxes would be filed as a part of Industries' consolidated return. Effective January 1, 1996, the consolidated amount of current and deferred tax expense is allocated among the members of the Praxair group based on each entity's tax attributes using a separate return approach.

Under the pro-rata method, the Company had a net deferred tax asset in the United States of $38,093 at December 31, 1995. This net deferred tax asset is reduced in purchase accounting to $0 by a valuation allowance. The Company has a net deferred tax liability in other countries of $2,319 at December 31, 1995 under the pro-rata method and at January 1, 1996 under the stand-alone method. During the nine months ended September 30, 1996, $343 of the net deferred tax assets in the United States were realized, resulting in a corresponding change to goodwill of $343.


4.  Operations by Geographic Segment:

The Company operates in four major geographic business segments: North America; Central and South America; Europe, Africa, Middle East; and Asia Pacific Area. No customer accounted for more than 10% of revenues. Export sales, to unrelated customers outside of the United States, were less than 10% of revenues in each period reported. Transfers between geographic areas are not material. Corporate costs were allocated to the segments based on their relative revenues, assets or work force.

Revenues and income/(loss) from operations by geographic area are:

                                            For the nine months
                                            ended September 30,
                                            -------------------
                                           1996              1995
                                           ----              ----
Revenues
North America                            $250,247          $236,784
Central and South America                  62,249            42,936
Europe, Africa, Middle East                82,693            85,922
Asia Pacific Area                          88,342            98,669
                                         --------          --------
                                         $483,531          $464,311
                                         ========          ========

Income/(loss) from operations
North America                             $(1,597)         $(18,428)
Central and South America                   5,460             8,084
Europe, Africa, Middle East                 5,515               587
Asia Pacific Area                          11,763             7,982
                                         --------          --------
                                          $21,141          $ (1,775)
                                         ========          ========



5.    Subsequent Events:

In November 1996, Chi Bridge Holdings Inc. (the "Selling Shareholder"), a subsidiary of Praxair, formed its wholly-owned subsidiary, Chicago Bridge & Iron Company N.V. (the "Issuer"), a corporation organized under the laws of the Netherlands. In December 1996, the Issuer filed a registration statement with the Securities and Exchange Commission for an initial public offering of a majority of the Issuer's common shares (the "Offering"). Praxair and its affiliates will own the balance of the Issuer's shares. The net proceeds of the Offering will remain with Praxair or its affiliates and the Issuer will not receive any of the proceeds from the sale of its common shares.

Prior to the consummation of the Offering, Praxair and certain of its subsidiaries will consummate a reorganization whereby (i) the Company, which is currently a direct subsidiary of the Selling Shareholder, will declare and pay a dividend of approximately $_____ to the Selling Shareholder; (ii) the shares of substantially all of the Company's non-U.S. subsidiaries will be transferred by dividend to the Selling Shareholder and contributed to the Issuer in exchange for additional common shares of the Issuer and then contributed by the Issuer to Chicago Bridge & Iron Company B.V.; and (iii) the Selling Shareholder will contribute the shares of the Company to the Issuer in exchange for additional common shares of the Issuer.

                       CHICAGO BRIDGE & IRON COMPANY N.V.



                                      INDEX

                                                                       Page

Report of Independent Public Accountants.............................. F-33
Balance Sheet as of November 22, 1996................................. F-34
Notes to Balance Sheet................................................ F-35

Upon consummation of the Reorganization as discussed in Note 3 to the Consolidated Financial Statements, we expect to be in a position to render the following audit report.




                                                      ARTHUR ANDERSEN LLP
                                                      December 16, 1996



                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Shareholder of Chicago Bridge & Iron Company N.V.:

We have audited the accompanying balance sheet of Chicago Bridge & Iron Company N.V. (a Netherlands corporation) as of November 22, 1996. This balance sheet is the responsibility of the Company's management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Chicago Bridge & Iron Company N.V. as of November 22, 1996, in conformity with generally accepted accounting principles.

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                                  BALANCE SHEET
                             As of November 22, 1996

                        (in thousands, except share data)



ASSETS
------

Cash . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       $59
                                                                           ---
                  Total Assets . . . . . . . . . . . . . . . . . . .       $59
                                                                           ===


LIABILITIES & SHAREHOLDER'S EQUITY
----------------------------------

SHAREHOLDER'S EQUITY:
Common Stock (NLG .01 par value, 50,000,000 shares
    authorized; 10,000,000 issued and outstanding) . . . . . . . . .       $59
                                                                           ---
                  Total Shareholder's Equity . . . . . . . . . . . .       $59
                                                                           ===

       The accompanying notes are an integral part of this balance sheet.

                       CHICAGO BRIDGE & IRON COMPANY N.V.
                             Notes to Balance Sheet
                                November 22, 1996

                                 (in thousands)


1.  ORGANIZATION:

In November 1996, Chi Bridge Holdings Inc. (the "Selling Shareholder"), a subsidiary of Praxair, Inc. ("Praxair"), formed its wholly-owned subsidiary Chicago Bridge & Iron Company N.V. (the "Issuer"), a corporation organized under the laws of the Netherlands.



2.  SIGNIFICANT ACCOUNTING POLICIES:

The Issuer employs accounting policies that are in accordance with generally accepted accounting policies in the United States. The functional currency for the Issuer is the U.S. dollar. The translation from Dutch Guilders ("NLG") to U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date.



3.  SUBSEQUENT EVENTS:

In December 1996, the Issuer filed a registration statement with the Securities and Exchange Commission for an initial public offering of a majority of the Issuer's common shares (the "Offering"). Praxair and its affiliates will own the balance of the Issuer's shares. The net proceeds of the Offering will remain with Praxair or its affiliates and the Issuer will not receive any of the proceeds from the sale of its common shares.

Prior to the consummation of the Offering, Praxair and certain of its subsidiaries will consummate a reorganization whereby (i) the Company, which is currently a direct subsidiary of the Selling Shareholder, will declare and pay a dividend of approximately $_____ to the Selling Shareholder; (ii) the shares of substantially all of the Company's non-U.S. subsidiaries will be transferred by dividend to the Selling Shareholder and contributed to the Issuer in exchange for additional common shares of the Issuer and then contributed by the Issuer to Chicago Bridge & Iron Company B.V.; and (iii) the Selling Shareholder will contribute the shares of the Company to the Issuer in exchange for additional common shares of the Issuer.

 ==========================================   ================================
      No dealer, salesperson, or other indi-
vidual has been authorized to give any
information or to make any representations
other than those contained in this Prospec-
tus in connection with the offering covered
by this Prospectus.  If given or made, such
information or representations must not be              Common Shares
relied upon as having been authorized by
the Company, the Selling Shareholder or the
Underwriters.  This Prospectus does not con-
stitute an offer to sell, or a solicitation
of an offer to buy, Common Shares in any
jurisdiction where, or to any person to
whom, it is unlawful to make such offer or    Chicago Bridge & Iron Company N.V.
solicitation.  Neither the delivery of this
Prospectus nor any sale made hereunder
shall, under any circumstances, create an
implication that there has not been a                 _________________
change in the facts set forth in this
Prospectus or in the affairs of the Company               PROSPECTUS
since the date hereof.______                          _________________
           TABLE OF CONTENTS
                                        Page
Prospectus Summary..................      3
Risk Factors........................     12
Dividend Policy.....................     24
Dilution............................     25
Use of Proceeds.....................     25
Corporate Reorganization............     26
Capitalization......................     27
Selected Historical and Pro Forma
  Consolidated Financial and
  Other Data........................     28
Unaudited Pro Forma Consolidated
  Income Statements.................     32
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations.........     35
The Company.........................     45
Business............................     50
Certain Transactions;
  Relationship With Praxair.........     70
Principal and Selling Shareholders..     73
Management..........................     74
Description of Share Capital........     87
Taxation............................     93
Shares Eligible for Future Sale.....     97
Underwriting........................    100
Legal Matters.......................    103
Experts.............................    103
Available Information...............    103
Service of Process and Enforce-
  ment of Civil Liabilities.........    104
Index to Financial Statements.......    F-1                          , 1997
          ______________
     Until                , all dealers
effecting transactions in the Common Shares,
whether or not participating in this distri-
bution, may be required to deliver a Pro-
spectus.  This delivery requirement is in
addition to the obligation of dealers to
deliver a Prospectus when acting as
Underwriters and with respect to their
unsold allotments or subscriptions.
 ======================================     ===================================

                                  PART II

                  Information Not Required in Prospectus


Item 13.  Other Expenses of Issuance and Distribution.

SEC registration fee........................................    $ 45,455
NASD filing fee.............................................      15,500
New York Stock Exchange listing fees........................        *
Printing and engraving expenses.............................        *
Legal fees and expenses.....................................        *
Accounting fees and expenses................................        *
Transfer Agent fees and expenses............................        *
Blue Sky fees and expenses
  (including counsel fees)..................................        *
Miscellaneous...............................................        *
                                                                  ------
      Total.................................................     $  *
                                                                  ======
____________________

*     To be provided by amendment.

Item 14.  Indemnification of Directors and Officers.

            Chicago Bridge & Iron Company N.V. ("the Issuer") is a Nether-lands corporation.

            The Articles of Association of the Issuer, as amended, provide for indemnification of directors and officers to the fullest extent permit-ted by the law of The Netherlands.

            The form of Underwriting Agreement to be filed as Exhibit 1.1 to this Registration Statement will contain certain provisions for indemni-fication of directors and officers of the Company and the Underwriters against civil liabilities under the Securities Act.

            The Issuer intends to enter into indemnification agreements with certain of its directors providing for indemnification to the fullest extent permitted by the law of The Netherlands. These agreements provide for specific procedures to better assure the directors' rights to indemni-fication, including procedures for directors to submit claims, for determi-nation of directors' entitlement to indemnification (including the alloca-tion of the burden of proof and selection of a reviewing party), and for enforcement of directors' indemnification rights. The Company will also obtain officers' and directors' liability insurance in amounts that it believes are reasonable under the circumstances.

            Article 25 of the Articles of Association of the registrant also provides that, to the fullest extent permitted by the law of The

Netherlands, directors of the Issuer will not be personally liable for mon-etary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit or (iv) for personal liability which is imposed by the law of the Netherlands, as from time to time amended.

Item 15.  Recent Sales of Unregistered Securities.

            Since its inception on November 22, 1996, the Issuer has made the following sales of unregistered securities:

            On November 22, 1996, upon its formation, the Issuer issued 10,000,000 Common Shares to Chi Bridge Holdings, Inc. in exchange for a capital contribution of NLG 100,000 (approximately $59,150, calculated on the basis of the exchange rate published in The Wall Street Journal on November 22, 1996).

            All of the securities described above were issued without reg-istration under the Securities Act of 1933, as amended, in reliance upon the exemption provided by Section 4(2) of that Act. No underwriting com-missions were paid in connection with such issuance.

Item 16.  Exhibits and Financial Statement Schedules.

            (a) The following Exhibits are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.

      1.      Form of Underwriting Agreement.*

      3.      Articles of Association of the Issuer (English translation).

      4.1     Specimen Stock Certificate.*

      4.2 Agreement between Praxair and the Issuer allowing Praxair to make binding nominations for the Issuer's Supervisory Board,
              dated         .*

      5. Form of Opinion of Loeff Claeys Verbeke as to the validity of the Common Shares being offered, including consent.*

      8.1 Form of Opinion of Cahill Gordon & Reindel as to certain U.S. tax matters relative to the Common Shares, including consent.*

      8.2 Form of Opinion of Loeff Claeys Verbeke as to certain Nether-lands tax matters relative to the Common Shares, including consent.*

      10.1 Form of Indemnification Agreement between the Issuer and its Supervisory Directors.*

      10.2    The Company's Employee Share Purchase Plan.*

      10.3    The Company's Annual Incentive Bonus Plan.*

      10.4    The Company's Omnibus Plan.*

      10.5    The Company's Deferred Compensation Plan.*

      10.6    The Company's 401(k) Retirement Plan.*

      10.7    The Company's Excess Benefit Plan.*

      10.8    The Company's Supplemental Executive Death Benefit Plan.*

      10.9 Form of Agreement on Special Stock-Based, Long-Term Compensa-tion Related to the Offering between the Company and certain executive officers.*

      10.10 Form of Termination Agreement between the Company and certain executive officers.*

      11.     Computation of earnings per share.*

      21.     List of subsidiaries of the Issuer.*

      23.1    Consent of Independent Public Accountants.

      23.2 Consents of Loeff Claeys Verbeke (included as part of Exhibits 5 and 8.2).*

      23.3    Consent of Cahill Gordon & Reindel (included as part of
              Exhibit 8.1).*

      24.     Powers of Attorney (included on signature page).

      27.     Schedule of Summary Financial Information.

______________________

*     To be filed by amendment.

            (b)   Financial Statement Schedules

            Schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or notes thereto.

Item 17.  Undertakings.

            The undersigned Registrant hereby undertakes:

            1. To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and regis-tered in such names as required by the Underwriters to permit prompt deliv-ery to each purchaser.

            2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and con-trolling persons of the Issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Secu-rities and Exchange Commission such indemnification is against public pol-icy as expressed in the Securities Act of 1933, and is, therefore, unen-forceable. If a claim for indemnification against such liabilities (other than payment by the Issuer of expenses incurred or paid by a director, officer or controlling person of the Issuer in the successful defense of any action, suit or proceeding) is asserted by a director, officer or con-trolling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate juris-diction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudica-tion of such issue.

            3. That for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Issuer pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

            4. That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securi-ties at that time shall be deemed to be the initial bona fide offering thereof.

            5. The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

                                SIGNATURES


            Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on December 17, 1996.

                                    CHICAGO BRIDGE & IRON COMPANY N.V.



                                    By: /s/Robert F.X. Fusaro
                                        -----------------------------
                                        Robert F.X. Fusaro
                                        Managing Director



                             POWER OF ATTORNEY


            KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned man-aging directors of Chicago Bridge & Iron Company N.V., a Netherlands corpo-ration, do hereby constitute and appoint Robert F.X. Fusaro, James S. Saw-yer and William F. McClure, Jr., and each of them, the lawful attorneys and agents or attorney or agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Secu-rities and Exchange Commission in connection with this Registration State-ment. Without limiting the generality of the forgoing power and authority, the powers granted include the power and authority to sign names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, all whether pre-effective or post-effective, and all supplements to this Registration Statement and to any and all instruments, or documents filed as part of or in conjunction with this Registration Statement or amendments, whether pre-effective or post-effective, or supplements to this Registration Statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents or any of them shall do or cause to be done by virtue hereof.

            IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

      Signature               Title                         Date
      ---------               -----                         ----


/s/ Robert F.X. Fusaro        Managing Director       December 17, 1996
-------------------------
Robert F.X. Fusaro



/s/ James S. Sawyer           Managing Director       December 17, 1996
-------------------------
James S. Sawyer



Registrant's Agent for
Service in the United States


/s/ Robert H. Wolfe                                   December 17, 1996
-------------------------
Robert H. Wolfe

                                   Exhibit Index



      1.      Form of Underwriting Agreement.*

      3. Articles of Association of the Issuer (English translation).

      4.1     Specimen Stock Certificate.*

      4.2 Agreement between Praxair and the Issuer allowing Praxair to make binding nominations for the Issuer's Supervisory Board,
              dated         .*

      5. Form of Opinion of Loeff Claeys Verbeke as to the validity of the Common Shares being offered, including consent.*

      8.1 Form of Opinion of Cahill Gordon & Reindel as to certain U.S. tax matters relative to the Common Shares, including consent.*

      8.2 Form of Opinion of Loeff Claeys Verbeke as to certain Nether-lands tax matters relative to the Common Shares, including consent.*

      10.1 Form of Indemnification Agreement between the Issuer and its Supervisory Directors.*

      10.2    The Company's Employee Share Purchase Plan.*

      10.3    The Company's Annual Incentive Bonus Plan.*

      10.4    The Company's Omnibus Plan.*

      10.5    The Company's Deferred Compensation Plan.*

      10.6    The Company's 401(k) Retirement Plan.*

      10.7    The Company's Excess Benefit Plan.*

      10.8    The Company's Supplemental Executive Death Benefit Plan.*

      10.9 Form of Agreement on Special Stock-Based, Long-Term Compensa-tion Related to the Offering between the Company and certain executive officers.*

      10.10 Form of Termination Agreement between the Company and certain executive officers.*

      11.     Computation of earnings per share.*

      21.     List of subsidiaries of the Issuer.*

      23.1    Consent of Independent Public Accountants.

      23.2 Consents of Loeff Claeys Verbeke (included as part of Exhibits 5 and 8.2).*

      23.3    Consent of Cahill Gordon & Reindel (included as part of
              Exhibit 8.1).*

      24.     Powers of Attorney (included on signature page).

      27.     Schedule of Summary Financial Information.
______________________

*     To be filed by amendment.